Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY,

HOUGHTON MIFFLIN HARCOURT COMPANY (SOLELY FOR PURPOSES OF

SECTIONS 8.2 AND 8.3)

AND

RIVERSIDE ASSESSMENTS, LLC

September 12, 2018

TABLE OF CONTENTS

ARTICLE I	PURCHASE OF ACQUIRED ASSETS AND RELATED MATTERS	2

1.1	Purchase of Acquired Assets; Assumption of Assumed Liabilities	2
1.2	Purchase Price and Allocation	7
1.3	The Closing	8
1.4	Adjustments to Purchase Price	10
1.5	Consents to Assignment	12
1.6	Further Assurances	13
1.7	Refunds; Wrong Pockets	13
1.8	Withholding	14

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER	14

2.1	Organization	14
2.2	Title to Acquired Assets	14
2.3	Authority	14
2.4	Noncontravention	15
2.5	Financial Information	16
2.6	Absence of Certain Changes	16
2.7	Undisclosed Liabilities	17
2.8	Tax Matters	17
2.9	Real Property	18
2.10	Intellectual Property	19
2.11	Privacy and Data Security	22
2.12	Contracts	23
2.13	Litigation	25
2.14	Labor and Employment Matters	25
2.15	Employee Benefits	26
2.16	Environmental Matters	28
2.17	Legal Compliance	29
2.18	Permits	30
2.19	Brokers’ Fees	30
2.20	Entire Business	31
2.21	Organizational Structure	31

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER	31

3.1	Organization	31
3.2	Authority	31
3.3	Noncontravention	32
3.4	Broker’s Fees	32
3.5	Litigation	32
3.6	Financing	32
3.7	Solvency	34
3.8	Management Agreements	34
3.9	No Other Representations or Warranties	34
3.10	Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	35

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ARTICLE IV	PRE-CLOSING COVENANTS	36

4.1	Efforts; Antitrust Laws	36
4.2	Replacement of Guarantees and Letters of Credit	38
4.3	Operation of Business	38
4.4	Access	40
4.5	Equity Financing Commitments	40
4.6	Debt Financing Commitments	41
4.7	Competing Transactions	42
4.8	Notification	43

ARTICLE V	CONDITIONS PRECEDENT TO CLOSING	43

5.1	Conditions to Obligations of Buyer	43
5.2	Conditions to Obligations of Seller	44

ARTICLE VI	INDEMNIFICATION	45

6.1	Indemnification by Seller	45
6.2	Indemnification by Buyer	45
6.3	Claims for Indemnification	45
6.4	Survival	47
6.5	Limitations	48
6.6	Treatment of Indemnification Payments	50

ARTICLE VII	TERMINATION	50

7.1	Termination of Agreement	50
7.2	Effect of Termination	50

ARTICLE VIII	FURTHER AGREEMENTS	51

8.1	Access to Information; Record Retention; Cooperation	51
8.2	Covenant Not to Compete	53
8.3	Covenant Not to Solicit	55
8.4	Disclosure Generally	55
8.5	Taxes	55
8.6	Certain Employee Benefits Matters	56
8.7	Use of Name for Transition Period	59
8.8	No Modification of R&W Policy	59

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ARTICLE IX	MISCELLANEOUS	60

9.1	Press Releases and Announcements	60
9.2	No Third Party Beneficiaries	60
9.3	Financing Source Liability	60
9.4	Action to be Taken by Affiliates	60
9.5	Entire Agreement; Non-Recourse	61
9.6	Succession and Assignment	61
9.7	Counterparts and Signature	61
9.8	Headings	62
9.9	Notices	62
9.10	Governing Law	63
9.11	Amendments and Waivers	63
9.12	Severability	63
9.13	Expenses	64
9.14	Specific Performance	64
9.15	Submission to Jurisdiction	64
9.16	Bulk Transfer Laws	64
9.17	Construction	65
9.18	Waiver of Jury Trial	65
9.19	Incorporation of Exhibits and Schedules	65

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Disclosure Schedule

Other Schedules

Schedule 1.1(a)(i)	–	Business Products
Schedule 1.1(a)(ii)	–	Leased Facilities
Schedule 1.1(a)(v)	–	Certain Acquired Computer Programs and Software
Schedule 1.1(a)(vii)	–	Certain Acquired Contracts
Schedule 1.1(a)(viii)	–	Designated IP
Schedule 1.1(b)(ii)	–	Certain Excluded Assets
Schedule 1.1(b)(vi)	–	Certain Excluded Contracts and Agreements
Schedule 1.2(b)	–	Allocation Principles
Schedule 1.3(b)(xiii)	–	Required Third Party Consents
Schedule 1.3(b)(xvii)	–	Required Lien Releases
Schedule 1.4(a)	–	Sample Working Capital Statement
Schedule 1.5	–	Specified Contracts
Schedule 4.2	–	Replacement of Guarantees and Letters of Credit
Schedule 4.3	–	Operation of Business
Schedule 4.4	–	Representatives of Buyer
Schedule 5.1(f)	–	Applicable Foreign Antitrust and Trade Regulation Laws
Schedule 7.2(c)(i)	–	Buyer Knowledge Persons
Schedule 8.4(a)	–	Seller Knowledge Persons
Schedule 8.6(a)	–	Business Employees

Exhibits

Exhibit A	–	Equity Commitment Letter
Exhibit B	–	Form of Bill of Sale and Assumption Agreement
Exhibit C	–	Form of Patent License Agreement
Exhibit D	–	Form of Iowa Assessments Forms E and F License Agreement
Exhibit E	–	Form of Riverside Interim Assessments License Agreement
Exhibit F	–	Form of WebCMS License Agreement
Exhibit G	–	Form of Copyright Assignment
Exhibit H	–	Form of Trademark Assignment
Exhibit I	–	Form of Transition Services Agreement
Exhibit J	–	Representations and Warranties Insurance Policy

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TABLE OF DEFINED TERMS

Defined Term	Section
1060 Forms	1.2(b)
Accounting Principles	1.4(a)(i)
Acquired Assets	1.1(a)
Acquired Contracts	1.1(a)(vii)
Acquisition Proposal	4.7
Adjusted Purchase Price	1.4(i)
Affiliate	1.5
Affiliate Contract	2.12(a)(x)
Agreement	Preliminary Statement
Alpine Investors	Introduction
Anti-Corruption and Anti-Bribery Laws	2.17(f)(i)
Antitrust Laws	4.1(d)(i)
Antitrust Order	4.1(d)(ii)
Assumed Employee Liabilities	1.1(c)(iv)
Assumed Liabilities	1.1(c)
Balance Sheet Detail	2.5
Basket	6.5(b)(i)
Brokers’ Fees	2.19
Business	Introduction
Business Benefit Plans	2.15(a)
Business Day	1.3(a)
Business Employee	8.6(a)
Business Material Adverse Effect	2.4
Business Products	1.1(a)(i)
Buyer	Preliminary Statement
Buyer’s Allocation Notice	1.2(b)
Buyer Material Adverse Effect	3.3(b)
Buyer Plans	8.6(c)
Buyer Severance Plans	8.6(c)
Buyer Welfare and Retirement Plans	8.6(c)
Buyer Willful Breach	7.2(c)(i)
Change in Control Liabilities	1.1(d)(iii)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Working Capital Adjustment Amount	1.4(a)(ii)
Closing Working Capital Amount	1.4(a)(iii)
Closing Working Capital Statement	1.4(a)
COBRA	8.6(f)
Code	1.2(b)
Commitment Letters	3.6(a)
Competitive Business	8.2

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Defined Term	Section
Confidentiality Agreement	4.4
Conflict	2.4(c)
Consent	1.1(c)(ii)
Controlling Party	6.3(a)
Damages	6.1
Debt Commitment Letter	3.6(a)
Debt Financing	3.6(a)
Deductible	6.5(b)(ii)
Deferred Consent	1.5
Deferred Asset	1.5
Designated Contracts	2.12(b)
Designated IP	1.1(a)(viii)
Disclosing Party	8.1(f)
Disclosure Schedule	Article II
Dispute Statement	1.4(b)
Employees	1.1(d)(iii)
Employee Benefit Plan	2.15(a)
Employee Claim Liabilities	1.1(d)(iii)
Employee Liabilities	1.1(d)(iii)
Environmental Law	2.16(a)(i)
Equipment	1.1(a)(iii)
Equity Commitment Letter	Introduction
Equity Financing	3.6(a)
ERISA	2.15(a)
ERISA Affiliate	2.15(a)
Excluded Asset	1.1(b)
Excluded Liabilities	1.1(d)
Final Closing Working Capital Amount	1.4(b), 1.4(c)
Final Closing Working Capital Statement	1.4(b), 1.4(c)
Financial Information	2.5
Financing	3.6(a)
Financing Source	3.6(a)
Fraud	3.9
General Benefits Liabilities	1.1(d)(iii)
General Compensation Liabilities	1.1(d)(iii)
Governmental Entity	2.4(b)
Government Official	2.17(f)(ii)
Hart-Scott-Rodino Act	2.4
Hazardous Substance	2.16(a)(ii)
HIPPA	2.11(a)(i)
In-Licenses	2.10(g)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	8.1(a)

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Defined Term	Section
Insurers	1.3(b)(xii)
Intellectual Property	2.10(a)(i)
Intellectual Property Rights	2.10(a)(ii)
Iowa License Agreement	1.3(b)(v)
Leased Facilities	1.1(a)(ii)
Leases	2.9(a)
Letters of Credit	4.2
License Agreements	1.3(b)(vii)
Lien	2.2(b)
Multiemployer Plan	2.15(a)
Neutral Accountant	1.4(c)
New Buyer Employees	8.6(b)
Noncompetition Entity	8.2
Non-Controlling Party	6.3(a)
Non-Recourse Persons	9.5(b)
Notice of Objection	6.3(c)
Open Source Software	2.10(a)(iii)
Outside Date	7.1(d)
Parent	Preliminary Statement
Party, Parties	Preliminary Statement
Patent License Agreement	1.3(b)(iv)
Personal Data	2.11(a)(i)
Pre-Closing Period	4.1(a)
Pre-Closing Tax Period	8.5(a)
Privacy Laws	2.11(b)
Proposed Allocation Schedule	1.2(b)
Purchase Price	1.2(a)
R&W Policy	1.3(b)(xii)
Receiving Party	8.1(f)
Refund Amount	6.5(e)
Renaissance	8.2(a)
Residual Employee Liabilities	1.1(d)(iii)
Restricted Person	2.17(f)(iii)
Retained Marks	8.7(a)
Riverside License Agreement	1.3(b)(vi)
Seller	Preliminary Statement
Seller Fundamental Representations	6.4(a)
Seller IT Assets	2.10(a)(iv)
Seller IP	2.10(d)
Seller IPR	2.10(d)
Seller Pro Rata Bonus Percentage	8.6(a)
Seller Registered IP	2.10(a)(v)
Seller Related Party	9.3

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Defined Term	Section
Seller Willful Breach	7.2(c)(ii)
Solvent	3.7
Specified Contract	1.5
Sponsor	Introduction
Target Working Capital Amount	1.4(a)(iv)
Tax Returns	2.8
Taxes	2.8
Third Party Claim Amount	6.3(a)
Third Party Claim Notice	6.3(a)
Transaction Document	1.1(b)(x)
Transition Services Agreement	1.3(b)(x)
U.S. GAAP	2.6(h)
WARN	8.6(e)
WebCMS License Agreement	1.3(b)(vii)
Working Capital	1.4(a)(v)
Viruses	2.10(a)(vi)

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of September 12, 2018 by and among Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”); Riverside Assessments, LLC, a Delaware limited liability company (“Buyer”); and, solely for purposes of Sections 8.2 and 8.3, Houghton Mifflin Harcourt Company, a Delaware corporation (“Parent”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1.

Seller is engaged in, among other matters, the business of developing, publishing, marketing, distributing, supporting, licensing and selling certain clinical and educational assessment products and services relating to the Business Products (as defined in Section 1.1(a)(i)) (such business, as conducted by Seller on the date hereof, being referred to herein as the “Business”);

2.

At the Closing (as defined herein), Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined in Section 1.1(a)), subject to the assumption of the Assumed Liabilities (as defined in Section 1.1(c)) and upon the terms and subject to the conditions set forth herein; and

3.

Concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Alpine Investors VI, LP, a Delaware limited partnership (“Alpine Investors”), and Alpine VI-A Holdings Sub V, LLC, a Delaware limited liability company (together with Alpine Investors, “Sponsor”), has provided an equity commitment letter, in the form attached hereto as Exhibit A (the “Equity Commitment Letter”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE OF ACQUIRED ASSETS AND RELATED MATTERS

1.1 Purchase of Acquired Assets; Assumption of Assumed Liabilities.

(a) Purchase of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, subject to Section 1.5, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to any assets, rights, properties, claims, contracts and business of Seller as of the Closing, in each case to the extent used or held for use by Seller or any Affiliate of Seller primarily in the conduct of the Business (but excluding the Excluded Assets) (such assets, rights, properties, claims, contracts and business of Seller collectively, the “Acquired Assets”), including all of Seller’s right, title and interest in and to the following:

(i) all rights in the assessments set forth on Schedule 1.1(a)(i) attached hereto (such assessments, collectively, the “Business Products”);

(ii) the leasehold interests in real property described on Schedule 1.1(a)(ii) attached hereto (the “Leased Facilities”) and the rights of Seller under the Leases (as defined below) described on Schedule 1.1(a)(ii), including all deposits and prepaid rents thereunder;

(iii) all equipment, furniture, furnishings, fixtures, machinery, vehicles, tools, computer servers, network equipment and other computer hardware, and other tangible personal property located as of the Effective Date in the Leased Facilities, in each case to the extent used or held for use by Seller primarily in the conduct of the Business (collectively, the “Equipment”), and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment, but, in the case of any such warranty or guarantee, only to the extent transferable;

(iv) all inventory of work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies and marketing and promotional materials, in each case to the extent used or held for use by Seller primarily in the conduct of the Business;

(v) all computer programs and software (whether in source, object or executable form) set forth on Schedule 1.1(a)(v);

(vi) (A) in each case to the extent relating to the Business, all customer and user lists, and all vendor and supplier lists and (B) to the extent used or held for use by Seller primarily in the conduct of the Business, all catalogs, research material, content, technical information, trade secrets, technology, data, databases, know-how, specifications, designs, drawings and processes, if any;

(vii) all contracts, maintenance and service agreements (other than offer letters, employment agreements or other service agreements by and between the Seller or its Affiliates and Business Employees), joint venture agreements, purchase commitments for materials and other services, advertising and promotional agreements, personal property leases and other agreements (including any agreements of Seller with customers, suppliers, sales representatives, agents, independent contractors, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein), in each case to the extent used or held for use by Seller primarily in the conduct of the Business, including the contracts set forth on Schedule 1.1(a)(vii) but excluding those contracts, agreements, commitments or leases set forth on Schedule 1.1(b)(vi) attached hereto (the “Acquired Contracts”);

(viii) all trademarks, trademark registrations, trademark applications, trade names (together with the goodwill associated therewith), copyrights, copyright applications and copyright registrations that are used or held for use by Seller primarily in the conduct of the Business, including those set forth on Schedule 1.1(a)(viii) (collectively, the “Designated IP”);

(ix) all licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Leased Facilities or the operations of the Business, to the extent that such licenses, permits or franchises are transferable and are used or held for use by Seller primarily in the conduct of the Business;

(x) all accounts receivable and other receivables in existence at the Closing (whether or not billed) arising out of the conduct of the Business;

(xi) all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by Seller prior to the Closing to the extent arising out of the conduct of the Business;

(xii) in each case to the extent used or held for use by Seller primarily in the conduct of the Business, all books (other than stock and partnership record books), records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials, except to the extent such documents are required by applicable law to be maintained by Seller (in which case Buyer shall be entitled to copies thereof);

(xiii) all goodwill to the extent arising out of the conduct of the Business;

(xiv) any raw materials (paper) inventory to the extent used or held for use by Seller primarily in the conduct of the Business; and

(xv) all (A) counterclaims against any third party to the extent relating to any Assumed Liability and (B) subject to the foregoing clause (A), all actions, claims, causes of action, rights of recovery, choses in action or rights of setoff of any kind arising before, on or after the Closing Date, in each case relating primarily to any of the Acquired Assets or Assumed Liabilities.

(b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include Seller’s right, title or interest in or to any of the following (each, an “Excluded Asset”):

(i) any assets (including all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) other than those used or held for use by Seller primarily in the conduct of the Business, that are otherwise identified as Acquired Assets pursuant to any of Schedule 1.1(a)(i), Schedule 1.1(a)(ii), Schedule 1.1(a)(v), Schedule 1.1(a)(vii) or Schedule 1.1(a)(viii) or that otherwise constitute Acquired Assets pursuant to any of clause (A) of Section 1.1(a)(vi), Section 1.1(a)(x), Section 1.1(a)(xi), Section 1.1(a)(xiii) or clause (A) of Section 1.1(a)(xv);

(ii) any assets, properties or rights set forth on Schedule 1.1(b)(ii) attached hereto;

(iii) any shares of capital stock of, or other equity interests in, any entity;

(iv) any cash, cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills or other marketable securities, but subject to Section 1.7(a);

(v) any interest in real property other than the leasehold interests in the Leased Facilities;

(vi) any contracts or agreements listed on Schedule 1.1(b)(vi) attached hereto;

(vii) any patents or patent applications;

(viii) any insurance policies, and any rights to insurance claims, related refunds and proceeds thereunder;

(ix) any personnel or other employment-related records;

(x) any rights under this Agreement or any other agreement, document or instrument expressly contemplated hereby (“Transaction Documents”);

(xi) any refunds of Taxes (as defined in Section 2.8) paid by Seller or any of its Affiliates relating to any period ending on or prior to the Closing Date; and

(xii) any actions, claims, causes of action, rights of recovery, choses in action or rights of setoff of any kind arising before, on or after the Closing Date relating to any of the Excluded Assets or any of the Excluded Liabilities (as defined in Section 1.1(d)).

(c) Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform and discharge when due all liabilities and obligations (other than Excluded Liabilities) of Seller, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent arising out of or relating to the Acquired Assets or the Business before, on or after the Closing Date, including the following obligations and liabilities, in each case to the extent arising out of or relating to the Acquired Assets or the Business before, on or after the Closing Date (collectively, the “Assumed Liabilities”):

(i) all obligations and liabilities which arise out of Buyer’s operation of the Business, use of the Acquired Assets and/or sale of any products manufactured, licensed and/or sold by Buyer or any of its Affiliates (as defined in Section 1.5) on or after the Closing Date, subject to Section 1.6 and the last sentence of Section 1.5);

(ii) all obligations and liabilities under or arising out of the contracts, agreements, commitments and leases (including the Leases) included in the Acquired Assets (including, subject to Section 1.6 and the last sentence of Section 1.5, any liability or obligation related to any failure to obtain any consent, license, permit, waiver, approval or authorizations (a “Consent”) required to transfer Seller’s right, title and interest in any such contract, agreement, commitment or lease);

(iii) all obligations and liabilities under the licenses, permits and franchises transferred pursuant to Section 1.1(a)(ix);

(iv) all Employee Liabilities with respect to Business Employees assumed by, or which are otherwise the responsibility of, Buyer pursuant to Section 8.6 (“Assumed Employee Liabilities”);

(v) all obligations and liabilities for any Taxes and expenses which are the responsibility of Buyer pursuant to Section 8.5;

(vi) all obligations and liabilities arising out of or relating to Deferred Assets (as defined in Section 1.5) under clause (c) of the second sentence of Section 1.5 (subject to Seller’s obligations pursuant to clause (a) of Section 1.6 and the last sentence of Section 1.5);

(vii) all Damages arising out of noncompliance with bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement;

(viii) all obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations to the extent arising out of or relating to the Acquired Assets or the Business prior to, on or after the Closing Date, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, on or after the Closing Date; and

(ix) all obligations and liabilities to the extent arising out of or relating to products or services associated with any Business Product manufactured, sold or provided prior to, on or after the Closing Date (including any product liability claim and any claim for the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, any product or service associated with any Business Product, regardless of whether any such claim was brought prior to, on or after the Closing Date);

provided that, the assumption by Buyer of any Assumed Liability shall not prevent or limit any of Buyer’s rights or remedies pursuant to this Agreement.

(d) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include (and Buyer and its Affiliates shall have no liability or responsibility for) the following (collectively, the “Excluded Liabilities”):

(i) all obligations and liabilities of Seller with respect to indebtedness for borrowed money;

(ii) all obligations and liabilities (i) for any Taxes of Seller and any Taxes related to the Acquired Assets or the Business that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, in each case, other than obligations and liabilities for Taxes and expenses which are the responsibility of Buyer pursuant to Section 8.5, and (ii) for any Taxes and expenses which are otherwise the responsibility of Seller pursuant to Section 8.5;

(iii) all Employee Liabilities other than Assumed Employee Liabilities. For purposes of this Agreement, “Employee Liabilities” means the following liabilities to current or former employees, or individuals who are independent contractors, of Seller or any of its Affiliates (“Employees”): (A) cash compensation obligations which are unpaid as of, or are paid or become due on, the Closing Date with respect to services performed prior to such date, including bonus, commission, severance, and paid time off (“General Compensation Liabilities”), and all liabilities to make cash payments to Employees pursuant to retention agreements, change of control agreements and/or sale bonus agreements payable solely as a result of the consummation of the Closing (“Change in Control Liabilities”), (B) other general benefit obligations (whether or not then currently payable) owed to any Employee for services performed for Seller or its Affiliates, as applicable, prior to the Closing, other than cash severance but including all defined-benefit type pension liabilities or indemnification obligations regarding pension liabilities of Seller, any health or welfare plan liabilities, any defined contribution plan liabilities, and any liabilities related to awards of equity-based securities of Seller or its Affiliates, and any Taxes arising therefrom (“General Benefit Liabilities”), (C) any claims, charges, disputes or other grievances such Employee may have against Seller or its Affiliates under applicable employment, labor or other laws arising from or related to services performed for such entity, as applicable, prior to the Closing, and any indemnification obligations with respect to such Employee’s services prior to the Closing (“Employee Claim Liabilities”) and (D) any employment related liabilities or obligations other than General Compensation Liabilities, Change in Control Liabilities, General Benefits Liabilities and Employee Claim Liabilities (“Residual Employee Liabilities”);

(iv) any liability to indemnify any officer or director of Parent or any of its subsidiaries (and any related reimbursement or advancement obligations) arising out of his or her service in such capacity;

(v) all liabilities and obligations of Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including Broker’s Fees); and

(vi) all liabilities and obligations of Seller under this Agreement or any other Transaction Document.

1.2 Purchase Price and Allocation.

(a) Purchase Price. Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.5, in consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to Seller in cash, by wire transfer of immediately available funds, $140,000,000 (the “Purchase Price”).

(b) Allocation. As soon as practicable following the determination of the Adjusted Purchase Price (as defined in Section 1.4(i)), Seller shall prepare and deliver to Buyer an allocation schedule (the “Proposed Allocation Schedule”) allocating the Adjusted Purchase Price and the Assumed Liabilities among the Acquired Assets (in the aggregate) and the covenant contained in Section 8.2, such Allocation Schedule to be prepared in a manner consistent with Schedule 1.2(b) but taking into account any adjustments in determining the Adjusted Purchase Price and the amount and source of any Assumed Liabilities. If Buyer disagrees with the Proposed Allocation Schedule, Buyer may, within sixty (60) days after delivery of the Proposed Allocation Schedule, deliver a notice (the “Buyer’s Allocation Notice”) to Seller to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation and Buyer shall make available its agents or representatives to provide a description in reasonable detail of the reasons therefor. If Buyer’s Allocation Notice is duly delivered, Buyer and Seller shall, during the twenty (20) days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts. If Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause the Neutral Accountant to resolve any remaining disputes. Any costs and expenses of the Neutral Accountant shall be allocated in accordance with Section 1.4(e). In the event that any subsequent adjustment to the Purchase Price occurs as a result of (i) any indemnity payments made pursuant to this Agreement, (ii) any adjustment to the amount of Assumed Liabilities or (iii) any other reason, the allocations under this Section 1.2(b) shall be adjusted as necessary by the Parties. The Proposed Allocation Schedule (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties recognize that the Adjusted Purchase Price and Assumed Liabilities do not include Buyer’s acquisition expenses. The Parties agree to act in accordance with the computations and allocations contained in the Proposed Allocation Schedule, to the extent no Buyer’s Allocation Notice has been delivered (or, if a Buyer’s Allocation Notice has been delivered, as revised by the Parties or the Neutral Accountant in accordance with this Section 1.2(b)), in any relevant Tax Returns (as defined in Section 2.8) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on the first Business Day (as defined below) of the first calendar month that begins not earlier than the second Business Day after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the date on which the Closing actually occurs, the “Closing Date”); provided that, without the prior written consent of Buyer, the Closing shall not be required to occur prior to the 10th Business Day following the date of this Agreement. For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

(b) Actions at the Closing.

At the Closing:

(i) Seller shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii) Buyer shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii) the Parties shall duly execute and deliver to each other a Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit B;

(iv) the Parties shall duly execute and deliver to each other a Patent License Agreement in the form attached hereto as Exhibit C (the “Patent License Agreement”);

(v) the Parties shall duly execute and deliver an Iowa Assessments Forms E and F License Agreement in the form attached hereto as Exhibit D (the “Iowa License Agreement”);

(vi) the Parties shall duly execute and deliver a Riverside Interim Assets License Agreement in the form attached hereto as Exhibit E (the “Riverside License Agreement”);

(vii) the Parties shall duly execute and deliver a WebCMS License Agreement in the form attached hereto as Exhibit F (the “WebCMS License Agreement” and collectively with the Patent License Agreement, the Iowa License Agreement and the Riverside License Agreement, the “License Agreements”);

(viii) Seller shall duly execute and deliver to Buyer a Copyright Assignment in the form attached hereto as Exhibit G;

(ix) Seller shall duly execute and deliver to Buyer a Trademark Assignment in the form attached hereto as Exhibit H;

(x) the Parties shall duly execute and deliver a Transition Services Agreement in the form attached hereto as Exhibit I (the “Transition Services Agreement”);

(xi) the Parties shall duly execute and deliver to each other with respect to each Leased Facility, in each case in form and substance reasonably satisfactory to the Parties (in accordance with the terms of this Agreement), an Assignment and Assumption of Lease for such Leased Facility;

(xii) Buyer shall deliver to Seller (A) evidence that the representation and warranty insurance policy, dated as of the date of this Agreement, arranged by Ambridge Partners, LLC (the insurers named herein being referred to as the “Insurers”) in favor of Buyer and the other named insureds therein in connection with the transactions contemplated by this Agreement, a copy of which is attached hereto as Exhibit J (the “R&W Policy”), has incepted, and (B) a copy of the fully-incepted R&W Policy; and

(xiii) Seller shall deliver to Buyer the Consents identified on Schedule 1.3(b)(xiii), in form and substance reasonably satisfactory to Buyer;

(xiv) Buyer shall pay to Seller the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by Seller;

(xv) Seller shall deliver (or cause to be delivered) to Buyer, or otherwise put Buyer (or cause Buyer to be put) in possession and control of, all of the Acquired Assets of a tangible nature owned by Seller;

(xvi) Seller shall deliver (or cause to be delivered) to Buyer a valid and complete IRS Form W-9 with respect to Seller;

(xvii) Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer, that all Liens on the Acquired Assets securing debt for borrowed money, Liens on material registered intellectual property included in the Acquired Assets and those Liens listed on Schedule 1.3(b)(xvii), have been (or will be) released effective as of the Closing; and

(xviii) the Parties shall duly execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4 Adjustments to Purchase Price.

(a) Within 90 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Working Capital Statement”) calculating the Closing Working Capital Amount (as defined in Section 1.4(a)(iii)). For purposes of this Agreement:

(i) “Accounting Principles” means the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as used in the sample Working Capital Statement set forth on Schedule 1.4(a);

(ii) “Closing Working Capital Adjustment Amount” means the Closing Working Capital Amount minus the Target Working Capital Amount (whether positive or negative);

(iii) “Closing Working Capital Amount” means the amount of Working Capital as of 11:59 p.m. Eastern Time on the Business Day immediately prior to the Closing Date;

(iv) “Target Working Capital Amount” means negative $4,700,552; and

(v) “Working Capital” means (i) the current assets of the Business included in the Acquired Assets of the type reflected in the sample Working Capital Statement set forth on Schedule 1.4(a) (including, for the purpose of clarity, contract assets) less (ii) the current liabilities of the Business included in the Assumed Liabilities of the type reflected in the sample Working Capital Statement set forth on Schedule 1.4(a) (including, for the purpose of clarity, short term and long term deferred revenue), in each case calculated in accordance with the Accounting Principles.

(b) If Buyer in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by Seller, Buyer shall deliver to Seller, within 90 days after receipt of the Closing Working Capital Statement, a statement (the “Dispute Statement”) setting forth Buyer’s calculation of the Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall negotiate in good faith to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of 30 days after Buyer has delivered the Dispute Statement. If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c) If the Parties do not reach a final resolution on the Closing Working Capital Amount within 30 days after Buyer has delivered the Dispute Statement, unless the Parties mutually agree in writing to continue their efforts to resolve such differences, Deloitte LLP (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among the Parties and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within 20 Business Days thereafter. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the “Final Closing Working Capital Statement”. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. In determining the Final Closing Working Capital Amount and the Final Closing Working Capital Statement, the Neutral Accountant shall act as an expert and not as arbitrator, and the Neutral Accountant’s authority is limited to resolving disputed issues of fact (and not law). The procedures set forth in this Section 1.4 concerning the determination of the Final Closing Working Capital Amount and the Final Closing Working Capital Statement shall be governed by the law of expert determination and appraisal rather than the law of arbitration.

(d) The Neutral Accountant shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4; or

(ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as proposed by the Parties in the Closing Working Capital Statement or the Dispute Notice, as applicable.

(e) The Parties shall each pay one half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that one Party has adopted a position or positions with respect to the Closing Working Capital Statement that is frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and (ii) shall provide to the Parties a written explanation of its reasons for making such a determination in the event that it does so.

(f) The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g) Failure of Buyer to deliver a Dispute Statement within 30 days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by Buyer of a Dispute Statement shall constitute final and binding acceptance by Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Statement as being subject to a good faith dispute.

(h) If the Final Closing Working Capital Amount is less than Target Working Capital Amount, then Seller shall pay to Buyer an amount equal to the difference between the Target Working Capital Amount and the Final Closing Working Capital Amount. If the Final Closing Working Capital Amount is more than the Target Working Capital Amount, then Buyer shall pay (or cause to be paid) to Seller an amount equal to the difference between the Final Closing Working Capital Amount and the Target Working Capital Amount. Any payment pursuant to this Section 1.4(h) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer or Seller, as the case may be, within five Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.

(i) For purposes of this Agreement, “Adjusted Purchase Price” means the Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to Seller pursuant to the second sentence of Section 1.4(h) or minus, if applicable, the amount of the payment required to be made by Seller to Buyer pursuant to the first sentence of Section 1.4(h).

1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset if an attempted assignment or transfer thereof without the Consent of a third party thereto that has not been obtained prior to the Closing would constitute a breach or default thereof, would result in a violation of the rights of any such third party or applicable law, is cancelable by a third party in the event of an assignment, or would otherwise be ineffective (provided that this Section 1.5 shall not affect whether any such asset, property or right shall be deemed to be an Acquired Asset for any other purpose under this Agreement). If such Consent with respect to an Acquired Asset (a “Deferred Consent”) is not obtained, then (a) the Acquired Asset to which such Deferred Consent relates (a “Deferred Asset”) shall be withheld from the assignment and transfer at the Closing without any reduction in the Purchase Price, (b) only if such Deferred Asset is a contract identified on Schedule 1.5 attached hereto (each, a “Specified Contract”), from and after the Closing, the Parties will cooperate, in all reasonable respects, to obtain such Deferred Consent with respect to such Specified Contract as soon as practicable after the Closing, and (c) until such Deferred Consent is obtained, the Parties shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any liabilities or obligations imposed on Seller or any of its Affiliates under the Deferred Asset) and (ii) Buyer would assume any related economic burden (including the amount of any liabilities or obligations imposed on Seller or any of its Affiliates) and be responsible for, and would pay, perform and discharge when due, all liabilities and obligations of Seller with respect to the Deferred Asset (including, for the avoidance of doubt and notwithstanding anything to the contrary, all liabilities and obligations under any contract that is a Deferred Asset). For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934. Following the Closing, Seller shall (subject to Section 1.6) reimburse Buyer for one-half of, without duplication, any (x) reasonable and documented out-of-pocket costs incurred by Buyer related to any failure to obtain any Consent required to assign pursuant hereto Seller’s right, title and interest in any Acquired Contract and (y) payments made by Buyer to any counterparty to an Acquired Contract in consideration of such counterparty granting its Consent to Seller assigning pursuant hereto its right, title and interest in such Acquired Contract (other than payments expressly required by the terms of any Deferred Asset that is an Acquired Contract to be made by Seller to any counterparty thereto in consideration of such Counterparty providing its Consent to the assignment of such Acquired Contract pursuant hereto or in connection with any such counterparty’s consideration of the request for such Consent, which shall be the obligation of Seller pursuant to clause (a) of Section 1.6); provided that Seller’s aggregate liability under this sentence shall not exceed $500,000.

1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement; provided that nothing in Section 1.5 or this Section 1.6 shall require a Party (or any of its Affiliates) to (a) pay or agree to pay any amounts or other consideration to any third party (excluding, for the avoidance of doubt, amounts payable to Buyer pursuant to the last sentence of Section 1.5) (except that Seller shall make any payments expressly required by the terms of any Deferred Asset that is an Acquired Contract to be made by Seller to any counterparty thereto in consideration of such Counterparty providing its Consent to the assignment of such Acquired Contract pursuant hereto or in connection with any such counterparty’s consideration of the request for such Consent), (b) agree to the imposition of any limitation or obligation on its business or operations (including with respect to the Business), (c) provide or agree to provide any additional security (including a guaranty), (d) agree to any modifications of existing contracts or the entry into any new contracts, (e) agree to any material undertakings in connection therewith with any third party or (f) seek a Consent with respect to any contract, agreement, commitment or lease contemplated to be assigned to Buyer pursuant hereto other than a Specified Contract.

1.7 Refunds; Wrong Pockets.

(a) If, after the Closing, Seller or any of its Affiliates receives any payment, refund or other amount that is, or arises out of, any Acquired Asset (or any current asset reflected on the Final Working Capital Schedule) or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer.

(b) If, after the Closing, Buyer or any of its Affiliates receives any payment, refund or other amount that is, or arises out of, an Excluded Asset (other than in respect of any current asset reflected on the Final Working Capital Schedule) or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

(c) If, after the Closing, either Party (or any of their respective Affiliates) discovers that possession and/or effective operating control of any assets in existence as of the Closing that (i) are Excluded Assets was inadvertently or mistakenly transferred to Buyer at the Closing, then Buyer shall, and shall cause its Affiliates to, (A) immediately cease using such assets and (B) cooperate with Seller to return to Seller (or its designee) possession and/or effective operating control of such assets to the fullest extent permitted by applicable law, with no requirement of additional consideration but at the sole cost and expense of Seller or (ii) are Acquired Assets were inadvertently or mistakenly retained by Seller, then Seller shall, and shall cause its Affiliates to, (A) immediately cease using such assets and (B) cooperate with Buyer to transfer to Buyer possession and/or effective operating control of such assets to Buyer (or its designee) to the fullest extent permitted by applicable law, with no requirement of additional consideration but at the sole cost and expense of Buyer.

1.8 Withholding. Buyer and each of its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld on any payment to Seller with respect to the making of such payment under any applicable law. Buyer shall provide Seller with five (5) calendar days prior written notice of any amounts that may be withheld pursuant to this Agreement and Buyer and Seller will cooperate to minimize any such withholding. To the extent that any amounts are deducted or withheld pursuant to this Section 1.8, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”):

2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller has all necessary corporate power and authority to carry on the Business and to own and use the Acquired Assets as carried on and used on the date hereof.

2.2 Title to Acquired Assets.

(a) Seller has good title to, a valid leasehold interest in or a valid license or right to use, the material Acquired Assets, free and clear of any Liens.

(b) For purposes of this Agreement, “Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than any Lien (i) that is a mechanic’s, materialmen’s, landlord’s or similar Lien, (ii) arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation, (iii) on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) for Taxes not yet due and payable, (v) for Taxes which are being contested in good faith and by appropriate proceedings, (vi) relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business or (vii) arising solely by action of Buyer.

2.3 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other applicable

Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the other Transaction Documents to which it is party (when executed and delivered by Seller) will be, duly and validly executed and delivered by Seller and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Buyer, constitute or (when executed and delivered) will constitute the valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), applicable Environmental Laws (as defined in Section 2.15(a)(i)), and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by Seller of this Agreement or any other Transaction Document, nor the consummation by Seller of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the articles of organization or bylaws of Seller;

(b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other federal, county, local provincial or domestic or foreign governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be material, individually or in the aggregate, to the operation or conduct of the Business;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under (collectively, “Conflict”), any Acquired Contract or Lease, except for any Conflict under any Acquired Contract that is not a Designated Contract or Lease that would not reasonably be expected to result in a Business Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, law, rule or regulation applicable to, Seller or any of its properties or assets, except for any violation that would not reasonably be expected to be material, individually or in the aggregate, to the operation or conduct of the Business.

For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that no change, effect or circumstance directly or indirectly resulting from or arising out of any of the following shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Business Material Adverse Effect: (i) actions required or expressly permitted to be taken by the Seller pursuant to the express terms of this Agreement or at the written request or with the written consent of Buyer, or the failure to take any action prohibited by this Agreement; (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees, and the identity of Buyer and its Affiliates; (iii) changes in the Business’ industry or in markets generally and not specifically relating to the Business; (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (v) changes in general legal, tax, regulatory, political or business conditions in any country or region; (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (vii) any failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof; (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region; (ix) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards (or the interpretation thereof), except to the extent any such change, effect or circumstance resulting from, arising out of or attributable to the matters described in clauses (iii), (iv), (v), (vi), (viii) and (ix) above has a disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated companies or businesses (in which case, such change, effect or circumstance shall be taken into account only to the extent it is disproportionate when determining whether a Business Material Adverse Effect has occurred or may, would or could occur).

2.5 Financial Information. Section 2.5 of the Disclosure Schedule sets forth the following financial information with respect to the Business (the “Financial Information”): (a) unaudited select balance sheet detail of the Business as of June 30, 2018 (the “Balance Sheet Detail”) and (b) an unaudited profit and loss statement of the Business for, respectively, (i) the six (6) month period ended June 30, 2018 and (ii) the twelve (12) month period ended December 31, 2017. Except as set forth in the notes thereto or as disclosed in Section 2.5 of the Disclosure Schedule, the Financial Information is based upon the books and records of Seller, and has been prepared in accordance with U.S. GAAP, consistently applied, except (x) as described in Section 2.5 of the Disclosure Schedule, (y) with respect to the Financial Information referred to in the foregoing clauses (a) and (b)(i), for normal year-end adjustments, and (z) the absence of footnotes thereto. Except as set forth in the notes thereto or as disclosed in Section 2.5 of the Disclosure Schedule, the Balance Sheet Detail constitutes a “balance sheet” under U.S. GAAP.

2.6 Absence of Certain Changes. Since the date of the Balance Sheet Detail, there has not been a Material Adverse Effect. Between the date of the Balance Sheet Detail and the date hereof, (x) Seller has conducted the Business in the ordinary course of business consistent in all material respects with past practice, and (y) Seller has not taken any of the following actions:

(a) sold, assigned or transferred any portion of the Acquired Assets, in each case that is material to the Business, taken as a whole, other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment;

(b) waived any rights of material value to the Business, taken as a whole;

(c) except as required by law, granted any rights to severance benefits, change in control benefits, retention or “stay pay” or termination pay to any Business Employee or materially increased benefits payable or potentially payable to any such Business Employee under any previously existing severance benefits, change in control benefits, retention or “stay pay” or termination pay arrangements;

(d) except in the ordinary course of business or in accordance with the Business’ capital expenditure budget attached to the Disclosure Schedule, made any capital expenditures with respect to the Business in an amount in excess of $500,000 in the aggregate;

(e) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business in any respect;

(f) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee whose annual base salary exceeds $150,000;

(g) materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.15(a)), except as required by law or with respect to Business Benefit Plans in which the majority of covered individuals are not Business Employees;

(h) materially changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in United States generally accepted accounting principles (“U.S. GAAP”) or applicable local generally accepted accounting principles; or

(i) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (h) of this Section 2.6.

2.7 Undisclosed Liabilities. Except as set forth or reserved for on the Balance Sheet Detail, the Business does not have any material liability, except for (a) executory (including payment) obligations under contracts (other than obligations in respect of breach of contract, breach of law or tort), (b) liabilities which have arisen since the date of the Balance Sheet Detail in the ordinary course of business, (c) Excluded Liabilities and (d) other liabilities that do not exceed $250,000, individually or in the aggregate. This Section 2.7 shall not apply with respect to any liability arising out of the subject matter specifically addressed by the scope of another other representation or warranty of the Seller in this Agreement (including, for the avoidance of doubt, any liability that is not required to be disclosed after giving effect to any knowledge or materiality (including Business Material Adverse Effect) qualifier, monetary threshold or date, time or other temporal limitation contained in such representation or warranty).

2.8 Tax Matters. Each material Tax required to have been paid, or claimed by any Governmental Entity to be payable, by Seller with respect to the Acquired Assets or the Business has been duly paid in full on a timely basis. No claim or other audit, action, proceeding or investigation is pending or has been threatened in writing by any Governmental Entity in respect of any Tax with respect to the Acquired Assets or the Business. No Tax Return of Seller relating or with respect to the Acquired Assets or the Business is being examined or audited by any Governmental Entity. Seller has filed all material Tax Returns due by it with respect to the Acquired Assets or the Business. Except as would not individually or in the aggregate be material to the Acquired Assets and the Business, all Taxes with respect to the Acquired Assets or Business that Seller is or was required to withhold, deduct or collect have been duly withheld, deducted and collected, and to the extent required, have been paid to the proper Governmental Entity. No claim has been made in writing by a Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to the Acquired Assets or the Business. There are no liens or other encumbrances with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable or Taxes which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet Detail. For purposes of this Agreement, “Taxes” means all taxes, charges, customs, duties, imposts or levies of any kind whatsoever, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, unclaimed property, escheat, sales, use, transfer, withholding, employment, unemployment, social security, environmental, alternative or add-on minimum and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any of the foregoing or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information (including any attachments or schedules thereto or amendments thereof) filed or required to be filed with a taxing authority in connection with Taxes.

2.9 Real Property.

(a) Section 2.9(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased, licensed or used by Seller or any of its subsidiaries primarily for the operation of the Business, the name of the lessor and lessee and the date of each lease and amendment thereto. Seller has made available to Buyer correct and complete copies of the leases for the Leased Facilities (the “Leases”). Neither Seller nor any of its subsidiaries owns, or has ever owned, any real property used or held for use primarily in the conduct of the Business.

(b) With respect to each Lease:

(i) such Lease is a valid, binding and enforceable obligation of Seller, and, to Seller’s knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(ii) neither Seller nor, to Seller’s knowledge, any other party to such Lease is in breach or default and, to Seller’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default or permit termination, material modification or acceleration thereunder;

(iii) Seller has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold to such Lease and holds a valid leasehold interest in such Leased Facilities free and clear of all Liens;

(iv) there are no parties other than Seller occupying, or with a right to occupy, the Leased Facilities; and

(v) the Leased Facilities are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the conduct of the business as presently conducted therein; and

(vi) Seller would not be reasonably likely to be required to perform any material demolition or alterations in causing the Leased Facility subject to such Lease to comply with the surrender conditions set forth in such Lease assuming such surrender took place on the date of this Agreement.

2.10 Intellectual Property.

(a) Certain Definitions. As used herein:

(i) “Intellectual Property” means works of authorship (including written, digital, audio and visual materials), algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks, methods, processes, proprietary information, protocols, software, techniques, user interfaces, websites, business or technical information, and all other forms of technology.

(ii) “Intellectual Property Rights” means all rights of the following types that exist under the laws of any jurisdiction: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (B) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (C) trade secret rights; (D) patents, utility models, design rights and industrial property rights; (E) other proprietary rights in Intellectual Property; (F) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (A) – (F) above; and (G) all causes of action and rights to sue or seek other remedies arising from or relating to any past or ongoing infringement, misuse or misappropriation of the foregoing.

(iii) “Open Source Software” means any software subject to a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative.

(iv) “Seller IT Assets” means any software, systems, servers, computers, hardware, networking equipment and other information technology assets used in the operation of the Business.

(v) “Seller Registered IP” means any Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority and are owned by, or filed in the name of, the Seller or any of its subsidiaries.

(vi) “Viruses” means (A) any bug, defect, vulnerability or error that materially and adversely affects the use, functionality, security or performance of software; or (B) any back door, drop-dead device, Trojan horse, virus or worm (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.

(b) Section 2.10(b) of the Disclosure Schedule lists all Seller Registered IP (other than Designated IP, Intellectual Property to be licensed pursuant to the License Agreements and Intellectual Property related to the name “Houghton Mifflin Harcourt” and any variations of such name, and any logos generally used by Seller) that is used or held for use by Seller in connection with, or is infringed by the conduct of, the Business.

(c) Section 2.10(c) of the Disclosure Schedule lists, with respect to each item of Designated IP that is the subject of an application or registration, the jurisdiction in which each such item of Designated IP has been filed, issued or registered, and the respective application and registration numbers and dates (except that application numbers, application dates and registration dates are not listed for copyrights). All necessary registration, maintenance and renewal fees currently due in connection with each item of Designated IP have been made and all required documents in connection with such Designated IP have been filed with the appropriate Governmental Entity, except for such failures to pay fees and failures to file as would not, individually or in the aggregate, be material to the Business. Seller owns, has a valid license to or otherwise has the right to use all material Intellectual Property Rights and all Intellectual Property used, held for use in or necessary to conduct the Business as currently conducted.

(d) Seller has good and exclusive title to all Intellectual Property Rights with respect to assessments identified on Schedule 1.1(a)(i) under the heading “Owned by Houghton Mifflin Harcourt Publishing Company” (“Seller IPR”), free and clear of any Liens. No outstanding order, judgment, settlement or stipulation entered into by or made against Seller materially restricts the use, transfer or licensing of Seller IPR or any Intellectual Property for which Seller owns the underlying Intellectual Property Rights or that are included in the Business Products (“Seller IP”).

(e) With respect to the Business, as of the date of this Agreement, Seller has not been named in any pending suit, action or proceeding which involves a claim of infringement of any Intellectual Property Rights of any third party in any material respect. The Seller IP and the Business as presently conducted has not and does not infringe or misappropriate any Intellectual Property Rights, and Seller has not received written notice thereof during the three (3) year period prior to the date of this Agreement. The Parties acknowledge and agree that this Section 2.12(e) is the only representation and warranty of Seller relating to infringement or misappropriation of Intellectual Property Rights.

(f) Seller has taken commercially reasonable steps to protect its rights in its confidential information and trade secrets and those of third parties that the Seller is legally or contractually obligated to protect.

(g) Seller has performed the material obligations required to be performed by it under the terms of any agreement pursuant to which Seller has been granted rights by a third party in any material Intellectual Property or material Intellectual Property Rights (“In-Licenses”), and neither Seller nor, to Seller’s knowledge, any third party is in material default under any such In-Licenses.

(h) Other than any license granted in the ordinary course of business pursuant to any translation, adaptation or distribution agreement or arrangement made available to Buyer, Seller has not granted to any third party any exclusive license or right to the commercial use of any of the Seller IP or Seller IPR.

(i) All Seller IT Assets are adequate in all material respects for, and to the knowledge of Seller have operated and performed in all material respects as required in connection with, the operation of the Business. The Seller IT Assets have not materially malfunctioned or failed within the past three (3) years. Seller has taken commercially reasonable steps to provide for the archival, backup, recovery and restoration of the Seller IT Assets. Seller has reasonably appropriate disaster recovery and security plans, procedures and facilities for the Business.

(j) Seller has taken commercially reasonable steps and implemented commercially reasonable procedures designed to keep the Seller IT Assets and software that is Seller IP free of Viruses and, to the knowledge of Seller, neither the Seller IT Assets nor any such software contains any Viruses. Seller has taken commercially reasonable steps to safeguard the Seller IT Assets and software that is Seller IP free from unauthorized access, disclosure or use by any Person.

(k) Seller has not used, modified, or distributed any Open Source Software in a manner that (i) requires (or conditions the use, modification or distribution of such Open Source Software on) the disclosure, licensing or distribution of any source code for any Seller IP or any portion of any Business Product other than such Open Source Software; (ii) requires the licensing or disclosure of any Seller IP or any portion of any Business Product other than such Open Source Software for the purpose of making derivative works; or (iii) otherwise imposes any material limitation, restriction, or condition on the right or ability of Seller to use or distribute any Seller IP or Business Product. Seller has complied with all of the terms and conditions of each applicable license for Open Source Software.

2.11 Privacy and Data Security.

(a) Certain Definitions. As used herein:

(i) “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, Social Security number or tax identification number, driver’s license number, passport number, credit card number, bank information, customer or account number, biometric information or identifiers (including without limitation video or photographic images, fingerprints, and voice biometric data), health-related information or data, or any other information or data that allows the location of, identification of, or contact with a natural person or a particular computing system or device that is reasonably linkable to a specific individual, computer or device; and (ii) any other information or data if such information or data is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” “personal information,” or any similar term under the Privacy Laws.

(ii) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be or have been amended, modified or supplemented from time to time (including by the Health Information Technology for Economic and Clinical Health Act of 2009) and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

(b) With respect to the Business, Seller, the Business, the Business Products, and, to Seller’s knowledge, all third parties performing services for Seller or that otherwise have access to personal data collected by or on behalf of Seller with respect to the Business comply, and during the three (3) years prior to the date hereof have complied, in all material respects with all applicable laws and regulations (including, as applicable, the EU General Data Protection Regulation from and after its effectiveness date of May 25, 2018, and including HIPAA and the Children’s Online Privacy Protection Act), contractual obligations, privacy policies of Seller and public representations of Seller and, to the extent applicable, the Payment Card Information Data Security Standard and self-regulatory requirements, in each case regarding privacy, data security, or data protection (collectively, “Privacy Laws”). Copies of all public-facing privacy and data security policies and notices issued by Seller relating to the Business that are currently effective or that contain representations applicable to any Personal Data included in the Acquired Assets have been made available to Buyer. During the three (3) years prior to the date hereof, Seller did not receive written notice of any complaint or demand to, or any suit, proceeding, or investigation against, Seller (with respect to the Business), or any customers of the Business (relating to the Business Products), alleging any violation of Privacy Laws with respect to the collection, interception, use, storage, security, hosting, disclosure, transmission, transfer, disposal, or other processing of any Personal Data, or the security, confidentiality, availability, or integrity of any Business Product or any Seller IT Assets, or describing any facts or circumstances that would constitute a violation of Privacy Laws with respect thereto. Seller has taken commercially reasonable steps to (i) protect all material Seller IT Assets from unauthorized access and use; and (ii) maintain, protect and preserve the confidentiality of all Personal Data included in the Acquired Assets or maintained, held, or used primarily in the Business, in each case, in accordance with all applicable Privacy Laws. During the three (3) years prior to the date hereof, there was no material loss of, and no material unauthorized access to, or material unauthorized use, modification, or disclosure of, such Personal Data.

(c) The Parties agree that the representations and warranties of Seller in Sections 2.6, 2.7, 2.13, 2.14, 2.17 and 2.18 do not relate to privacy or data security matters.

2.12 Contracts.

(a) As of the date hereof, except as set forth in the Disclosure Schedule, the Acquired Assets do not include any:

(i) agreement (or group of related written agreements with the same person or entity) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $500,000, other than agreements that can be terminated by Seller on 90 or fewer days’ notice without payment by Seller of any penalty;

(ii) agreement (or group of related written agreements with the same person or entity) for Seller’s or any of its Affiliates’ purchase of products or services not covered by any other sub-sections of this Section 2.12(a) under which the undelivered balance of such products and services is in excess of $500,000, other than (A) any such contracts and agreements that can be terminated by Seller or its applicable Affiliate on 90 or fewer days’ notice without payment by Seller or its applicable Affiliate of any penalty, or (B) any purchase orders relating to the supply of goods and services to the Business in the ordinary course of business;

(iii) agreement establishing a joint venture;

(iv) agreement with any distributor (including any reseller or other channel partner) of Business Products or provider of advertising or marketing services to the Business, in each case pursuant to which Seller or any of its Affiliates made or received payments in excess of $200,000 in 2017 or would reasonably be expected to do so in 2018;

(v) In-Licenses, excluding (A) any license for commercially available software or other technology licensed on standard terms, (B) non-disclosure agreements, (C) licenses applicable to Open Source Software, (D) any license entered into on a form of publishing agreement, and (E) any license entered into in the ordinary course of business;

(vi) agreement pursuant to which Seller or any of its Affiliates has granted to a third party rights in any material Intellectual Property or material Intellectual Property Rights, excluding (A) licenses entered into on terms substantially similar to Seller’s or such Affiliate’s form of translation or adaptation agreements, (B) non-disclosure agreements, (C) non-exclusive licenses granted to customers in the ordinary course of business where the licensed rights granted are limited to the licensed products as provided, and (D) non-material distribution, adaptation, and translation agreements where the territory is limited to a country outside of the United States;

(vii) (A) material agreement under which Seller or any of its Affiliates is obligated to provide to or obtain from any third party any product or service on an exclusive basis (other than any license granted in the ordinary course of business pursuant to any translation, adaptation or distribution agreement or arrangement); (B) material agreement under which Seller or any of its Affiliates is obligated to provide to any third party any product or service on a “most favored nation” basis (other than any agreement entered into with any customer in the ordinary course of business that provides “most favored nation” protections with respect to any product the sale of which by Seller or any of its Affiliates to such customer pursuant to such agreement did not exceed $250,000 in 2017 and would not reasonably be expected to do so in 2018); and (C) agreement pursuant to which Seller or any of its Affiliates paid royalties or similar payments in excess of $250,000 in 2017 or would reasonably be expected to do so in 2018;

(viii) agreement imposing on Seller or any of its Affiliates any: (A) obligations not to compete in any line of business, with any third party, in any geographic territory or otherwise; (B) obligations not to solicit any third party employees or contractors; (C) covenants not to sue; or (D) prohibitions against the purchase from or sale to any third party of any products or services or any development or commercialization of any products or services by or on behalf of Seller or any of its Affiliates, but excluding, in each case referred to in either of the foregoing clauses (A) or (D), any exclusive license granted in the ordinary course of business pursuant to any translation, adaptation or distribution agreement or arrangement;

(ix) agreement (other than purchase orders entered into in the ordinary course of business) with the top twenty (20) customers of the Business (based on revenues received) for (A) the fiscal years ended in 2016 and 2017 and (B) the six (6) month period from January 1, 2018 through the date of the Balance Sheet Detail;

(x) agreement for the sale of any Acquired Asset which involves a payment to be made to Seller or any of its Affiliates in excess of $500,000, other than agreements for the sale of goods and services in the ordinary course of business;

(xi) agreement for the acquisition by Seller or any of its Affiliates of all or substantially all assets of any business or operating business line or the equity interests of any other person or entity to the extent used or incorporated into the Business (including any such agreement containing earnout or contingent payment obligations in respect thereof, other than to the extent constituting Excluded Liabilities);

(xii) agreement with Parent or any of Parent’s subsidiaries relating to the Business or the Acquired Assets (an “Affiliate Contract”); and

(xiii) any other agreement to which any of the Acquired Assets is subject which has an aggregate future liability (other than liabilities pursuant to royalty obligations entered into in the ordinary course of business and deferred revenue liabilities incurred in the ordinary course of business) due from Seller or any of its Affiliates in excess of $500,000 and is not terminable by Seller without liability by notice of not more than 90 days;

provided, however, that (A) no agreement referred to in clauses (i) through (xiii) above need be disclosed unless Seller currently has, or may in the future have, any material rights or obligations thereunder and (B) Leases are not required to be disclosed in response to any provision of this Section 2.12 and shall not constitute Designated Contracts (as defined in Section 2.12(b)).

(b) Seller has made available to Buyer a correct and complete copy of each agreement (as amended to the date of this Agreement) listed in Section 2.12(a) of the Disclosure Schedule (collectively with any other agreements required to be listed in Section 2.12(a) of the Disclosure Schedule, the “Designated Contracts”). Except for any that has expired in accordance with its terms since the date hereof, each Designated Contract is a valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no defaults of Seller or, to Seller’s knowledge, of any other party thereto under any Designated Contract, except for any such failures to be valid, binding and enforceable or defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Business. Seller is not in material breach or default of any Letter of Credit and all such Letters of Credit are undrawn.

2.13 Litigation. There is not as of the date hereof (and during the three (3) years prior to the date of this Agreement there was not any) (a) judgment, order, decree, stipulation or injunction specifically naming Seller or any of its Affiliates (to the extent relating to the Business), or (b) claim, action, suit or proceeding relating to the Business before any Governmental Entity or arbitrator to which Seller is a party or, to Seller’s knowledge, which has been overtly threatened against Seller or the Acquired Assets, that, in the case of either clause (a) or (b), would reasonably be expected to be material to the operation of the Business.

2.14 Labor and Employment Matters.

(a) Seller has made available to Buyer a true and complete listing of the names of all Business Employees as of the date hereof, together with the following information as of the date hereof with respect to each such employee: (i) job title, (ii) location, (iii) date of hire (and service start date if such date is different from date of hire), (iv) base compensation rate, (v) whether Seller classifies the Business Employee as exempt/non-exempt from overtime and minimum wage Laws, (vi) commission or bonus compensation eligibility, if any, and (vi) current employee status, including whether on leave. Seller has made available to Buyer a true and complete listing, as of the date hereof, of the names of all individual independent contractors who provide services to the Business as of the date hereof, including for each Person, as of the date hereof, their location, the date services commenced, the expected end date of services, their rate of compensation and any notice period longer than thirty (30) days in the event of termination of the relationship between the parties.

(b) No Business Employees are covered by collective bargaining agreements, union agreements, works council agreements, or similar agreements with any labor organization, union, works council, employee association, trade union, or similar employee representative body. Seller did not, with respect to the Business, during the three (3) years prior to the date hereof, experience any strikes, grievances, slowdowns, claims of unfair labor practices, or other collective bargaining disputes. Seller is in material compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), and compensation with respect to the Business Employees. At no time in the three (3) years prior to the date hereof did Seller, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business: (i) fail to properly classify any Business Employees as exempt from applicable overtime and minimum wage Laws; or (ii) fail to properly classify any independent contractors who provided services to the Business as independent contractors and not employees.

2.15 Employee Benefits.

(a) Section 2.15(a) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans (as defined below) maintained, or contributed to, by Seller or any ERISA Affiliate (as defined below) for the benefit of Business Employees (and their beneficiaries) that are material to the Business, taken as a whole (the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and, to the extent applicable to more than one (1) employee, any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity interests options, equity interests purchase, phantom equity interests, equity interests appreciation or other forms of incentive compensation or post-retirement compensation. No Business Benefit Plans are subject to the laws outside of the United States. For purposes of this Agreement, “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller. With respect to each Business Benefit Plan, to the extent applicable, Seller has furnished or made available to Buyer accurate and complete copies (i) such Business Benefit Plan and all amendments; and (ii) to the extent applicable, (A) the three (3) most recent annual reports on Form 5500 filed and all schedules thereto filed with respect to such Business Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Business Benefit Plan, (C) the three (3) most recent actuarial reports, financial statements or valuation reports relating to such Business Benefit Plan, (D) a current Internal Revenue Service opinion or favorable determination letter with respect to such Business Benefit Plan, (E) the most recent summary plan description, if any, required under ERISA with respect to such Business Benefit Plan, and (F) all material correspondence to or from any Governmental Entity relating to such Business Benefit Plan during the past twelve (12) months In all material respects, each Business Benefit Plan has been administered in accordance with its terms and Seller has met its applicable legal obligations with respect to such Business Benefit Plan. Seller and the Business Benefit Plans are in compliance in all material respects, where applicable, with the currently applicable provisions of ERISA and the Code.

(b) As of the date of this Agreement, there are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, or, to Seller’s knowledge, investigations by any Governmental Entity involving any Business Benefit Plan, except for any such termination proceedings or other claims, suits, proceedings or investigations that would not reasonably be expected to result in a Business Material Adverse Effect.

(c) The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service that remain unrevoked to the effect that such Business Benefit Plans are qualified or, in the case of a Business Benefit Plan that is maintained pursuant to the adoption of a prototype or volume submitter plan document, Seller is entitled, with respect to such Business Benefit Plan, to rely on an IRS opinion or advisory letter to the effect that the prototype or volume submitter plan document is acceptable in form for the establishment of a qualified retirement plan, and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, except for such failures that would not reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax on Buyer under ERISA or the Code.

(d) Neither Seller nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal that has resulted in any withdrawal liability that has not been satisfied in full.

(e) All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made under the terms of any of Business Benefit Plan, related funding arrangement or applicable law with respect to any Business Employees have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Seller’s financial statements where required by U.S. GAAP. There is not now, nor do any circumstances exist that would give rise to, any requirement for the posting of security with respect to a Business Benefit Plan with respect to any Business Employees or the imposition of any lien on the Acquired Assets under ERISA, the Code or other applicable Law.

(f) None of the Business Benefit Plans promises or provides post-termination medical or other post-termination welfare benefits to any Business Employee, except in the form of cash severance or outplacement services or as required by (i) applicable law, (ii) contractually required subsidies for COBRA coverage during severance, or (iii) the terms of any plan qualified under Section 401(a) of the Code.

(g) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by Seller, any of its Affiliates or any ERISA Affiliate that would subject the Business or Buyer to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for Business Employees and their applicable beneficiaries where assumed by Buyer pursuant to Section 8.6 of this Agreement).

(h) Except as set forth in Section 2.15(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, whether contingent or otherwise, and including a subsequent termination of employment or services) (i) trigger any payment or benefit (or increase thereof) to any Business Employee, (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Business Benefit Plan, or (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), except, in the case of clauses (i) and (ii), as explicitly provided in this Agreement.

2.16 Environmental Matters.

(a) When used in this Agreement, the following terms have the meanings provided below.

(i) “Environmental Law” means any foreign, federal, state or local law, statute, rule or regulation relating to pollution, protection of human health and safety, protection of the environment or Hazardous Substances, materials or wastes.

(ii) “Hazardous Substance” means (a) any material, substance or waste that is defined or regulated, or for which standards of conduct or liability may be imposed, or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material”, pursuant to any Environmental Law; or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(b) Except as described or identified in the Disclosure Schedule:

(i) with respect to the Business, Seller is (and during the three (3) year period prior to the date of this Agreement has been) been in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all material permits, licenses, franchises or authorizations from any Governmental Entity required by Environmental Law and used in the Business as presently conducted.

(ii) Seller did not, during the three (3) year period prior to the date of this Agreement, receive any written notice alleging any material liability or violation by Seller or its predecessors in connection with the Business with respect to any applicable Environmental Laws;

(iii) To Seller’s knowledge, no real property currently or formerly owned, leased or operated by Seller primarily in connection with the Business, including the Leased Facilities, (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Substances in an amount or concentration that would give rise to a material liability or an obligation to conduct any remedial action or disclose that condition under any Environmental Law;

(iv) Seller did not, during the three (3) year period prior to the date of this Agreement, receive any written notice alleging that Seller is subject to any liability in connection with the Business for any Hazardous Substance disposal or contamination on the property of any third party, the subject matter of which would result in a material liability;

(v) Seller has not, in connection with the Business or in a manner which otherwise would constitute or give rise to an Assumed Liability, released any Hazardous Substance into the environment except (A) in compliance with law or (B) in an amount or concentration that would not give rise to any material liability or obligation under any Environmental Law; and

(vi) Seller is not named as a party to any orders, decrees or injunctions by any Governmental Entity addressing material liability under any Environmental Law in connection with the Business, and Seller has not provided an indemnity with respect to, or otherwise assumed, any material liability of another person arising under Environmental Law in connection with the Business.

(c) The Parties agree that the only representations and warranties of Seller herein as to any environmental matters are those contained in this Section 2.16. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the representations and warranties contained in Sections 2.13, 2.17 and 2.18 do not relate to environmental matters.

2.17 Legal Compliance.

(a) With respect to the Business, Seller is in compliance in all material respects with all laws of any federal, state, local or foreign government, or any Governmental Entity, that are applicable the Business or the ownership or use of the Acquired Assets. During the three (3) year period prior to the date of this Agreement, Seller did not receive written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, other than those not reasonably expected to be material to the operation or conduct of the Business.

(b) Seller (i) did, during the three (3) year period prior to the date hereof, conduct its export, re-export and in-country transactions with respect to the Business in compliance in all material respects with all applicable export control and trade sanctions laws, including the economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) and U.S. Department of Commerce’s Export Administration Regulations; (ii) did not, during the three (3) year period prior to the date hereof, engage in any transactions with respect to the Business with (x) any person who is or was at the time a Restricted Person or (y) with any person in a country subject to comprehensive sanctions under the export and sanctions laws including Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine; and (iii) with respect to the Business, does not have any presence, directly or indirectly, in a country subject to comprehensive sanctions under the applicable export and sanctions laws.

(c) Seller (including, in their respective capacities as such, any of its officers, directors, employees or, to Seller’s knowledge, its agents, distributors, or other person associated with or acting on its behalf) did not, directly or indirectly, during the past three (3) years, take any action with respect to the Business that would result in a violation in any material respect by the Seller of the applicable Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of the foregoing, Seller (including, in their respective capacities as such, any of its officers, directors, employees or, to Seller’s knowledge, its agents, distributors, or other persons associated with or acting on its behalf) has not, with respect to the Business, directly or indirectly, during the past three (3) years: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials; (iii) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful material payment; or (iv) or otherwise taken any action which would cause it to be in violation in any material respect of the Anti-Corruption and Anti-Bribery Laws. As of the date hereof, there are no pending or, to Seller’s knowledge, threatened, claims, charges, investigations (whether internal or otherwise), violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against Seller relating to the Business with respect to any Anti-Corruption and Anti-Bribery Laws.

(d) For the purposes of this Agreement:

(i) “Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the Canadian Corruption of Foreign Public Officials Act, United Kingdom Bribery Act of 2010, any other applicable anti-corruption or anti-bribery Laws or any similar Laws of any other jurisdiction where Seller operates or conducts the Business;

(ii) “Government Official” means any director, officer, official, employee, agent or other person acting on behalf of a Governmental Entity (including candidates for political office).

(iii) “Restricted Person” shall mean any person listed on or covered by any list of sanctioned or restricted persons for export, import, sanctions, government contracting or related reasons administered by any government in which Seller, with respect to the Business, conducts business, the List of Denied Persons and Entity List administered by the U.S. Department of Commerce, and the List of Specially Designated Nationals and Blocked Persons administered by OFAC.

2.18 Permits. Seller is not in violation of or default under any permit, license, franchise or authorization from any Governmental Entity used primarily in the conduct of the Business as presently conducted and material to the business or operations of the Business, except for any violation or default that would not reasonably be expected to be material to the operation or conduct of the Business.

2.19 Brokers’ Fees. Except for the fees payable to Lazard Middle Market LLC, Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (“Brokers’ Fees”).

2.20 Entire Business. Except for the Excluded Assets referenced in any of Sections 1.1(b)(ii) through 1.1(b)(xii), the rights granted to and services performed for Buyer under the Transition Services Agreement, the rights granted to Buyer under the Patent License Agreement, the Riverside License Agreement and the WebCMS License Agreement, and any Deferred Assets, the Acquired Assets are, when utilized by a labor force substantially similar to that employed by Seller in connection with the Business on the date hereof, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted (including with respect to developing, publishing, marketing, distributing, supporting, licensing and selling certain clinical and educational assessment products and services relating to the Business Products). Neither Parent nor any subsidiary of Parent (other than Seller) has any assets that, if such assets were assets of Seller, would be Acquired Assets.

2.21 Organizational Structure. As of the date hereof, and as of immediately following the Closing, the fair market value of Seller’s assets represents the majority of the fair market value of the assets of Parent and its subsidiaries on a consolidated basis.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

3.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2 Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other applicable Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which it is a party (when executed and delivered by Buyer) will be, duly and validly executed and delivered by Buyer and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Seller, constitute or (when executed and delivered) will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, applicable Environmental Laws, and applicable foreign antitrust or trade regulation laws, neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the certificate of formation or limited liability company agreement of Buyer;

(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to perform its obligations hereunder or consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

3.6 Financing.

(a) Buyer has delivered to Seller complete and correct copies, in each case including all schedules and exhibits thereto, of (i) a fully executed commitment letter from Kayne Senior Credit III Loanco, LLC, a Delaware limited liability company, and certain of its Affiliates (the “Debt Commitment Letter”), pursuant to which such financial institution has committed, upon the terms and subject only to the conditions set forth therein, to provide debt financing in the amount set forth in the Senior Debt Commitment Letter in connection with the transactions contemplated by this Agreement (such financial institution described above, the “Financing Source”); (ii) each fee letter related to the Debt Commitment Letter (except that any such fee letter may be redacted solely to the extent necessary to redact fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing); and (iv) the fully executed Equity

Commitment Letter and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Sponsor has committed, upon the terms and subject only to the conditions set forth therein, to provide equity financing in the aggregate amount of $145,000,000 in connection with the transactions contemplated by this Agreement. The financing contemplated pursuant to the Debt Commitment Letter is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The financing contemplated pursuant to the Commitment Letters collectively is hereinafter referred to as the “Financing.”

(b) The Equity Commitment Letter is and, as of the date hereof, the Debt Commitment Letter is, in full force and effect and are legal, valid and binding obligations of Buyer and (in the case of the Equity Commitment Letter) Sponsor and, to the knowledge of Buyer, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; all commitment fees required to be paid thereunder have been paid in full or, if not yet due, will be duly paid in full when due; as of the date hereof the Commitment Letters have not been amended or terminated; and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. The consummation of the Financing is subject to no conditions other than those set forth in the copies of the Commitment Letters delivered to Seller and the payment of fees payable pursuant to the fee letters with respect to the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other contracts, agreements or arrangements to which Buyer or any of its Affiliates is a party related to the Financing other than as expressly contained in the Commitment Letters and the fee letters with respect to the Debt Commitment Letter delivered to Seller prior to the date of this Agreement. Assuming the accuracy of Seller’s representations and warranties in this Agreement and the performance by Seller of its obligations hereunder, as of the date of this Agreement Buyer does not have reason to believe that any of the conditions to the Financing will not be satisfied or the Financing will not be consummated as contemplated by the Commitment Letters. The aggregate proceeds of the Financing will be sufficient to enable Buyer to pay in cash all amounts required to be paid by it at the Closing in connection with the transactions contemplated by this Agreement, including the Purchase Price and all payments, fees and expenses of Buyer related to or arising out of the transactions contemplated by this Agreement.

(c) As of the date hereof, assuming the accuracy of Seller’s representations and warranties contained in this Agreement and compliance by Seller with its covenants and agreements hereunder (including Section 4.6(a)), Buyer is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or rendered ineffective or any of the conditions contained therein not to be met.

(d) The equity investment by Sponsor under the Equity Commitment Letter is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 5.1.

3.7 Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of the Financing with the intent to hinder, delay or defraud either present or future creditors of Buyer. Immediately after giving effect to the transactions contemplated by this Agreement, the closing and funding of the Financing, the payment of all amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement, and the payment of all related fees and expenses of Buyer, and based in part on the accuracy of the representations and warranties contained in Article II, Buyer will be Solvent. For the purposes of this Agreement, the term “Solvent”, when used with respect to any person or entity, means that, as of any date of determination, (a) the fair value of the assets of such person or entity and its subsidiaries on a consolidated basis (and a going concern basis), at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such person or entity and its subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such person or entity and its subsidiaries on a consolidated basis (and a going concern basis) will be greater than the amount that will be required to pay the probable liability of such person or entity and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person or entity and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (d) such person or entity and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

3.8 Management Agreements. Buyer has provided Seller with true, correct and complete copies of any written contracts and agreements in existence on the date hereof between Buyer or any of its Affiliates, on the one hand, and any employee of the Business, on the other hand, that would become effective upon the consummation of the transactions contemplated by this Agreement.

3.9 No Other Representations or Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II (each as qualified by the Disclosure Schedule), (a) neither Seller nor any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to the Business, any Acquired Asset or any Assumed Liability, including with respect to any information provided or made available to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) neither Seller nor any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by Seller or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms,” confidential information memoranda or management presentations, whether in anticipation or contemplation of the transactions contemplated by this Agreement or otherwise, and (subject to the express representations and warranties of Seller set forth in Article II or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Disclosure Schedule)) none of Buyer, or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, has relied on any such information (including the accuracy or completeness thereof); provided that the foregoing shall not be deemed to modify any of the representations and warranties set forth in Article II, and shall not limit Buyer’s rights pursuant to Article VI in respect of Fraud. For purposes of this Agreement, “Fraud” means Delaware common law fraud with a specific intent to deceive based on a false representation and warranty contained in this Agreement as to a material fact (it being understood and agreed, for the avoidance of doubt and notwithstanding anything to the contrary, that “Fraud” does not include any equitable fraud or any tort based on negligence or recklessness).

3.10 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Business by Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from Seller and its Affiliates, equityholders, directors, mangers, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Buyer will have no claim against Seller or any of its Affiliates, or any of their respective equityholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, with respect thereto. Accordingly, Buyer hereby acknowledges and agrees that none of Seller or any of its Affiliates, nor any of their respective equityholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Notwithstanding the foregoing, nothing in this Section 3.10 shall be deemed to modify any of the representations and warranties set forth in Article II or otherwise limit Buyer’s rights pursuant to Article VI in respect of Fraud.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Efforts; Antitrust Laws.

(a) Subject to the terms hereof, including Section 4.1(b) (but without limiting Buyer’s obligations under Section 4.1(c)), during the period from the date hereof until earlier of the Closing and the valid termination of this Agreement in accordance with Section 7.1 (the “Pre-Closing Period”), Seller and Buyer shall each:

(i) use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) within two (2) Business Days after the date of this Agreement, make all necessary filings under the Hart-Scott-Rodino Act and request early termination of the waiting period with respect to such filings, and thereafter make any other required submissions under the Hart-Scott-Rodino Act and satisfy any related governmental request thereunder in each case as promptly as reasonably practicable;

(iii) use its reasonable best efforts to make, as promptly as practicable, all other necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other applicable law;

(iv) reasonably cooperate with each other in connection with the making of all such filings described in Section 4.1(a)(ii) and Section 4.1(a)(iii), including by (x) providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith and (y) furnishing to each other all information reasonably required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement;

(v) use its reasonable best efforts to obtain, as promptly as practicable, from any Governmental Entity or any other third party any Consent or order required to be obtained or made by Seller, Buyer or any of their respective Affiliates in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided that (x) notwithstanding anything to the contrary, this Agreement shall not obligate either party to seek a Consent with respect to any contract, agreement, commitment or lease contemplated to be assigned to Buyer pursuant hereto other than a Specified Contract and (y) except as provided in clause (a) of Section 1.6 and the last sentence of Section 1.5, neither Seller nor any of its Affiliates shall be required to make any payments in connection with the fulfillment of its obligations under this Section 4.1(a)(v); and

(vi) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement;

provided that, Buyer and Seller agree that (x) nothing contained in this Section 4.1(a) shall modify or affect their respective rights and responsibilities under Section 4.1(b) or modify or affect Buyer’s obligations under Section 4.1(c) and (y) in connection with the fulfillment of its obligations under this Section 4.1(a), neither Party (nor any of its Affiliates) shall be required to (1) make (or agree to make) any payments to any third party (excluding, for the avoidance of doubt, Buyer and Seller in accordance with the last sentence of Section 1.5) (other than filing fees required applicable Antitrust Laws or, in the case of Seller, any payment required to be made by Seller pursuant to clause (a) of Section 1.6), (2) subject to Buyer’s obligations under Section 4.1(c), agree to any imposition of any limitation or obligation on its business or operations (including, following the Closing, the Business), or (3) agree to any modification of existing contracts or the entry into new contracts.

(b) Subject to the terms hereof, and without limiting Buyer’s obligations under Section 4.1(c), each Party shall (and shall cause its Affiliates to) cooperate and to use its best efforts to (i) obtain any government clearances or approvals required for the Closing under applicable Antitrust Laws (as defined in Section 4.1(d)(i)), (ii) respond to any government requests for information under any Antitrust Law and (iii) contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Antitrust Order (as defined in Section 4.1(d)(ii)) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law. Except to the extent prohibited by applicable law, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer shall bear the filing fees associated with such filings under the Hart-Scott-Rodino Act and applicable foreign Antitrust Laws.

(c) Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or, effective as of the Closing, the Business, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer or the Business in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order, which would have the effect of preventing or delaying the Closing beyond the Outside Date (as defined in Section 7.1(d)). For the avoidance of doubt, Buyer shall take any and all actions necessary in order to ensure that (i) no suspensory or waiting period under the Hart-Scott-Rodino Act or any other applicable Antitrust Laws, (ii) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state Attorney General or other Governmental Entity, (iii) no judgment, injunction, order or decree or any other order in any suit or proceeding and (iv) no other matter relating to any antitrust or competition law or regulation, would preclude consummation of the transactions contemplated by this Agreement by the Outside Date.

(d) For purposes of this Agreement:

(i) “Antitrust Laws” means the Hart-Scott-Rodino Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade; and

(ii) “Antitrust Order” means any judgment, injunction, order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

4.2 Replacement of Guarantees and Letters of Credit. Unless otherwise agreed to in writing by Seller, Buyer shall arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of Seller and its Affiliates), including, to the extent required, guarantees and letters of comfort, reasonably satisfactory to Seller with respect to all letters of credit and other borrowings or obligations of the Business which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Seller or any of its Affiliates as of the Closing Date identified on Schedule 4.2 (collectively, the “Letters of Credit”).

4.3 Operation of Business.

(a) Except (i) as expressly contemplated by this Agreement, (ii) as required by applicable law or by any agreement in effect on the date hereof, (iii) as set forth on Schedule 4.3 attached hereto, or (iv) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller shall (x) use commercially reasonable efforts to conduct the operations of the Business in the ordinary course consistent in all material respects with past practice; provided, however, that Seller shall be permitted to (1) accept capital contributions and loans from any of its Affiliates and (2) use any and all cash, cash equivalents and other short term liquid investments of the Business to pay dividends or make distributions, repay loans or other payments to any of its Affiliates and (y) use commercially reasonable efforts to maintain Seller’s relations and goodwill with its material suppliers, customers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having material business relationships with Seller, in each case to the extent related to the Business:

(b) Except (i) as expressly contemplated by this Agreement, (ii) as required by applicable law or by any agreement in effect on the date hereof, (iii) as set forth on Schedule 4.3 attached hereto, or (iv) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller shall not:

(i) (x) enter into any Affiliate Contract or other Designated Contract of the type required to be listed under Section 2.12(a)(viii) or (y) except in the ordinary course of business consistent in all material respects with past practice, enter into any other agreement that would be a Designated Contract if such agreement were effective as of immediately prior to the date hereof;

(ii) amend or modify in any material respect, or terminate, any Designated Contract, or any of the Leases, other than pursuant to the expiration of such Designated Contract or Lease in accordance with its terms;

(iii) commence or settle any action, litigation, claim or proceeding relating to the Business or the Acquired Assets (other than for the routine collection of amounts owed or settlements paid in full by the Seller that do not impose any nonmonetary relief applicable to the Business), unless Seller confirms in writing that any liability associated therewith shall constitute an Excluded Liability for the purposes of this Agreement;

(iv) except pursuant to an action generally applicable to Seller’s businesses in any particular jurisdiction applied in a manner consistent in all material respects with the application thereof to Seller’s other businesses in such jurisdiction, which action does not impose material new limitations or obligations with respect to the collection, use, disclosure, or other processing of Personal Data, amend or modify in any material respect any privacy policy relating to the Business, publish any new privacy policy relating to the Business, or announce any of the foregoing;

(v) except for actions for which Buyer will not have any liability following the Closing (which shall include, for the avoidance of doubt, actions with respect to any current or former employees, independent contractors, consultants or directors of Seller or its Affiliates who are not Business Employees) or which will not materially increase the cost of operating the Business from and after the Closing (taking into account Buyer’s obligations pursuant to Section 8.6(b) below), (A) increase or accelerate the payment or vesting of any compensation or benefits payable or to become payable to any Business Employee, (B) adopt, enter into or establish any material Business Benefit Plan or make any grants or awards pursuant to any existing Employee Benefit Plan with respect to any Business Employee, (C) amend or modify in any material respect or terminate any Business Benefit Plan or any grants or awards thereunder, (D) materially amend the terms of any outstanding equity-based awards of the Business Employees, (E) hire or make an offer to hire any new employee who will be engaged primarily with the Business at the level of Vice President (or its equivalent) or above, (F) terminate the employment of any Business Employee at the level of Vice President (or its equivalent) or above without “cause,” or (G) make or forgive any loans to any Business Employee;

(vi) with respect to the Business or the Acquired Assets if any of the following actions would affect the Buyer or any of its Affiliates after the Closing: adopt or change any Tax accounting method or Tax election, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, file any amended Tax Return, surrender the right to any refund of Taxes or extend or waive the limitation period applicable to any Tax claim or assessment; or

(vii) take any other action that would be required to be disclosed on Section 2.6 of the Disclosure Schedule in response to any of Sections 2.6(a) through 2.6(e), Section 2.6(h) or Section 2.6(i) if such action were taken prior to the date hereof.

4.4 Access. During Pre-Closing Period, Seller shall permit the representatives of Buyer listed on Schedule 4.4 to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes. Buyer acknowledges that it remains bound by the confidentiality agreement, dated May 17, 2018, previously entered into between Alpine Management Services III, LLC, a Delaware limited liability company and an Affiliate of Buyer, and Seller (the “Confidentiality Agreement”) and any information provided pursuant to this Section 4.4 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, Seller shall not be required to provide access where such access would, in the reasonable judgment of Seller, jeopardize protections afforded Seller under the attorney-client privilege or the attorney work product doctrine, be prohibited under any applicable law, agreement or privacy policy or result in the disclosure of any trade secret. Prior to the Closing, Buyer shall not (and shall cause its representatives not to) contact or communicate with the employees, customers and suppliers of Seller or any of its Affiliates regarding the transactions contemplated by this Agreement, except (a) with the prior written consent of Seller or (b) for communications made to Business Employees regarding their post-closing employment with Buyer in accordance with an employee communications plan mutually agreed upon by the Parties (it being understood that neither Party’s approval of any such plan reasonably proposed by the other Party shall be unreasonably withheld, conditioned or delayed).

4.5 Equity Financing Commitments.

(a) Buyer shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) ensuring the accuracy of all representations and warranties of Buyer set forth in the Equity Commitment Letter, (iii) complying with all covenants and agreements of Buyer set forth in the Equity Commitment Letter, (iv) (x) satisfying on a timely basis all conditions applicable to Buyer set forth in the Equity Commitment Letter that are within its control (or, if necessary or deemed advisable by Buyer, seek the waiver of conditions applicable to the Buyer contained in such Financing Letter or such definitive agreements related thereto) and (y) consummating the Equity Financing at or prior to the Closing, in each case subject to the satisfaction of the conditions set forth in Section 5.1, and (v) fully enforcing the obligations of Sponsor (and the rights of Buyer) under the Equity Commitment Letter, including (at the request of Seller) by filing one or more lawsuits against Sponsor to fully enforce Sponsor’s obligations (and the rights of Buyer) thereunder or assigning the rights of Buyer to bring such lawsuits to Seller so as to enable Seller to file such lawsuits against Sponsor on behalf of Buyer to the extent that such obligations have not been satisfied when the Closing is required to occur.

(b) Buyer shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter in a manner adverse to Buyer without the prior written consent of Seller. Buyer agrees to notify Seller promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any person or entity attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid), (ii) Sponsor refuses to provide, expresses an intent to refuse to provide, or expresses that is not reasonably likely to be able to provide the full Equity Financing on the terms set forth in the Equity Commitment Letter (assuming satisfaction of the conditions set forth in Section 5.1) or (iii) for any reason (other than as a result of the failure of the conditions set forth in Section 5.1 to be satisfied) Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letter.

4.6 Debt Financing Commitments.

(a) Seller shall use commercially reasonable efforts to provide Buyer with such cooperation in connection with the arrangement of the Debt Financing (including the syndication thereof (which syndication, for the avoidance of doubt, shall not be a prerequisite to funding of the Debt Financing)) as may be reasonably requested by Buyer, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Affiliates. Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or any of its Affiliates in connection with such cooperation. Such cooperation will include (i) assistance in Buyer’s preparation of any bank books, rating agency presentation materials or other similar offering materials in connection with the Debt Financing, (ii) reasonably promptly responding to any diligence inquiries of the banks engaged for, or the lenders in, such Debt Financing, (iii) providing Buyer with reasonable assistance in Buyer’s efforts to obtain subordination and non-disturbance agreements, landlord waivers, collateral access agreements, account control agreements, consents, and other customary agreements from the Business’ landlords, depositary banks or other third parties as may be requested by the sources of the Debt Financing, (iv) making appropriate officers and employees of the Business available, at such times and in such manner as to not unreasonably interfere with the normal operation of the Business, for participation in meetings with, or presentations to, prospective participants in such Debt Financing or the prospective rating agencies for such Debt Financing, (v) furnishing Buyer and the Financing Source, as promptly as possible, with updates to the historical financial information previously provided by Seller to Buyer necessary for Buyer to prepare the financial information specified in Section 4.01(e) of the form of Credit Agreement attached as Exhibit A to the Debt Commitment Letter, (vi) assisting with the preparation of (but not executing) any pledge and security documents and other definitive financing documents as may be reasonably requested by Buyer or the Financing Source, and otherwise reasonably facilitating the pledging of collateral (and the release and termination of related liens on the Acquired Assets on or prior to the Closing Date) and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Closing and (vii) furnishing Buyer and the Financing Source with all documentation and other information available to Seller required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations provided that the request for such information has been made at least seven (7) Business Days prior to Closing. Notwithstanding the foregoing, in no event shall Seller or any of its Affiliates be required to (x) provide (1) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table or any financial statements or information not available to Seller and prepared in the ordinary course of its financial reporting practice, (2) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing sources or their counsel, (3) risk factors relating to all or any component of the Financing, (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (5) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or (6) other information customarily excluded from a Rule 144A offering memorandum or (y) bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, issue any offering or information document, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing. In addition, nothing in this Section 4.6(a) shall require any action that would, or would reasonably be expected to, conflict with or violate the Seller’s articles of organization or bylaws or any law, rule, regulation, judgment or order. All non-public or otherwise confidential information regarding Seller or any of its Affiliates obtained by Buyer or its representatives pursuant to this Section 4.6(a) shall be kept confidential in accordance with the Confidentiality Agreement. Buyer shall indemnify and hold harmless Seller and its representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information reasonably requested by Buyer and specifically approved in writing by Seller for use therein (such approval not to be unreasonably withheld or delayed)). Notwithstanding anything to the contrary, the condition set forth in Section 5.1(b), as it applies to Seller’s obligations under this Section 4.6(a), shall be deemed satisfied unless there has occurred a Seller Willful Breach of Seller’s obligations under this Section 4.6(a); provided that for purposes of this sentence the phrase “material to the ability of Buyer to obtain the financing contemplated by the Debt Commitment Letter” shall be deemed substituted in lieu of the phrase “material to the Business, taken as a whole” in clause (A) of Section 7.2(c)(ii).

(b) Buyer acknowledges and agrees that, notwithstanding the Seller’s obligations under Section 4.6(a), none of the obtaining of the Financing or any alternative financing, or the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing or the completion of any such issuance, subject to the applicable conditions set forth in Section 5.1.

4.7 Competing Transactions. During the Pre-Closing Period, Seller shall not, shall cause its Affiliates not to, and shall use its commercially reasonable efforts to cause its representatives, officers, directors and agents not to, directly or indirectly, (a) solicit, initiate or knowingly encourage the submission of any proposal or offer from any third party (other than Buyer and its Affiliates) for the acquisition of the Business or any material portion of the Business or Acquired Assets (other than sales of inventory or the grant of non-exclusive licenses to use Business Products in the ordinary course of business) (an “Acquisition Proposal”), (b) participate in any discussions or negotiations (and as of the date hereof, Seller shall immediately cease any such discussions or negotiations that are ongoing) other than with Buyer, Seller and their respective representatives, officers, directors, employees and agents regarding an Acquisition Proposal, or (c) furnish any confidential information regarding the Business or the Acquired Assets to any third party in connection with an Acquisition Proposal. Seller will notify Buyer promptly, and in any event within 48 hours, if any third party makes an Acquisition Proposal during the Pre-Closing Period (including the terms thereof and the identity of such third party, subject to any existing applicable confidentiality agreement or applicable legal requirement).

4.8 Notification.

(a) During the Pre-Closing Period, Seller shall give prompt notice to Buyer upon obtaining knowledge that any representation or warranty made by Seller in this Agreement has become untrue or inaccurate, or of any failure of Seller to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if such untruth or inaccuracy, or such failure, would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) to not be satisfied at such time; provided that no such notification shall be deemed to modify or qualify any representation or warranty in this Agreement made by Seller.

(b) During the Pre-Closing Period, Buyer shall give prompt notice to Seller upon obtaining knowledge that any representation or warranty made by Buyer in this Agreement has become untrue or inaccurate, or of any failure of Buyer to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such if such untruth or inaccuracy, or such failure, would cause any of the conditions set forth in Section 5.2(a) or Section 5.2(b) to not be satisfied at such time; provided that no such notification shall be deemed to modify or qualify any representation or warranty in this Agreement made by Buyer.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) the representations and warranties of Seller set forth in Article II shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) for failures of such representations and warranties to be true and correct as to matters that have not resulted in, or would not reasonably be expected to result in, a Business Material Adverse Effect;

(b) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect;

(d) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Section 5.1(a), Section 5.1(b) and Section 5.1(c) has been satisfied;

(e) no law, judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign Antitrust Laws listed on Schedule 5.1(f) shall have expired or otherwise been terminated; and

(g) Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

5.2 Conditions to Obligations of Seller. The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a) the representations and warranties of Buyer set forth in Article III shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) for failures of such representations and warranties to be true and correct as to matters that have not had resulted in, and would not reasonably be expected to result in, a Buyer Material Adverse Effect;

(b) Buyer shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Section 5.2(a) and Section 5.2(b) has been satisfied;

(d) no law, judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement;

(e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign Antitrust Laws listed on Schedule 5.1(f) shall have expired or otherwise been terminated;

(f) Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b); and

(g) if a solvency opinion is delivered by the lenders pursuant to the terms of the Debt Commitment Letter, Seller shall have received of copy of such opinion.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all losses, liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by Buyer or any of its Affiliates (to the extent such Damages are not recoverable under the R&W Policy):

(a) to the extent resulting from any breach of or inaccuracy in any representation or warranty of Seller contained in Article II or the certificate of Seller delivered at the Closing pursuant to Section 5.1(d);

(b) to the extent resulting from any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement; or

(c) to the extent resulting from or constituting Excluded Liabilities.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all Damages incurred or suffered by Seller or any of its Affiliates:

(a) to the extent resulting from any breach of or inaccuracy in any representation or warranty of Buyer contained in Article III or the certificate of Buyer delivered at the Closing pursuant to Section 5.2(c);

(b) to the extent resulting from any breach of, or failure to perform, any covenant or agreement of Buyer contained in this Agreement;

(c) to the extent resulting from or constituting Assumed Liabilities; or

(d) to the extent resulting from or constituting any obligations of Seller or any of its Affiliates under any letters of credit and other obligations or borrowings of the Business that are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Seller or any of its Affiliates as of the Closing Date identified on Schedule 4.2.

6.3 Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person or entity entitled to indemnification under this Article VI (an “Indemnified Party”) shall give written notification (a “Third-Party Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) within 30 days after receipt by the Indemnified Party of notice of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, the assertion of any such claim by a third party, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such claim and a good faith estimate of the amount of the claimed Damages; provided that, the failure to notify or a delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Sections 6.1 or 6.2, as applicable, except to the extent the Indemnifying Party is prejudiced as a result thereof. At any time after delivery of such Third-Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party and subject to the rights of the Insurers under the R&W Policy to (at its own expense) conduct the defense thereof, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party if and only if (i) the amount of Damages for which the Indemnifying Party is potentially liable under this Article VI in connection with such third party claim equals or exceeds one-half of (A) the amount of Damages sought in such third party claim or (B) if such third party claim is unliquidated, the reasonably likely amount of such Damages and (ii) such third party claim does not seek an injunction or other equitable relief against the Indemnified Party or any of its Affiliates (other than incidental claims for equitable relief); provided that, the Indemnified Party can assume the defense of any third party claim (the defense of which was previously assumed by the Indemnifying Party) in the event that the Indemnifying Party fails to reasonably defend the claim, action or proceeding. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense (including by retaining separate counsel to monitor and consult with respect to, and participate in but not direct, such defense); provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; further provided, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall reasonably cooperate with the Non-Controlling Party in all matters relating to such defense (including by reasonably considering recommendations made by the Non-Controlling Party with respect thereto). The Controlling Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Non-Controlling Party may not settle or compromise any such action, suit, proceeding or claim without the prior written consent of the Controlling Party (such consent not to be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, the Indemnifying Party shall have the right to agree to any settlement or compromise without the consent of the Indemnified Party if such settlement or compromise includes a complete release of the Indemnified Party from all liability with respect thereto and does not impose any affirmative obligation or obligation (whether monetary or non-monetary), or any contingent liability or obligation, on the Indemnified Party.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(c) Disputes. If the Indemnifying Party delivers a written notice of objection to the claims set forth in a Third-Party Claim Notice or a Claim Notice (a “Notice of Objection”) to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 30 days following the delivery of a Notice of Objection, then the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.15. The Indemnified Party shall also have the right to submit a claim for indemnification pursuant to this Article VI to a court of competent jurisdiction in accordance with the provisions of Section 9.15 if the Indemnifying Party fails to deliver a Notice of Objection with respect to such claim within thirty (30) days after receipt of the applicable Third-Party Claim Notice or Claim Notice.

6.4 Survival.

(a) Subject to Section 6.4(b), the representations and warranties of Seller and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Section 5.1(d) and Section 5.2(c) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is twelve (12) months after the Closing Date, at which time they shall expire. Notwithstanding the foregoing, the representations and warranties (i) of Seller contained in Sections 2.1, 2.2, 2.3, and 2.20 (collectively, the “Seller Fundamental Representations”), (ii) of Buyer contained in Sections 3.1 and 3.2 and (iii) of Seller contained in Section 2.8 shall survive the Closing until the date that is thirty-six (36) months following the Closing Date. Those covenants and other agreements contained in this Agreement which by their terms contemplate performance at or prior to the Closing shall survive the Closing only until the date that is twelve (12) months after the Closing Date. Those covenants and other agreements contained in this Agreement which by their terms contemplate performance after the Closing for a specific term of undertaking shall survive the Closing only until the date that is twelve (12) months after the expiration of the term of the undertaking set forth in such agreement or covenant. All other covenants and other agreements contained in this Agreement (including those covenants which by their terms contemplate performance after the Closing for an unspecified term of undertaking) shall survive the Closing until fully-performed.

(b) Neither Party shall have any liability or obligation of any nature with respect to any representation, warranty, covenant or agreement after the expiration of the applicable survival period as provided in Section 6.4(a) above; provided that (i) any representation, warranty, covenant or agreement that is the basis for any valid indemnification claim properly asserted in writing pursuant to Section 6.3 prior to the expiration of the applicable survival period of such representation, warranty, covenant or agreement (as provided in Section 6.4(a)) shall survive until such claim is finally resolved and satisfied solely for purposes of resolving such claim and (ii) no limitation on survival of any representation or warranty shall apply to any claim for an indemnification relating to any breach of a representation or warranty in respect of Fraud.

(c) It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 6.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 6.4 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

6.5 Limitations.

(a) Subject to Section 9.14, from and after the Closing, the rights of the Indemnified Parties under this Article VI, rights pursuant to the express terms of the Transition Services Agreement and the License Agreements and, in the case of Buyer and its Affiliates, their rights under the R&W Policy, shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of any representation or warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i) no individual claim or series of related claims for indemnification under Section 6.1(a) (other than in respect of Seller Fundamental Representations) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000 (the “Basket”);

(ii) Seller shall be liable for Damages (x) in respect of representations and warranties contained in Article II or the certificate of Seller delivered at the Closing pursuant to Section 5.1(d) (other than in respect of Seller Fundamental Representations) for only that portion of the aggregate such Damages that exceeds $1,400,000 (the “Deductible”), (y) in respect of Fundamental Representations, after the retention under the R&W Policy has been satisfied, only to the extent the aggregate of all Damages in respect of representations and warranties contained in Article II or the certificate of Seller delivered at the Closing pursuant to Section 5.1(d) exceeds $14,000,000 and (z) in respect of those covenants and agreements contained in Section 4.3, for only that portion of the aggregate such Damages that exceeds $250,000;

(iii) the aggregate liability of Seller for (x) all Damages in respect of representations and warranties contained in Article II or the certificate of Seller delivered at the Closing pursuant to Section 5.1(d) (other than in respect of Seller Fundamental Representations) shall not exceed $1,400,000, (y) all Damages in respect of those covenants and agreements contained in Section 4.3 shall not exceed $10,000,000 and (z) for all Damages under this Agreement shall not exceed $140,000,000;

(iv) the aggregate liability of Buyer for all Damages under this Agreement shall not exceed $140,000,000; and

(v) the amount of any Damages for which indemnification is provided under Section 6.1, shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto;

provided, however, that the limitations of this Section 6.5(b) (other than the limitation set forth in clause (z) of Section 6.5(b)(iii) and the limitation set forth in Section 6.5(b)(iv)) shall not apply to any claim based on Fraud.

(c) For purposes of this Article VI, in determining whether any breach of any representation or warranty has occurred (other than Section 2.4(c) and the first sentence of Section 2.6) and in calculating the amount of any Damages with respect to any such breach, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Business Material Adverse Effect,” “Buyer Material Adverse Effect” or other terms of similar import or effect shall be disregarded. Notwithstanding the foregoing, all qualifications and limitations as to materiality (including any qualifications by reference to “material,” “materiality,” “Business Material Adverse Effect,” “Buyer Material Adverse Effect” or other terms of similar import or effect) shall be given full effect for purposes of determining whether there has been any Fraud, and this Section 6.5(c) shall not apply for such purposes.

(d) In no event shall any Indemnifying Party be responsible or liable under this Article VI for any punitive Damages (except to the extent paid to a third party).

(e) The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by any payments actually received by the Indemnified Party or any of its Affiliates (net of any reasonable costs incurred in recovering or collecting such amounts) in respect of such Damages. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance and other third party claims to which it may be entitled in connection with any Damages indemnifiable pursuant to this Article VI it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages; provided that no Party shall be required to commence litigation against any material customer, material vendor or other material business partner (other than an insurer) pursuant to this Section 6.5(e). Without limiting the generality of the foregoing, Buyer shall submit a claim (and use reasonable best efforts to prosecute and obtain full recovery (subject to the limitations of the R&W Policy) for such claim) under the R&W Policy for any matter giving rise to indemnification hereunder that may be covered thereby or insurable thereunder (after taking into account any deductibles, retentions or other limitations set forth herein applicable to the R&W Policy). If an Indemnified Party (or an Affiliate) receives any insurance or other third party payment (including pursuant to the R&W Policy) in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 10 Business Days of receiving such insurance or other third party payment, an amount (the “Refund Amount”) equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VI from the Indemnifying Party with respect to such claim plus the amount of the insurance and other third party payments received, over (ii) the amount of Damages incurred by the Indemnified Party with respect to such claim; provided that (i) in no event will the Refund Amount exceed the amount previously received by the Indemnified Party from the Indemnifying Party under this Article VI with respect to such claim and in no event shall Buyer shall be required to return an amount previously received from Seller or its Affiliates to the extent that such amounts were used to satisfy the amount of the retention under the R&W Policy.

(f) An Indemnified Party shall, to the extent required by applicable law, seek to mitigate any Damages (other than Taxes) which it is entitled to recover under this Agreement.

6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c) Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment; and

(d) Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before January 2, 2019 (the “Outside Date”) by reason of the failure of any condition precedent under Section 5.1 or Section 5.2;

provided, however, that neither Party may terminate this Agreement pursuant to Section 7.1(b), Section 7.1(c) or Section 7.1(d) if the basis for termination results from a breach by such Party of any of its agreements or covenants contained in this Agreement.

7.2 Effect of Termination.

(a) Except as set forth in Section 7.2(b), if either Party validly terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to any person or entity; provided, that any such termination shall not relieve any party from liability for damages for any Buyer Willful Breach (as defined in Section 7.2(c)(i)) or Seller Willful Breach (as defined in Section 7.2(c)(ii)), as the case may be, including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement. Nothing shall limit or prevent either Party from exercising any rights or remedies it may have under Section 9.14 in lieu of terminating this Agreement pursuant to Section 7.1.

(b) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement, the indemnification and reimbursement provisions of Section 4.6(a), this Section 7.2, Article IX and the definitions of any capitalized terms used in any such provision or section shall survive the termination of this Agreement for any reason.

(c) For purposes of this Agreement:

(i) “Buyer Willful Breach” means the breach by Buyer of a covenant or obligation of Buyer under this Agreement where: (A) such covenant or obligation is material to the ability of Buyer to timely consummate the transactions contemplated by this Agreement or otherwise perform its obligations under this Agreement; (B) Buyer shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects; and (D) any of the persons listed on Schedule 7.2(c)(i) had actual knowledge, at the time of such breach of such covenant or obligation, that Buyer was breaching such covenant or obligation.

(ii) “Seller Willful Breach” means the breach by Seller of a covenant or obligation of Seller under this Agreement where: (A) the consequence of a breach of the covenant or obligation is material to the Business, taken as a whole; (B) Seller shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects; and (D) any of the persons listed in Schedule 8.4(a) had actual knowledge, at the time of Seller’s breach of such covenant or obligation, that Seller was breaching such covenant or obligation.

ARTICLE VIII

FURTHER AGREEMENTS

8.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 8.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matter or insurance claim (in each case other than in connection with any claim, proceeding or litigation asserted pursuant to Article VI that does not involve a third party claim), performing this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby; provided that, neither Party shall be required to provide access where such access would, in the reasonable judgment of such Party, jeopardize protections afforded such Party under the attorney-client privilege or the attorney work product doctrine, be prohibited under any applicable law or privacy policy or result in the disclosure of any trade secret; provided further that each Party shall use its commercially reasonable efforts to provide such access in a manner that would not jeopardize any such protections, violate any such prohibition or result in any such disclosure.

(b) Access to Personnel. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 8.1(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Section 8.1(a) or Section 8.1(b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, following the Closing Date until December 31, 2023, each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, either Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(e) Preparation of Seller Financial Statements. Following the Closing, Buyer shall prepare and provide to Seller and its Affiliates all information relating to the Business reasonably required for Seller and its Affiliates to prepare the (i) Closing Working Capital Statement and (ii) financial statements of Seller and its Affiliates for all fiscal periods that precede or include the Closing Date. During the period of preparation of such Closing Working Capital Statement and financial statements, Buyer shall use its reasonable best efforts to ensure that Seller and its Affiliates (and their auditors) will be provided with reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to unreasonably interfere with the normal business operations of Buyer) to the Business, its financial management, including the financial directors of the Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 8.1(e).

(f) Confidentiality. Following the Closing, each of Buyer and Seller (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party or any of its Affiliates furnished to it by the other Party (the “Disclosing Party”) or any of the other Party’s Affiliates or representatives at any time prior to the Closing in connection with the transactions contemplated by this Agreement or pursuant to this Section 8.1 (in each case, except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 8.1(f), (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person or entity, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed. For clarity, any Information disclosed under the Transition Services Agreement will be subject to the terms and conditions regarding confidentiality set forth therein.

8.2 Covenant Not to Compete. From and after the Closing Date until the second (2nd) anniversary of the Closing Date (in the case of clauses (i) and (ii) of this sentence) or the fifth (5th) anniversary of the Closing Date (in the case of clause (iii) of this sentence), as applicable, Parent shall not (and shall cause each of its direct or indirect majority-owned subsidiaries, including Seller, while (but only while) such entity is a direct or indirect majority-owned subsidiary of Parent (a “Noncompetition Entity”) not to) (i) develop, publish, market, distribute, support, license or sell an assessment that directly competes with the Iowa Assessments or Logramos, Tercera Edición Business Products, in each case in this clause (i) as such Business Product is published, marketed, distributed, supported, licensed or sold by Seller as of the date hereof, (ii) market, distribute, support, license or sell an assessment licensed to a

Noncompetition Entity by a third party that directly competes with the Iowa Assessments or Logramos, Tercera Edición Business Products, in each case in this clause (ii) as such Business Product is marketed, distributed, supported, licensed or sold by Seller as of the date hereof or as envisioned to be marketed, distributed, supported, licensed or sold as represented in the Confidential Information Presentation dated May 2018 (but excluding, for the avoidance of doubt, the products marketed, distributed, supported, licensed and/or sold by Seller pursuant to the Integration and API License Agreement between Seller and Renaissance Learning, Inc. (“Renaissance”) with respect to Renaissance’s “Flow” product), or (iii) develop, publish, market, distribute, support, license or sell an assessment that directly competes with any other Business Product identified on Schedule 1.1(a)(i) under the heading “Owned by Houghton Mifflin Harcourt”, in each case in this clause (iii) as such Business Product is developed, published, marketed, distributed, supported, licensed or sold by Seller as of the date hereof, and also in the case of this clause (iii), as envisioned to be developed, published, marketed, distributed, supported, licensed or sold as represented in the Confidential Information Presentation dated May 2018 (a business that, during the time period the restriction set forth in clauses (i), (ii) or (iii), as applicable, is in effect, directly competes with the Business Products described in either of the foregoing clauses (i), (ii) or (iii), a “Competitive Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Entity from:

(a) continuing anywhere in the world in any type of business conducted by any Noncompetition Entity on the date hereof (including any extensions or additions to such business) which is not part of the Business (provided that such business is not a Competitive Business);

(b) entering into any commercial relationship in the ordinary course of business with a person or entity not owned, managed, operated or controlled by any Noncompetition Entity for purposes primarily unrelated to a Competitive Business;

(c) making passive equity investments in publicly owned companies which conduct a Competitive Business, provided such investments do not confer direct or indirect control of any such Competitive Business upon any Noncompetition Entity; or

(d) acquiring any person or entity which conducts a Competitive Business if either:

(i) in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Business do not constitute more than 15% of the total consolidated revenues of such person or entity as set forth in the most recent financial statements of such person or entity at the time the definitive agreement for such transaction is entered into; or

(ii) the applicable Noncompetition Entity transfers, within twelve (12) months after such acquisition, to a third party that is not an Affiliate of any other Noncompetition Entity that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by the applicable Noncompetition Entity in its sole discretion.

8.3 Covenant Not to Solicit.

(a) From and after the Closing until the second (2nd) anniversary of the Closing Date, Parent shall not (and shall cause each Noncompetition Entity not to) solicit or induce any person who was an employee or independent contractor of, with respect to the Business, Seller on the Closing Date to terminate his or her relationship with Buyer; provided, however, that the foregoing shall not prohibit Seller or any Noncompetition Entity from (i) placing general advertisements for employees not directed at the Business and hiring or engaging any person in response to any such general advertisement or (ii) soliciting or hiring any such employee or independent contractor whose employment with Buyer has been terminated for at least 90 days.

(b) From and after the Closing until the second (2nd) anniversary of the Closing Date, Buyer shall not (and shall cause its Affiliates not to) solicit or induce any person who was an employee or independent contractor of, but not with respect to the Business, Seller or any of its Affiliates on the Closing Date to terminate his or her relationship with Seller or any of its Affiliates; provided, however, that the foregoing shall not prohibit Buyer or any of its Affiliates from (i) placing general advertisements for employees not directed at Seller or any of its Affiliates and hiring or engaging any person in response to any such general advertisement or (ii) soliciting or hiring any such employee or independent contractor whose employment with Seller or its Affiliates has been terminated for at least 90 days.

8.4 Disclosure Generally.

(a) Any information furnished in the Disclosure Schedule shall be deemed to modify all of Seller’s representations and warranties. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, taken as a whole, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “to Seller’s knowledge,” “known by Seller” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 8.4(a) attached hereto, without any obligation of investigation, and shall not refer to the knowledge of any other person or entity.

(b) Seller shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing, written updates to the Disclosure Schedule disclosing any events or developments that occur or any information learned between the date of this Agreement and the Closing; provided that in no event shall any such update be deemed to modify or qualify Seller’s representations and warranties contained in Article II.

8.5 Taxes.

(a) Any real property, personal property or similar Taxes applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date shall be paid by Buyer or Seller, as required by applicable law, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in the portion of the taxable period that ends on and includes the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Pre-Closing Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by Buyer or Seller if such Taxes are not identified by Buyer or Seller on or prior to the Closing Date).

(b) Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, VAT, recording, registration, documentary, filing and other similar Taxes (other than Taxes based in whole or in part on net income or profits) arising in connection with the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall reasonably cooperate (and cause their Affiliates to reasonably cooperate) to minimize any such Taxes, including by effecting the transfer of any Acquired Assets by electronic means to the extent reasonably practicable.

(c) Upon written notice from Buyer after the Closing Date, Seller shall use reasonable best efforts to, with respect to any New Buyer Employees, (i) treat Buyer as a “successor employer” and Seller as a “predecessor employer” for purposes of Sections 3121(a)(1) and 3306(b)(1) of the Code, and (ii) adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements) as described in IRS Revenue Procedure 2004-53, 2004-2 C.B. 320 (2004).

8.6 Certain Employee Benefits Matters.

(a) Pre-Closing Conduct; Other Liabilities. Seller shall terminate, effective as of the Closing, the employment of any employee engaged primarily in the Business who is identified in Schedule 8.6(a) (each a “Business Employee”). With respect to any New Buyer Employee, Buyer shall assume the liability for General Compensation Liabilities (reimbursing Seller to the extent that the liabilities are due from Seller in connection with termination of employment and assuming any other such liabilities), excluding (i) any accrued paid time off that remains unpaid as of the Closing Date (which such amounts will be paid by Seller as of immediately prior to the Closing) and (ii) the Seller Pro Rata Bonus Percentage of all liabilities or obligations owing from Seller to the Business Employees for the fiscal year ending December 31, 2018 under Seller’s corporate level cash bonus plan (provided that Buyer shall not assume any Seller severance obligations with respect to any Business Employee to whom Buyer or its subsidiary makes an offer in compliance with Sections 8.6(b) and 8.6(c)), Employee Claim Liabilities, and Residual Employee Liabilities, while Seller shall retain any Change in Control Liabilities and General Benefit Liabilities. Notwithstanding the foregoing, if Buyer fails to make an offer to a Business Employee or the offer made to such Business Employees does not comply with Sections 8.6(b) and 8.6(c), then Buyer shall be responsible for all Employee Liabilities for such Business Employees other than General Benefit Liabilities. For the purposes of this Section 8.6, “Seller Pro Rata Bonus Percentage” shall mean a fraction, expressed as a percentage, that equals (i) the number of calendar days elapsed during the calendar year in which the Closing occurs until (and including) the Closing Date, divided by (ii) 365.

(b) Offer of Employment; Continuation of Employment. Buyer shall offer employment commencing on the Closing Date to all Business Employees and in positions individually comparable to those in effect as of immediately prior to the Closing, including those on vacation, military leave, leave of absence (whether paid or unpaid, but excluding those who are either on approved short term disability or have applied for short-term disability), disability or layoff, on the terms set forth in Section 8.6(c). The term “New Buyer Employee” shall mean any Business Employee who accepts an employment offer made by Buyer pursuant to this Section 8.6. For any Business Employee who is on short-term disability or who has applied for short term disability at the Closing Date, the treatment as a New Buyer Employee may be delayed until such Business Employee is cleared to return to active employment, at which point such Business Employee shall be offered employment with Buyer. Until such return date, to the extent consistent with the Business Benefit Plans, any such Business Employee will remain on Seller’s short-term disability coverage, with any expenses for such coverage on and after the Closing Date being charged to Buyer and promptly paid to Seller. If a Business Employee is not able to return to work by the date that is six (6) months after the Closing Date, the provisions of this Section 8.6 shall not apply to such Business Employee and any employment with Buyer would be as a new hire unless Buyer provides otherwise.

(c) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 8.6 or as otherwise required by applicable law or the terms of the applicable Business Benefit Plan, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing Date. From and after the Closing until the first anniversary of the Closing Date, Buyer shall provide each New Buyer Employee with base salary or base wages no less than that in effect for such person immediately before the Closing. Buyer shall provide each New Buyer Employee the same cash bonus opportunity for calendar year 2018 that would have been afforded such New Buyer Employee under Seller’s cash bonus plans in effect immediately prior to the Closing (but without giving effect to any forfeiture that would otherwise result from termination of employment with Seller); provided that, Buyer shall not be required to provide bonuses related to Seller’s corporate level cash bonus plan that remain Seller’s responsibility pursuant to Section 8.6(a)(ii). From and after the Closing until the first anniversary of the Closing Date, Buyer shall maintain (or cause its subsidiaries to maintain) health and welfare and retirement plans and arrangements for the benefit of each New Buyer Employee (“Buyer Welfare and Retirement Plans”) that provide benefits that are substantially similar in the aggregate to the comparable benefits provided under Seller’s vacation plan and the other Business Benefit Plans in effect immediately prior to the Closing with respect to such New Buyer Employee (excluding equity awards, change in control pay or benefits, nonqualified deferred compensation plans, and pension or other defined benefit plans), and New Buyer Employees shall be admitted to such Buyer Health and Welfare Plans as of the Closing, subject to the exception provided in Section 8.6(d). From and after the Closing until the first anniversary of the Closing Date, Buyer shall maintain (or cause its subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each New Buyer Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing with respect to such New Buyer Employee, excluding equity or change in control pay or benefits (“Buyer Severance Plans”, and together with Buyer Welfare and Retirement Plans, “Buyer Plans”). For purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and level of severance benefits, service with Seller and its Affiliates (or predecessor employers to the extent Seller or any Affiliates provides past service credit) shall be treated as service with Buyer and its Affiliates under the Buyer Plans and Buyer Severance Plans to the same extent such service was recognized for such New Buyer Employee under the analogous Business Benefit Plan immediately prior to the Closing, except that Buyer and its Affiliates shall not be required to recognize prior service if recognition of such prior service would result in the duplication of benefits.

(d) Welfare Plans. With respect to any Buyer Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall use commercially reasonable efforts to (i) cause to be waived any waiting periods (other than to the extent any New Buyer Employee has not completed such New Buyer Employee’s waiting periods under Seller’s plans), pre-existing condition limitations or actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New Buyer Employees with respect to similar plans maintained Seller or its Affiliates for New Buyer Employees immediately prior to the Closing. Buyer shall use commercially reasonable efforts to allow the use by New Buyer Employees of any accrued benefits under any cafeteria plan (as defined in Section 125 of the Code) which was maintained by Seller or its Affiliates for such New Buyer Employees, subject to applicable law.

(e) U.S. WARN Act, Etc. Seller shall provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in WARN) or similar event affecting employees and occurring before the Closing Date. Buyer shall provide any required notice under WARN and any other similar applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ WARN) or similar event affecting employees and occurring on or after the Closing Date. From and after the Closing until the date that is 90 days after the Closing Date, Buyer shall not terminate any New Buyer Employee (other than for cause) in a manner that would trigger any obligation under WARN.

(f) U.S. COBRA. Buyer shall provide any notice under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any other similar applicable law required to be provided on or after the Closing Date. Buyer shall assume all liabilities for post-employment health coverage under COBRA or otherwise with respect to New Buyer Employees on and after the Closing Date.

(g) Right to Employment/Third Party Beneficiaries. Nothing herein expressed or implied (i) shall confer upon any of the Business Employees any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement, (ii) is intended to confer on any person or entity other than the Parties or their respective successors and assigns any third party beneficiary or other rights, remedies, obligations or liabilities under or by reason of this Section 8.6 or any other provisions of this Agreement, or (iii) shall amend any benefit plan, agreement, or arrangement of Buyer or Seller.

8.7 Use of Name for Transition Period.

(a) Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of Seller or any of its Affiliates(the “Retained Marks”) and will not hold itself out as having any affiliations with Seller or any of its Affiliates.

(b) Notwithstanding the provisions of Section 8.7(a), for a period of twelve (12) months after the Closing Date, Buyer may utilize sales promotional aids, marketing literature and other printed marketing materials included in the Acquired Assets transferred by Seller to Buyer on the Closing Date and containing the Retained Marks subject to the following limitations:

(i) No such material may be used by Buyer on or after the Closing Date for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by Seller:

“[Buyer product name], formerly a product of Houghton Mifflin Harcourt”; and

(ii) promptly following the Closing Date, Buyer will implement a plan to eliminate the use of all such material within such twelve (12) month period.

(c) Notwithstanding the provisions of Section 8.7(a), Buyer may continue to use the Retained Marks for two (2) years following the Closing Date on inventories of digital products existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.

(d) Notwithstanding the provisions of Section 8.7(a), Buyer may continue to use the Retained Marks for two (2) years following the Closing Date on inventories of physical products existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.

(e) Notwithstanding the provisions of Section 8.7(a), Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to Seller from and after the Closing Date.

(f) The licenses to use the Retained Marks set forth in this Section 8.7 shall not prohibit Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of Seller and its Affiliates in connection with their business and operations and, with respect to such use, Buyer shall adhere to quality standards substantially similar to those of Seller and its Affiliates immediately prior to the Closing.

8.8 No Modification of R&W Policy. Buyer shall not, and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Policy (a) with respect to the waiver of subrogation set forth therein, (b) in any manner that would be reasonably likely to increase or expand the ability or rights of the Insurers to bring a claim, action, sui or proceeding against, or otherwise seek recourse from the Seller, (c) in any manner that would be reasonably likely to reduce Buyer’s (or its Affiliates’) access to the R&W Policy’s coverage or cause any coverage provided under the R&W Policy to be more difficult for Buyer (or its Affiliates) to access, or (d) that would result in an increased retention or deductible under the R&W Policy, in each case without the prior written consent of Seller.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement or any other Transaction Document without the prior written approval of the other Party; provided, however, that either Party (or any Affiliate of either Party) may make any public disclosure if, and solely to the extent that, it believes in good faith that such disclosure is required by law, regulation or stock exchange rule (in which case the disclosing Party (or the Party whose Affiliate intends to make such disclosure) shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

9.2 No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, including with respect to the Financing Source, Sections 9.3, 9.10, 9.11, 9.15, 9.18 and this Section 9.2, this Agreement shall not confer any rights or remedies upon any person or entity (including with respect to any employee or former employee of Seller, Buyer or any of their Affiliates, any New Buyer Employees, and any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of Section 9.5(b) are intended for the benefit of the Non-Recourse Persons and their respective legal representatives, successors and assigns.

9.3 Financing Source Liability. The Financing Source shall not have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding any provision of this Agreement, in no event shall the Seller or any of its stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other representatives (each, a “Seller Related Party”), and the Seller agrees not to and to cause its Seller Related Parties not to, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, the Financing Source or (ii) seek to enforce the commitment against, make any claims for breach of the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, the Financing Source for any reason, including in connection with the Debt Commitment Letter or the obligations of the Financing Source thereunder. Nothing in this Section 9.3 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other or in connection therewith.

9.4 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

9.5 Entire Agreement; Non-Recourse.

(a) This Agreement (including the Schedules and Exhibits hereto, the Confidentiality Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the acquisition of the Acquired Assets and the Business exclusively in contract pursuant to the express terms of this Agreement and the other Transaction Documents and each Party expressly disclaims that it is owed any duty or is entitled to any remedies not expressly set forth in this Agreement or the other Transaction Documents. Except in the case of Fraud, the sole and exclusive remedies for any breach of this Agreement or any other Transaction Document (including any representation or warranty set forth herein or therein, made in connection herewith or therewith or as an inducement to enter into this Agreement or any other Transaction Document) or any claim or cause of action otherwise arising out of or related to the acquisition of the Acquired Assets and the Business shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement and the other Transaction Documents).

(b) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties. No past, present or future director, officer, employee, incorporator, equityholder, agent, attorney, advisor or representative of any Party (or of any Affiliate of any Party) (collectively, the “Non-Recourse Persons”) shall have any liability (whether in contract, tort, equity or otherwise) for any representation, warranty, covenant, agreement or other obligation or liability under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement or any transaction contemplated hereby. Notwithstanding the foregoing, nothing in this Section 9.5 shall limit any liability, obligation, right, remedy or recourse expressly provided under the Equity Commitment Letter.

9.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void, except that the Buyer may without the prior written consent of Seller assign this Agreement and the rights and obligations hereunder for collateral security purposes in connection with collateral assignments for the benefit of any lenders providing financing to Buyer or any of its Affiliates (provided that no such assignment shall relieve Buyer of any liability or obligation under this Agreement).

9.7 Counterparts and Signature. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail (i) if such transmission is completed before 5:00 pm local time of the recipient party on a Business Day, on the date of transmission or (ii) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Buyer: Riverside Assessments, LLC c/o Alpine Management Services III, LLC 1 California Street, Suite 2900 San Francisco, CA 94111 Attn: Graham C. Weaver E-mail: gweaver@alpine-investors.com	Copy to: Wilson Sonsini Goodrich & Rosati One Market Plaza Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Todd Cleary, Esq. E-mail: TCleary@wsgr.com

If to Seller: Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Hal J. Leibowitz, Esq. E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.10 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Notwithstanding the foregoing, without limiting anything set forth in Section 9.10, each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source in any way relating to this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York (except as expressly specified in the Debt Financing, the commitment relating to any alternative financing or in any definitive document related to such financing).

9.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary contained herein, Sections 9.2, 9.3, 9.10, 9.15, 9.18 and this Section 9.11 (and any provision (including any defined term therein) of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that adversely impacts in any material respect the Financing Source without the prior written consent of the Financing Source.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.13 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.14 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.15 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.9. Nothing in this Section 9.15, however, shall affect the right of either Party to serve legal process in any other manner permitted by law. Each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any lender named in a Debt Commitment Letter (or any such lender’s Affiliates, officers, directors, employees, agents or representatives involved in the Debt Financing, and their respective successors and assigns) under the Debt Commitment Letter in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than any state or federal court sitting in the Borough of Manhattan, New York City, New York. The provisions of this Section 9.15 shall inure to the benefit of, and be enforceable by, the Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.15.

9.16 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and any Damages arising out of such noncompliance shall be deemed an Assumed Liability for all purposes of this Agreement.

9.17 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a person or entity are also to its permitted successors and assigns; (i) unless stated otherwise herein, references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (k) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under U.S. GAAP. When reference is made in this Agreement to information that has been “made available” to Buyer, that shall include information that was contained in Seller’s electronic data room no later than 11:59 p.m., Eastern time, on the Business Day prior to the date of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

9.18 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement, including any litigation against the Financing Source arising out of this Agreement or the Debt Commitment Letter.

9.19 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By: /s/ Joseph P. Abbott, Jr.
Print Name: Joseph P. Abbott, Jr.
Print Title: Executive Vice President and Chief Financial Officer

Solely for Purposes of Sections 8.2 and 8.3, HOUGHTON MIFFLIN HARCOURT COMPANY

By: /s/ Joseph P. Abbott, Jr.
Print Name: Joseph P. Abbott, Jr.
Print Title: Executive Vice President and Chief Financial Officer

RIVERSIDE ASSESSMENTS, LLC

By: /s/ Rajib Roy
Print Name: Rajib Roy
Print Title: President & CEO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A —

EQUITY COMMITMENT LETTER

September 12, 2018

Riverside Assessments, LLC

c/o Alpine Management Services III, LLC

Two Embarcadero Center, Suite 2320

San Francisco, CA 94111

Attention: Graham Weaver

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement (as the same may be amended, modified or restated in accordance with the terms thereof, the “Purchase Agreement”), dated as of the date hereof, by and among Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), Riverside Assessments, LLC, a Delaware limited liability company (“you” or “Buyer”), and, solely for purposes of Sections 8.2 and 8.3 thereof, Houghton Mifflin Harcourt Company, a Delaware corporation. Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to such terms in the Purchase Agreement.

1. We are pleased to advise you that (a) Alpine Investors VI, LP, a Delaware limited partnership (“Alpine VI”), and Alpine VI-A Holdings Sub V, LLC, a Delaware limited liability company (“Alpine VI-A”, and, together with Alpine VI, the “Commitment Parties”, and each, a “Commitment Party”), hereby severally and not jointly, commits, conditioned solely upon (i) the satisfaction, or waiver by Buyer (with the prior written approval of the Commitment Parties) or Seller, as applicable, of all conditions precedent to the obligations of Buyer and Seller to consummate the transactions to be consummated at the Closing set forth in Sections 5.1 and 5.2 of the Purchase Agreement at the time that the Closing is required to occur pursuant to Section 1.3(a) of the Purchase Agreement (other than those conditions that by their terms are to be satisfied by actions taken at Closing, but subject to those conditions being capable of being satisfied at such time) (provided that this condition shall not apply with respect to amounts required to be paid by Buyer pursuant to the penultimate sentence of Section 4.6(a) of the Purchase Agreement, subject to the other terms and conditions hereof), and (ii) the contemporaneous consummation of the Closing (assuming the funding of the Commitment), to contribute to Buyer as equity, at or prior to the Closing (or solely with respect to amounts required to be paid by Buyer pursuant to the penultimate sentence of Section 4.6(a) of the Purchase Agreement, the termination of the Purchase Agreement, provided that the maximum amount payable pursuant to this parenthetical shall be $5 million), in accordance with the terms and subject to the conditions set forth in this letter, directly or indirectly, an aggregate amount up to its Pro Rata Percentage (as defined below) of $145,000,000 (the “Commitment”) in cash in immediately available funds (subject to any reduction in accordance with the terms set forth in the immediately following sentence), it being understood and agreed that neither Commitment Party shall, under any circumstances, be obligated under this letter to (or be obligated to cause any other person or entity to) contribute to, purchase equity (directly or indirectly) from or otherwise provide funds to Buyer (or any other person or entity in respect of the transactions contemplated by the Purchase Agreement) in an amount in excess of its Pro Rata Percentage of the Commitment. The proceeds of the Commitment shall be used by Buyer solely to satisfy its obligations to pay the Purchase Price pursuant to Section 1.2(a) of the Purchase Agreement, the reimbursement and indemnification obligations contemplated by Section 4.6(a), Section 8.5(b) and Section 9.13 of the Purchase Agreement, any obligations to pay fees and expenses of Buyer related to or arising out of the transactions contemplated by the Agreement. The amount of the Commitment may be reduced by Buyer (i) in an amount specified by Buyer solely to the extent it will be possible, notwithstanding such reduction, for Buyer to consummate the transactions contemplated by the Merger Agreement in

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accordance with the terms thereof, and/or (ii) on a dollar-for-dollar basis by the amount of any third-party financing obtained by Buyer or any of its Affiliates at or prior to the Closing; provided, however, that (A) the Commitment shall not be reduced pursuant to clause (i) unless and until funding sufficient to consummate the transactions contemplated by the Merger Agreement is received by Buyer and (B) the Commitment shall not be reduced pursuant to clause (ii) unless and until such third party financing is funded at the Closing.

The “Pro Rata Percentage” for each Commitment Party is as set forth below:

Alpine VI	94.95%
Alpine VI-A	5.05%

2. Except as set forth in paragraph 4 below, the Commitment is solely for the benefit of Buyer and is not intended (expressly or impliedly) to confer any benefits on, or create any rights in favor of, any other person or entity. Nothing set forth in this letter contains or gives, or shall be construed to contain or to give, any person or entity (other than the Commitment Parties, Buyer and Seller), including any person or entity acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Buyer to enforce, the commitments set forth herein, nor shall anything in this letter be construed, to confer any rights, legal or equitable, in any person or entity other than the Commitment Parties, Buyer and Seller. Without limiting the foregoing, none of the creditors of the Commitment Parties, Buyer or any of their Affiliates (other than Seller) shall have any direct or indirect right to enforce this letter or to cause Buyer to enforce this letter.

3. Each Commitment Party’s several, and not joint, obligation to fund its Pro Rata Percentage of the Commitment will terminate and expire on the earliest to occur of (i) immediately following the Closing and payment of the Purchase Price to Seller in cash, by wire transfer of immediately available funds, (ii) the valid termination of the Purchase Agreement in accordance with the terms thereof, or (iii) the date on which any claim is brought by Seller or any of its Affiliates under, or legal action, suit or proceeding is initiated by Seller or any of its Affiliates against any Commitment Party or any Non-Recourse Buyer Party (as defined below) in connection with this letter, the Purchase Agreement or any transaction contemplated hereby or thereby or otherwise relating thereto (other than in respect of a claim for specific performance under and in accordance with the terms of this letter, a claim against Alpine Management Services III, LLC, a Delaware limited liability company, under the Confidentiality Agreement and/or, for the avoidance of doubt and notwithstanding anything to the contrary set forth herein, a claim against Buyer under the Purchase Agreement (such earliest date, the “Commitment Expiration Date”). From and after the Commitment Expiration Date, neither the Commitment Parties nor any Non-Recourse Buyer Party shall have any further liability or obligation to any person or entity hereunder; provided, however, that, for the avoidance of doubt, such termination shall not, in and of itself, relieve any person or entity of any liability or obligation it may have under the Confidentiality Agreement; provided, further, that (x) any claim by Seller arising out of a breach of this letter shall survive any termination of the Commitment until the final and non-appealable resolution of such claim in a court of competent jurisdiction and satisfaction of such claim as directed by such court (but such claim shall terminate if Seller fails to commence litigation with respect thereto in a court of competent jurisdiction within ninety (90) days following the Commitment Expiration Date), (y) if the Purchase Agreement is terminated in accordance with the terms thereof, the Commitment shall, to the

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extent related to amounts required to be paid by Buyer pursuant to the penultimate sentence of Section 4.6(a) of the Purchase Agreement, remain in full force and effect until such amounts are so paid (but the Commitment shall, to the extent related to such amounts, terminate if Seller fails to commence litigation with respect thereto in a court of competent jurisdiction within ninety (90) days following the Commitment Expiration Date), (provided that the maximum amount payable pursuant to this clause (y) shall be $5 million) and (z) in the event that the Closing occurs, Seller shall not be entitled to commence any litigation referred to in the foregoing clauses (x) or (y) following the Closing.

4. This letter shall inure to the benefit of and be binding upon Buyer and the Commitment Parties. Each Commitment Party, severally and not jointly, acknowledges that Seller is an express third party beneficiary hereof (including, without limitation, with respect to such Commitment Party’s representations in each of paragraphs 12 and 13 below), entitled, subject to Section 6 hereof, without limiting its other rights and remedies, to specifically enforce the several, and not joint, obligations of each Commitment Party against such Commitment Party to the full extent hereof in connection with Seller’s exercise of its rights under and in accordance with Section 9.14 of the Purchase Agreement and, in connection therewith, Seller has the right to an injunction, or other appropriate form of specific performance or equitable relief, to cause Buyer to cause, or to directly cause, each Commitment Party to severally, and not jointly, fund, directly or indirectly, its Pro Rata Percentage of the Commitment as, and only to the extent permitted by, this letter, in the case of any obligation to fund the Commitment, when all of the conditions to funding the Commitment set forth in paragraph 1 hereof have been satisfied and as otherwise contemplated by the exercise of Seller’s rights under Section 9.14 of the Purchase Agreement. Each Commitment Party accordingly severally, and not jointly, agrees, subject in all respects to Section 9.14 of the Purchase Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that Seller has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Commitment Party further severally, and not jointly, agrees, that Seller shall not be required to post a bond or undertaking in connection with such order or injunction or other equitable relief sought in accordance with the terms of Section 9.14 of the Purchase Agreement. Each Commitment Party, severally, and not jointly, acknowledges and agrees that (a) Buyer is delivering a copy of this letter to Seller and that Seller is relying on the several, and not joint, obligations and commitments of the Commitment Parties hereunder in connection with Seller’s decision to enter into and consummate the transactions contemplated by the Purchase Agreement, (b) the availability of monetary damages in the Purchase Agreement (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Purchase Agreement or a breach of such Commitment Party’s obligations to fund the Commitment in accordance with the terms of this letter and (ii) shall not be construed to diminish or otherwise impair in any respect Seller’s right to specific enforcement, to cause Buyer to cause, or to directly cause, such Commitment Party to severally, and not jointly, fund, directly or indirectly, the Commitment under this letter, and to cause Buyer to consummate the transactions contemplated by the Purchase Agreement under Section 9.14 of the Purchase Agreement and (c) the right of specific performance under this letter and Section 9.14 of the Purchase Agreement are an integral part of the transactions contemplated by the Purchase Agreement and without those rights, Seller would not have entered into the Purchase Agreement. For the avoidance of doubt, the remedies available to Seller under Section 9.14 of the Purchase Agreement and this letter shall be in addition to any other remedy to which Seller is entitled, and the election to pursue any injunction or specific performance under Section 9.14 of the Purchase Agreement shall not limit or impair Seller’s right to exercise any other right or remedy; provided, however that, under no circumstance shall Seller be permitted or entitled to receive both (x) a grant of

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specific performance in respect of any breach of the Commitment and (y) any money damages in respect of such breach. Except for the rights of Seller as an express third party beneficiary of this letter, on the terms, and subject to the conditions hereof, nothing in this letter, express or implied, is intended to confer upon any person or entity other than Buyer and the Commitment Parties and Seller any rights or remedies under, or by reason of, or any rights to enforce or cause Buyer to enforce, the Commitment or any provisions of this letter or to confer upon any person or entity any rights or remedies against any person or entity other than the Commitment Parties under or by reason of this letter. Without limiting the foregoing, no person or entity (other than Buyer or Seller, but in the case of Seller, only on the terms, and subject to the limitations, set forth in this paragraph and Section 9.14 of the Purchase Agreement, as applicable) shall have any right to specifically enforce this letter or to cause Buyer to specifically enforce this letter.

5. None of the Commitment Parties, Buyer or Seller may assign their respective rights, interests or obligations hereunder to any other person or entity (except by operation of law) without the prior written consent of Seller (in the case of an assignment by any Commitment Party or Buyer) or the Commitment Parties (in the case of an assignment by Seller), and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this letter shall inure to the benefit of and be binding upon the parties hereto and Seller and their respective successors and permitted assigns.

6. Seller’s rights under this letter and Seller’s remedies against Buyer under the Purchase Agreement, the Transition Services Agreement or any License Agreement and/or against Alpine Management Services III, LLC, a Delaware limited liability company, under the Confidentiality Agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to Seller or any of its Affiliates against (i) the Commitment Parties or Buyer and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, advisors, Affiliates, members, managers, general or limited partners or assignees of the Commitment Parties or Buyer or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor or assignee of any of the foregoing (other than the Commitment Parties to the extent provided in this letter and Buyer to the extent provided in the Purchase Agreement, the Transition Services Agreement or any License Agreement) (those persons and entities described in clause (ii), excluding the Commitment Parties and Buyer, each being referred to as a “Non-Recourse Buyer Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter or the Purchase Agreement or any of the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary set forth in this paragraph, but without limiting Seller’s other rights and remedies, Seller, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in paragraph 4 of this letter, may cause Buyer to, or to directly, cause the Commitment to be funded as, and only to the extent, permitted by the exercise of Seller’s rights under Section 9.14 of the Purchase Agreement or on the terms, and subject to the conditions, set forth in paragraphs 1 and 3 of this letter. Notwithstanding anything that may be expressed or implied in this letter, each of Buyer and Seller, by its acceptance, directly or indirectly, of the benefits of this letter, covenants, agrees and acknowledges that no recourse hereunder, under the Purchase Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any Non-Recourse Buyer Party, whether by or through attempted piercing of the corporate veil, or by or through a claim by or on behalf of Seller against any Non-Recourse Buyer Party, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any

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statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Buyer Party in connection with this letter, the Purchase Agreement or any documents or instrument delivered in connection herewith or therewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

7. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Buyer covenants, agrees and acknowledges that no person or entity other than the Commitment Parties shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith or therewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Buyer Party for any obligations of the Commitment Parties under this letter or for any claim based on, in respect of or by reason of any such obligations or their creation, through Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer or Seller against any Non-Recourse Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Subject to their respective several, and not joint, obligations to fund the Commitment, under no circumstances shall the Commitment Parties be liable to Seller or any other person or entity for consequential, punitive, exemplary, multiple, special or similar damages, or for lost profits.

8. This letter, the Purchase Agreement and the Confidentiality Agreement reflect the entire understanding of the parties with respect to the subject matter hereof and shall not be contradicted or qualified by any other, and supersedes each other, agreement, oral or written, before the date hereof with respect to such subject matter. This letter may not be waived, amended or modified except by an instrument in writing signed by each of the parties hereto and Seller. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto or Seller of a breach of or a default under any of the provisions of this letter or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No failure or delay by any party or Seller in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary set forth herein, neither this letter nor the Commitment shall be effective unless there has been prior or concurrent execution and delivery of the Purchase Agreement by each of the parties thereto.

9. This letter shall be treated as confidential and is being provided to Buyer and Seller solely in connection with their execution of the Purchase Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned or as required by applicable law. Notwithstanding the foregoing, Seller may disclose this letter (i) to the extent required by the applicable rules of any national securities exchange or required by the U.S. Securities and Exchange Commission (the “SEC”) in connection with any SEC filings relating to the Closing, (ii) by interrogatory, subpoena, civil investigative demand or similar process or (iii) in connection with enforcing this letter.

September 12, 2018

10. This letter and any action (whether at law, in contract or in tort) that may be directly or indirectly based upon, relating to arising out of this letter, or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to paragraph 11 below, in any action or proceeding arising out of or relating to the Commitments, this letter or any of the transactions contemplated by this letter: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this paragraph 10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person or entity other than the parties hereto and Seller); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which (a) Buyer is to receive notice in accordance with Section 9.9 of the Purchase Agreement, in the case of service of process against Buyer, and (b) the Commitment Parties are to receive notice as set forth on the signature pages attached hereto, in the case of service of process against such Commitment Parties. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s or Seller’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

11. EACH PARTY TO THIS LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

12. Each party to this letter hereby represents and warrants with respect to itself to the other parties that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver and perform this letter, (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor, (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational documents, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by it of the transactions contemplated by this letter on a timely basis, and (f) all approvals of, filings with and notifications to, any Governmental Entity or other person or entity necessary for the due execution, delivery and performance of this letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other person or entity is required in connection with the execution, delivery or performance by it of this letter.

September 12, 2018

13. Each Commitment Party severally, and not jointly, represents and warrants to Buyer that (a) it has the financial capacity to pay and perform all of its obligations under this letter, (b) it has available capital equal to or in excess of its Pro Rata Percentage of the Commitment and its limited partners or other investors have the obligation to fund such capital, and all funds necessary to fulfill its Pro Rata Percentage of the Commitment under this letter shall be available to each Commitment Party for as long as this letter and its Pro Rata Percentage of the Commitment hereunder shall remain in effect, (c) such Commitment Party’s Pro Rata Percentage of the Commitment is less than the maximum amount that such Commitment Party is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise and (d) it has received a copy of the Purchase Agreement and the other documents or instruments delivered in connection therewith.

14. Each Commitment Party severally, and not jointly, covenants and agrees that (a) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of the foregoing representations and warranties to become untrue and (b) in the event that such Commitment Party is required to make payments pursuant to the terms of this letter, it will deploy its available cash and capital.

15. Subject to the provisos to the last sentence of paragraph 3 above, all representations, warranties, covenants and agreements of each Commitment Party contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the Commitment Expiration Date.

16. Each party acknowledges and agrees that (a) this letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Commitment Parties under this letter are solely contractual in nature.

17. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions of paragraphs 6, 7 and 9 of this letter. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

18. This letter may be signed in two or more counterparts (including by facsimile or by email with .pdf attachments), any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

*     *     *     *     *

If you are in agreement with the terms of this letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

Alpine Investors VI, LP

By:	Alpine General Partner VI, LLC
Its:	General Partner

By:	/s/ Graham C. Weaver
Name: Graham C. Weaver
Its: Manager

c/o Alpine Management Services III, LLC 1 California Street, Suite 2900
San Francisco, California 94111
Attn: Graham C. Weaver

Alpine VI-A Holdings Sub V, LLC

By:	Alpine VI-A Holdings V, LLC
Its:	Manager

By:	/s/ Graham C. Weaver
Name: Graham C. Weaver
Its: Manager

c/o Alpine Management Services III, LLC 1 California Street, Suite 2900
San Francisco, California 94111
Attn: Graham C. Weaver

Accepted and agreed to as of the date first above written:

Riverside Assessments, LLC

By:	/s/ Rajib Roy
Name: Rajib Roy
Title: President & CEO

[Signature Page to Equity Commitment Letter]

EXHIBIT B —

FORM OF BILL OF SALE AND ASSUMPTION AGREEMENT

BILL OF SALE AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is entered into as of [            ] [        ], 2018 between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), and Riverside Assessments, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are together referred to herein as the “Parties”.

RECITALS

WHEREAS, on September 12, 2018, Buyer, Seller and, solely for purposes of Sections 8.2 and 8.3 thereof, Houghton Mifflin Harcourt Company, a Delaware corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, this Bill of Sale is being executed and delivered incident to the closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Bill of Sale and the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Sale. Subject to the Purchase Agreement, including Section 1.5 thereof, Seller hereby sells, conveys, assigns and transfers to Buyer and its successors and assigns TO HAVE AND TO HOLD all of Seller’s right, title and interest in and to the Acquired Assets.

2. Assumption of Liabilities. Subject to the Purchase Agreement, Buyer hereby assumes, and agrees to perform and discharge when due, the Assumed Liabilities, but does not assume or agree to perform and discharge when due any Excluded Liabilities.

3. Terms of Purchase Agreement. The Parties acknowledge and agree that the representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded hereby. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

4. Governing Law. This Bill of Sale and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Bill of Sale, or the negotiation, execution or performance of this Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale and Assumption Agreement to be duly executed and delivered as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:
Name:
Title:

RIVERSIDE ASSESSMENTS, LLC

By:
Name:
Title:

EXHIBIT C —

FORM OF PATENT LICENSE AGREEMENT

EXHIBIT C —

FORM OF PATENT LICENSE AGREEMENT

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement”) is entered and effective as of [                ] [        ], 2018 (the “Effective Date”) by and between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation, on behalf of itself and its Affiliates (defined in the Asset Purchase Agreement) (each, a “Licensor Entity”) (“Licensor”), and Riverside Assessments, LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Licensor, Licensee and, solely for purposes of Sections 8.2 and 8.3 thereof, Houghton Mifflin Harcourt Company, a Delaware corporation, entered into that certain Asset Purchase Agreement, dated September 12, 2018 (the “Asset Purchase Agreement”), and in connection with the closing of the transactions contemplated by the Asset Purchase Agreement, Licensor desires to license to Licensee, and Licensee desires to license from Licensor, the Licensed Patents and Licensed Other IPR (each as defined below), upon the terms set forth herein;

NOW, THEREFORE; in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the terms below will have the following respective meanings, and all other capitalized terms used, but not defined in this Section 1, will have the meaning attributed to them in other provisions of this Agreement.

1.1 “Ancillary Field” means the development, publishing, marketing, distribution, support, licensing or sale by Licensor of Business Products as of the date hereof or as envisioned to be developed, published, marketed, distributed, supported, licensed or sold as represented in the Confidential Information Presentation dated May 2018, and any improvements, enhancements, upgrades, modifications, in each case, to the content thereof, or new versions of the content of the foregoing.

1.2 “Ancillary Patents” means any patents or patent applications that (a) Licensor and its Affiliates own or control (with the right to sublicense at no additional cost to Licensor) as of the Closing (as defined in the Asset Purchase Agreement), (b) that Licensor or its Affiliates file within three years following the Closing that claim inventions reduced to practice by employees of Licensor or its Affiliates prior to the Closing, and (c) reissues, re-examinations, continuations, continuations-in-part, divisions, extensions or other counterpart patents and legal protections arising from such patents and patent applications after the Effective Date.

1.3 “Business Day” means any calendar day other than (a) a Saturday or Sunday or (b) a calendar day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.4 “Business Field” means the business of developing, publishing, marketing, licensing and selling clinical and educational assessment products and services.

1.5 “Business Patents” means the patents and patent applications listed on Exhibit A hereto, as well as all reissues, re-examinations, continuations, continuations-in-part, divisions, extensions or other counterpart patents and legal protections arising from such patents and patent applications at any time before or after the Effective Date.

1.6 “Business Products” has the meaning attributed to it in the Asset Purchase Agreement.

1.7 “Licensed Other IPR” means all Other IPR that is used in or held for use in the operation of, or incorporated into, the Business as of the Effective Date, but is not transferred to Licensee pursuant to the Asset Purchase Agreement.

1.8 “Licensed Patents” means the Business Patents and the Ancillary Patents.

1.9 “Other IPR” means all rights in (i) trade secrets, confidential information, and other know-how; (ii) software, software documentation, and software manuals; and (iii) data, databases and data collections, in each case owned or controlled by Licensor (with the right to sublicense at no additional cost to Licensor).

2. LICENSE; COVENANT NOT TO SUE; PROPRIETARY RIGHTS.

2.1 License Grant to Business Patents. During the Term, the applicable Licensor Entity hereby grants Licensee an irrevocable (subject to termination under Section 3.3 below), non-exclusive, non-transferable, royalty-free, worldwide license (without the right to sublicense except as set forth in Section 2.6 below) under the Business Patents to make, have made, use, import, offer to sell and sell products and offer services in the Business Field.

2.2 Covenant Not to Sue with Respect to Ancillary Patents. During the Term, the applicable Licensor Entity hereby covenants and irrevocably (subject to termination under Section 3.3 below) agrees that it shall not directly or indirectly assert any legal or equitable cause of action, suit, claim, defense, offset, counterclaim, cross-claim or pleading or other proceeding of any sort whatsoever, or make any allegations against (i) Licensee, (ii) its Affiliates, (iii) third parties with respect to the provision of services on Licensee’s behalf, (iv) resellers and distributors in connection with the resale or distribution of Licensee’s products or services, and (v) customers in connection with such customers’ use of Licensee’s and services asserting that the making, using, offering to sell, selling, or importing of products and services in the Ancillary Field infringes any Ancillary Patent.

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2.3 License to Other IPR. The Applicable Licensor Entity hereby grants Licensee an irrevocable (subject to termination under Section 3.3 below), perpetual (subject to termination under Section 3.3 below), exclusive, non-transferable, royalty-free, worldwide license (without the right to sublicense) under the Licensed Other IPR to use, offer to sell, sell, create derivative works of, modify, copy, reproduce, distribute, perform and display products and services, and otherwise operate a business in, the Business Field. To the extent any of the rights granted under this Section 2.3 are sublicensed by Licensor to Licensee pursuant to rights granted to Licensor under an agreement with a third party, such rights shall survive only for as long as Licensor has the right to grant such sublicenses. For the avoidance of doubt, Licensor shall have no obligation to deliver to Licensee any documents or other materials that describe or otherwise embody any of the Licensed Other IPR.

2.4 Reservation of Rights. Licensee acknowledges that the applicable Licensor Entity retains all rights, title and interest in and to the Licensed Patents and Licensed Other IPR.

2.5 Licensor Restrictions. Licensor shall not transfer or assign the Licensed Patents unless the assignee agrees in writing with Licensee to adhere to the terms of this Agreement.

2.6 Sublicensing. Licensee may grant sublicenses in, to and under the license granted in Sections 2.1 to (i) any of its Affiliates, (ii) third parties for the purpose of providing services on Licensee’s behalf, (iii) resellers and distributors in connection with the resale or distribution of Licensee’s products or services, and (iv) customers in connection with such customers’ use of Licensee’s products and services.

3. TERM AND TERMINATION.

3.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Sections 3.2 or 3.3 below, shall expire on the expiration date of the last of the Licensed Patents to expire.

3.2 Termination for Convenience. Licensee may terminate this Agreement at any time upon thirty (30) days’ written notice to Licensor.

3.3 Termination for Cause. If either Party materially breaches this Agreement and the breach remains uncured for a period of thirty (30) days after the non-breaching Party notifies the breaching Party in writing of the breach, then this Agreement shall automatically terminate at the end of such thirty (30) day period.

3.4 Effect of Termination. Upon any termination (but not expiration) of this Agreement all licenses to the Licensed Patents set forth in this Agreement shall terminate and Licensee shall have no further rights under the Licensed Patents except to the extent arising under applicable law. Section 2.3 survives any termination or expiration of this Agreement.

4. REPRESENTATION AND WARRANTY; DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Licensor represents and warrants that it has the corporate authority to grant the rights, licenses and covenants set forth in this Agreement. OTHERWISE, THE LICENSED PATENTS AND LICENSED OTHER IPR ARE PROVIDED

3

“AS IS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. LICENSOR HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES RELATED TO THE LICENSED PATENTS AND LICENSED OTHER IPR, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

5. CONFIDENTIALITY. Licensee shall hold in trust and maintain, and shall use commercially reasonable efforts to cause its Affiliates (as defined in the Asset Purchase Agreement), consultants and advisors to hold in trust and maintain, in strict confidence, in the same manner as held by Licensor immediately prior to Closing (as defined in the Asset Purchase Agreement) all Licensed Other IPR. The obligations in the preceding sentence shall not apply to (a) information which becomes generally available to the public other than by disclosure in violation of the provisions of this Section 5, (b) information which becomes available on a non-confidential basis to Licensee from a source other than Licensor or any of its Affiliates provided that such source is not, to Licensee’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Licensor, any of its Affiliates or any other party with respect to such information, and (c) information acquired or developed independently by Licensee without violating this Agreement or any other confidentiality agreement with Licensor or any of its Affiliates. Licensee may disclose Confidential Information to the extent that Licensee reasonably believes doing so is required by law, provided that it first notifies Licensor of such requirement and allows Licensor a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party, Licensor and its Affiliates shall be entitled to equitable relief by way of an injunction if the Licensee breaches or threatens to breach any provision of this Section 5.

6. MISCELLANEOUS.

6.1 No Third Party Beneficiaries. Except as provided by applicable law, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

6.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Licensee may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Licensor, and any such assignment without such prior written consent shall be null and void; provided, however, that Licensee may assign this Agreement without such prior written consent (a) in whole, in connection with a sale of all or substantially all of the business or assets of Licensee to which this Agreement relates, or (b) in part, in connection with a sale of a portion of the business or assets of Licensee, in each case whether by merger, reorganization, or sale of assets or equity, whether on a stand-alone basis or as part of a larger transaction involving one or more of Licensee’s affiliates.

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6.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail (i) if such transmission is completed before 5:00 pm local time of the recipient party on a Business Day, on the date of transmission or (ii) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Licensee: Riverside Assessments, LLC c/o Alpine Management Services III, LLC 1 California Street, Suite 2900 San Francisco, CA 94111 Attn: Graham C. Weaver E-mail:

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Todd Cleary, Esq.

E-mail: TCleary@wsgr.com

If to Licensor: Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz, Esq.

E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

6.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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6.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

6.6 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

6.7 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof have jurisdiction over the Parties and the matter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.8 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

6.9 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6.3 above. Nothing in this Section 6.9, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

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6.10 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

6.11 Counterparts and Signature. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

LICENSOR: HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY	LICENSEE: RIVERSIDE ASSESSMENTS, LLC

By:	By:
Name (print):	Name (print):
Title:	Title:
Date:	Date:

[SIGNATURE PAGE TO PATENT LICENSE AGREEMENT]

EXHIBIT D —

FORM OF IOWA ASSESSMENTS FORMS E AND F LICENSE AGREEMENT

EXHIBIT D —

FORM OF IOWA ASSESSMENTS FORMS E AND F LICENSE AGREEMENT

IOWA ASSESSMENTS FORMS E AND F LICENSE AGREEMENT

This Iowa Assessments Forms E and F License Agreement (this “Agreement”) is entered and effective as of [                    ] [                ], 2018 (the “Effective Date”) by and between Riverside Assessments, LLC, a Delaware limited liability company (“Licensor”), and Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Licensor and Licensee entered into that certain Asset Purchase Agreement, dated September 12, 2018, 2018 (the “Asset Purchase Agreement”), and in connection with the closing of the transactions contemplated by the Asset Purchase Agreement, Licensor desires to license to Licensee, and Licensee desires to license from Licensor, the Iowa E&F Data Assets (as defined below), upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the terms below will have the following respective meanings, and all other capitalized terms used, but not defined in this Section 1, will have the meaning attributed to them in other provisions of this Agreement.

1.1 “Business Day” means any calendar day other than (a) a Saturday or Sunday or (b) a calendar day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.2 “Iowa E&F Data Assets” means The Iowa Assessments Forms E and F (© 2011) English Language Arts normative data used in The Iowa Assessments offering being transferred to Licensor under the Asset Purchase Agreement.

2. LICENSE; PROPRIETARY RIGHTS.

2.1 License Grant. Licensor hereby grants Licensee a non-exclusive, non-transferable, royalty-free, worldwide license to use, reproduce, display, create derivative works of and distribute the Iowa E&F Data Assets in connection with Licensee’s “Continuum” educational assessment offering as bundled with Licensee’s K-12 basal English Language Arts programs entitled “Journeys” and “Collections” for the sole purpose of fulfilling Licensee’s obligations under any customer contracts in-effect as of the Effective Date.

2.2 Reservation of Rights. Licensee acknowledges that Licensor and its licensors retain all rights, title and interest in and to the Iowa E&F Data Assets.

3. TERM AND TERMINATION.

3.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Sections 3.2 or 3.3 below, shall expire fifteen (15) years after the Effective Date.

3.2 Termination for Convenience. Licensee may terminate this Agreement at any time upon thirty (30) days’ written notice to Licensor.

3.3 Termination for Cause. If either Party materially breaches this Agreement and the breach remains uncured for a period of thirty (30) days after the non-breaching Party notifies the breaching Party in writing of the breach, then this Agreement shall automatically terminate at the end of such thirty (30) day period.

3.4 Effect of Termination. Upon any termination or expiration of this Agreement all licenses to the Iowa E&F Data Assets set forth in this Agreement shall terminate and Licensee will cease use of the Iowa E&F Data Assets.

4. DISCLAIMER OF WARRANTY. THE IOWA E&F DATA ASSETS ARE PROVIDED “AS IS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. LICENSOR HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES RELATED TO THE IOWA E&F DATA ASSETS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

5. MISCELLANEOUS.

5.1 No Third Party Beneficiaries. Except as provided by applicable law, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

5.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Licensee may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Licensor, provided that Licensee may assign this Agreement without the consent of Licensor in connection with a sale of its business related to this Agreement or to an Affiliate (as defined in the Asset Purchase Agreement) of Licensee. Any such assignment without such prior written consent shall be null and void.

5.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if

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delivered by electronic mail (i) if such transmission is completed before 5:00 pm local time of the recipient party on a Business Day, on the date of transmission or (ii) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Licensor: Riverside Assessments, LLC c/o Alpine Management Services III, LLC 1 California Street, Suite 2900 San Francisco, CA 94111 Attn: Graham C. Weaver E-mail:

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Todd Cleary, Esq.

E-mail: TCleary@wsgr.com

If to Licensee: Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz, Esq.

E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

5.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have

3

the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.6 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.7 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof have jurisdiction over the Parties and the matter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

5.8 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

5.9 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.3 above. Nothing in this Section 5.9, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

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5.10 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

5.11 Counterparts and Signature. This Agreement may be executed in two counterparts , each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

LICENSOR: RIVERSIDE ASSESSMENTS, LLC	LICENSEE: HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:	By:
Name (print):	Name (print):
Title:	Title:
Date:	Date:

EXHIBIT E —

FORM OF RIVERSIDE INTERIM ASSESSMENTS LICENSE AGREEMENT

EXHIBIT E —

FORM OF RIVERSIDE INTERIM ASSESSMENTS LICENSE AGREEMENT

RIVERSIDE INTERIM ASSESSMENTS LICENSE AGREEMENT

This Riverside Interim Assessments License Agreement (this “Agreement”) is entered and effective as of [                    ] [                ], 2018 (the “Effective Date”) by and between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Licensor”), and Riverside Assessments, LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Licensor and Licensee entered into that certain Asset Purchase Agreement, dated September 12, 2018 (the “Asset Purchase Agreement”), and in connection with the closing of the transactions contemplated by the Asset Purchase Agreement, Licensor desires to license to Licensee, and Licensee desires to license from Licensor, the Riverside Interim Assessments Assets (as defined below), upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the terms below will have the following respective meanings, and all other capitalized terms used, but not defined in this Section 1, will have the meaning attributed to them in other provisions of this Agreement.

1.1 “Business Day” means any calendar day other than (a) a Saturday or Sunday or (b) a calendar day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.2 “Riverside Interim Assessments Assets” means the fixed form interim assessments of student achievement in English Language Arts and Mathematics aligned to Common Core State Standards (comprising both test items and data) that have been incorporated into Licensor’s K-12 educational assessment offering currently entitled “Continuum” and are also available to a limited number of customers on the DataManager software platform being transferred to Licensee under the Asset Purchase Agreement.

2. LICENSE; PROPRIETARY RIGHTS.

2.1 License Grant. Licensor hereby grants Licensee a non-exclusive, non-transferable, royalty-free, worldwide license to use, reproduce, display, create derivative works of and distribute the Riverside Interim Assessments Assets solely in the operation of the Business (as defined in the Asset Purchase Agreement) in substantially the same manner in which the Riverside Interim Assessments Assets are currently used in the operation of the Business.

2.2 Reservation of Rights. Licensee acknowledges that Licensor and its licensors retain all rights, title and interest in and to the Riverside Interim Assessments Assets.

3. TERM AND TERMINATION.

3.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Sections 3.2 or 3.3 below, shall expire on the later of (a) the date that the last contractual commitment included in any Acquired Contract (pursuant to the terms of such Acquired Contract as in effect immediately prior to the Closing) to make the Riverside Interim Assessments Assets available to a customer expires or (b) the twenty-four (24) month anniversary of the Effective Date.

3.2 Termination for Convenience. Licensee may terminate this Agreement at any time upon thirty (30) days’ written notice to Licensor.

3.3 Termination for Cause. If either Party materially breaches this Agreement and the breach remains uncured for a period of thirty (30) days after the non-breaching Party notifies the breaching Party in writing of the breach, then this Agreement shall automatically terminate at the end of such thirty (30) day period.

3.4 Effect of Termination. Upon any termination or expiration of this Agreement all licenses to the Riverside Interim Assessments Assets set forth in this Agreement shall terminate and Licensee will cease use of the Riverside Interim Assessments Assets.

4. DISCLAIMER OF WARRANTY. THE RIVERSIDE INTERIM ASSESSMENTS ASSETS ARE PROVIDED “AS IS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. LICENSOR HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES RELATED TO THE RIVERSIDE INTERIM ASSESSMENTS ASSETS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

5. MISCELLANEOUS.

5.1 No Third Party Beneficiaries. Except as provided by applicable law, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

5.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Licensee may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Licensor, provided that Licensee may assign this Agreement without the consent of Licensor in connection with a sale of its business related to this Agreement or to an Affiliate (as defined in the Asset Purchase Agreement) of Licensee. Any such assignment without such prior written consent shall be null and void.

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5.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail (i) if such transmission is completed before 5:00 pm local time of the recipient party on a Business Day, on the date of transmission or (ii) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Licensee: Riverside Assessments, LLC c/o Alpine Management Services III, LLC 1 California Street, Suite 2900 San Francisco, CA 94111 Attn: Graham C. Weaver E-mail:

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Todd Cleary, Esq.

E-mail: TCleary@wsgr.com

If to Licensor: Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz, Esq.

E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

5.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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5.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.6 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.7 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof have jurisdiction over the Parties and the matter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

5.8 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

5.9 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this

4

Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.3 above. Nothing in this Section 5.9, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

5.10 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

5.11 Counterparts and Signature. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

LICENSOR: HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY	LICENSEE:

By:	By:
Name (print):	Name (print):
Title:	Title:
Date:	Date:

EXHIBIT F —

FORM OF WEB CMS LICENSE AGREEMENT

EXHIBIT F

FORM OF WEBCMS LICENSE AGREEMENT

WEBCMS LICENSE AGREEMENT

This WebCMS License Agreement (this “Agreement”) is entered and effective as of [             ] [             ], 2018 (the “Effective Date”) by and between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Licensor”), and Riverside Assessments, LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Licensor and Licensee entered into that certain Asset Purchase Agreement, dated September 12, 2018 (the “Asset Purchase Agreement”), and in connection with the closing of the transactions contemplated by the Asset Purchase Agreement, Licensor desires to license to Licensee, and Licensee desires to license from Licensor, the WebCMS Software (as defined below), upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the terms below will have the following respective meanings, and all other capitalized terms used, but not defined in this Section 1, will have the meaning attributed to them in other provisions of this Agreement.

1.1 “Business Day” means any calendar day other than (a) a Saturday or Sunday or (b) a calendar day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.2 “WebCMS Software” means a web-based software tool referred to by Licensor as “WebCMS” that is used for the development and workflow management of assessment items and related data. The WebCMS Software is an ASP.NET application written in VB and C# with SQL Server as the backend database.

2. LICENSE; PROPRIETARY RIGHTS.

2.1 License Grant. Licensor hereby grants Licensee a non-exclusive, non-transferable (except as set forth in Section 5.2), sub-licenseable, royalty-free, worldwide, perpetual (subject to termination under Section 3.3 below) license to use, reproduce and create derivative works of the WebCMS Software in source code form and to use, reproduce, display, perform and distribute the WebCMS Software in object code form. Any improvements, modifications, enhancements and derivative works of the WebCMS Software developed by or on Licensee’s behalf will be owned by Licensee.

2.2 Reservation of Rights. Licensee acknowledges that Licensor and its licensors retain all rights, title and interest in and to the WebCMS Software.

2.3 Delivery. Licensor will deliver one copy of the WebCMS Software to Licensee in source code form (excluding all data) no later than the one-month anniversary of the Effective Date. Licensor will deliver the data managed by the WebCMS Software that is being transferred under the Asset Purchase Agreement to Licensee no later than 30 days following Licensee’s written request therefor, provided that such request shall not be made prior to the two-month anniversary of the Effective Date.

2.4 Third Party Licenses. Licensee acknowledges that it must acquire at its sole cost and expense, and Licensor shall have no obligation to provide, the following third-party licenses, to the extent that such licensed software is used with Licensee’s version of the WebCMS Software:

a)	MathFlow is embedded in the web application, on the client side; and also on the back end for image creation (SUBSCRIPTION);

b)	InDesign Server which runs as its own instance on a dedicate server (PAID);

c)	Photoshop which runs as its own instance as a single-user license in the same InDesign server (PAID);

d)	ImageMagick runs as a utility tool on the InDesign Server (FREE); and

e)	Learnosity APIs are external (SUBSCRIPTION).

However, Licensee will not be required to obtain any such licenses or pay any such costs to the extent the applicable software is provided as a “Service” under the terms of the Transition Services Agreement between the Parties, during the term of that Transition Services Agreement.

3. TERM AND TERMINATION.

3.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect unless earlier terminated pursuant to Sections 3.2 or 3.3 below.

3.2 Termination for Convenience. Licensee may terminate this Agreement at any time upon thirty (30) days’ written notice to Licensor.

3.3 Termination for Cause. If either Party materially breaches this Agreement and the breach remains uncured for a period of thirty (30) days after the non-breaching Party notifies the breaching Party in writing of the breach, then this Agreement shall automatically terminate at the end of such thirty (30) day period.

3.4 Effect of Termination. Upon any termination of this Agreement all licenses to the WebCMS Software set forth in this Agreement shall terminate and Licensee will cease use of the WebCMS Software.

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4. DISCLAIMER OF WARRANTY. THE WEBCMS SOFTWARE IS PROVIDED “AS IS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. LICENSOR HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES RELATED TO THE WEBCMS SOFTWARE, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

5. MISCELLANEOUS.

5.1 No Third-Party Beneficiaries. Except as provided by applicable law, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

5.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Licensee may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Licensor, and any such assignment without such prior written consent shall be null and void; provided, however, that Licensee may assign this Agreement without such prior written consent (a) in whole, in connection with a sale of all or substantially all of the business or assets of Licensee to which this Agreement relates, or (b) in part, in connection with a sale of a portion of the business or assets of Licensee, in each case whether by merger, reorganization, or sale of assets or equity, whether on a stand-alone basis or as part of a larger transaction involving one or more of Licensee’s affiliates.

5.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail (i) if such transmission is completed before 5:00 pm local time of the recipient party on a Business Day, on the date of transmission or (ii) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Licensee: Riverside Assessments, LLC c/o Alpine Management Services III, LLC 1 California Street, Suite 2900 San Francisco, CA 94111 Attn: Graham C. Weaver E-mail:

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Todd Cleary, Esq.

E-mail: TCleary@wsgr.com

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If to Licensor: Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz, Esq.

E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

5.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.6 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.7 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the

4

terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof have jurisdiction over the Parties and the matter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

5.8 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

5.9 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.3 above. Nothing in this Section 5.9, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

5.10 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

5.11 Counterparts and Signature. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

[SIGNATURE PAGE FOLLOWS]

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

LICENSOR: HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY	LICENSEE: RIVERSIDE ASSESSMENTS, LLC

By:	By:
Name (print):	Name (print):
Title:	Title:
Date:	Date:

[SIGNATURE PAGE TO WEBCMS LICENSE AGREEMENT]

EXHIBIT G —

FORM OF COPYRIGHT ASSIGNMENT

EXHIBIT G —

FORM OF COPYRIGHT ASSIGNMENT

COPYRIGHT ASSIGNMENT

THIS COPYRIGHT ASSIGNMENT (this “Assignment”) is executed as of [                    ] [        ], 2018 by Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), for the benefit of Riverside Assessments, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, on September 12, 2018, Buyer, Seller and, solely for purposes of Sections 8.2 and 8.3 thereof, Houghton Mifflin Harcourt Company, a Delaware corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, this Assignment is being executed and delivered incident to the closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Assignment and the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, by its execution of this Assignment, and Buyer, by its acceptance of this Assignment, agree as follows:

1. Assignment. Seller hereby assigns to Buyer all of Seller’s right, title and interest in and to all copyrights, copyright applications and copyright registrations used or held for use by Seller primarily in the conduct of the Business, including those listed on Schedule A hereto, but, notwithstanding anything to the contrary, excluding any Excluded Asset.

2. Terms of Purchase Agreement. The representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded hereby. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

3. Governing Law. This Assignment and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Assignment, or the negotiation, execution or performance of this Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

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IN WITNESS WHEREOF, Seller has caused this Copyright Assignment to be duly executed and delivered as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:
Name:
Title:

EXHIBIT H —

FORM OF TRADEMARK ASSIGNMENT

EXHIBIT H —

FORM OF TRADEMARK ASSIGNMENT

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this “Assignment”) is executed as of [                ] [                ], 2018 by Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), for the benefit of Riverside Assessments, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, on September 12, 2018, Buyer, Seller and, solely for purposes of Sections 8.2 and 8.3 thereof, Houghton Mifflin Harcourt Company, a Delaware corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, this Assignment is being executed and delivered incident to the closing of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Assignment and the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, by its execution of this Assignment, and Buyer, by its acceptance of this Assignment, agree as follows:

1. Assignment. Seller hereby assigns to Buyer all of Seller’s right, title and interest in and to all trademarks, trademark registrations, trademark applications, and trade names used or held for use by Seller primarily in the conduct of the Business, including those listed on Schedule A, including the goodwill of the business connected with the use of, and symbolized by, said marks, but, notwithstanding anything to the contrary, excluding any Excluded Asset.

2. Terms of Purchase Agreement. The representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded hereby. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

3. Governing Law. This Assignment and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Assignment, or the negotiation, execution or performance of this Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

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IN WITNESS WHEREOF, Seller has caused this Trademark Assignment to be duly executed and delivered as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:
Name:
Title:

EXHIBIT I —

FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT I —

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is made this [•] day of [•], 2018, by and between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), and Riverside Assessments, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are together referred to herein as the “Parties,” and each individually as a “Party.”

WHEREAS, Buyer, Seller and, solely for purposes of Sections 8.2 and 8.3 thereof, Houghton Mifflin Harcourt Company, a Delaware corporation, are parties to an Asset Purchase Agreement dated as of September 12, 2018 (the “Purchase Agreement”);

WHEREAS, in order to enable Buyer to operate the Business in an effective manner, Seller has agreed to provide to Buyer certain services for the periods and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree:

1.1 General. During the term of this Agreement Seller (or an Affiliate of Seller designated by Seller for this purpose) shall provide, or cause such designated Affiliate to provide, the services (individually, a “Service” and collectively, the “Services”) set forth in Schedule A attached hereto for 18 months (solely with respect to Services IT1, IT3, IT6, IT8 and IT18) one year (for all other Services) from the date hereof. Buyer may request during the term of this Agreement that Seller additionally provide any other service that Seller provided for the benefit of the Business during the twelve-month period immediately prior to the Closing (the “Baseline Period”) in the ordinary course of business. If Buyer requests that Seller provide any such service, the Parties shall amend Schedule A hereto to add such service as a Service; provided that (i) the term for such additional Service shall expire on the first anniversary of the date of this Agreement (provided that if such additional Service is substantially similar to the Services identified in IT5 and IT8, then the term for such Service shall expire on the date that is 18 months after the date of this Agreement) and (ii) such amendment to Schedule A shall specify that as the fee for such additional Service, Buyer shall pay to Seller an amount equal to Buyer’s total cost to provide such additional Service.

1.2 Cooperation. Each Party shall cause its employees to use good faith efforts to cooperate with employees of the other to the extent required for effective and timely delivery of the Services, including by exchanging information (in accordance with Section 3.1 below) and performing reconciliations and adjustments. In addition, each Party shall name a point of contact (a “Transition Manager”) who shall be responsible for the day to day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of either Party’s obligations hereunder. Subject to the right to delegate duties to others, the

Transition Managers will serve as the primary contact point for the respective principals with respect to the obligations of the Parties under this Agreement. Each Transition Manager’s responsibilities will include: (a) conducting reviews of compliance with the performance standards set forth in this Agreement and Schedule A hereto (as applicable), (b) assisting with compliance with this Agreement, including Schedule A hereto, and (c) assisting with mitigating and resolving technical and business issues. A Party may designate a replacement for its Transition Manager by notice to the other Party. In addition, between the date of the Purchase Agreement and Closing (as defined in the Purchase Agreement), Seller will, following consultation with Buyer, identify, on a subject by subject basis, a specific individual who will serve as point of contact for such subject.

1.3 Third Party Services. Seller shall have the right to engage the services of third parties to deliver or assist in the delivery of the Services contemplated under this Agreement to the extent (a) reasonably required or advisable in the ordinary course of Seller’s business, (b) engagement is consistent with (i) Seller’s use of third parties to deliver such Services to the Business during the Baseline Period or (ii) Seller’s own use of similar services or those provided to its subsidiaries or (c) consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and so long as (x) in the case of the foregoing clauses (a) or (b)(ii), Buyer is provided reasonably advance notice of such engagement, and (y) all costs and expenses associated with such engagement, including those incurred by Buyer, are borne by Seller; provided that nothing in this Section 1.3 shall relieve Buyer of any obligation to make any payment pursuant to Section 2 below and Schedule A hereto. Seller will impose on such third parties customary confidentiality obligations. If Seller engages the services of a third party pursuant to this Section 1.3, then Seller will be and remain responsible and liable for any acts or omissions of any such third party (including failure to perform in accordance with this Agreement) to the same extent as if such acts or omissions were committed by Seller or a Seller employee.

1.4 Resources. Seller represents and warrants that, as of Closing, it has suitable employees on-site or otherwise available to perform the Services to be performed by it hereunder. During the term of this Agreement, Seller will maintain sufficient resources to perform its obligations under this Agreement and any Schedule. The Parties agree that in no event shall Seller be required to hire employees or engage consultants or contractors for the purpose of performing Services hereunder.

1.5 Standard of Performance. Seller shall provide all Services with not materially less care, skill, quality and diligence than Seller used in providing such services for the benefit of the Business during the Baseline Period.

1.6 Software. To the extent any Services involve access to database or other software systems (including any SAP applications), neither Seller nor any of its Affiliates shall have any liability for any data entry errors, database errors, software bugs or errors, data stored or accessed by such systems or otherwise in any way relating to Buyer’s use of such software applications or systems.

1.7 Conflict for Services. Notwithstanding anything to the contrary in this Agreement, including Schedule A, Seller shall not be required to provide any Services hereunder that may result in the breach or violation of any applicable law or any arrangement or agreement with any third party, including software licenses and support or maintenance agreements. Seller will provide notice to Buyer of any Service that Seller is not required to provide pursuant to this Section 1.7 promptly after becoming aware thereof.

1.8 Relationship with Seller. Buyer agrees that from and after the Closing Buyer shall not hold itself out as having any affiliations with Seller, including in connection with Buyer’s dealings with vendors. Buyer shall have no right to participate in or suggest the applicability of any volume discounts that Seller may have with any service provider or other third party.

2. PAYMENTS

2.1 Fees and Third Party Costs and Expenses Reimbursement. Schedule A indicates the monthly (or other) fee for each Service. Each such monthly fee shall be prorated on a daily basis in accordance with the number of days in such calendar month for any partial calendar month during which such Service is provided. If Seller or any of its Affiliates incurs costs or expenses on behalf of Buyer as well as other businesses operated by Seller or any of its Affiliates in connection with the provision of any Services that Schedule A hereto provides will be billed to Buyer on a pass-through basis, Seller will allocate any such costs or expenses on a pro rata basis based on Buyer’s proportional share of its use of such Services, as determined in good faith by Seller. Seller shall, and shall cause its applicable Affiliates to, keep and maintain such books and records as may be reasonably necessary to make such allocations. Seller shall make copies of such books and records available to Buyer for inspection upon request and with reasonable notice.

2.2 Invoicing and Payment. Within twenty (20) days following the end of each calendar month during the term hereof, Seller shall provide to Buyer a single invoice (an “Invoice”) setting forth the aggregate fees for all Services for such month. Such Invoice shall list each Service and the fee for such Service for such month. No later than thirty (30) days following receipt of an Invoice, Buyer shall pay all undisputed amounts due under such Invoice by wire transfer of immediately available funds to an account designated by Seller. Buyer’s failure to pay any undisputed amounts set forth in an Invoice within such 30-day period shall be considered a material breach of this Agreement pursuant to Section 5.2(a) below. Every Invoice that is not paid when due shall bear interest on all undisputed amounts from and after the date on which such Invoice first became overdue at an annual rate equal to twelve percent (12%). Buyer agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by Seller in collecting any such Invoice.

2.3 Taxes. The fees payable pursuant to this Section 2 shall be exclusive of any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of Services or direct costs. Any taxes, duties, excises, tariffs, fees, assessments or levies imposed on the performance or delivery of Services or direct costs hereunder that are required to be collected from Buyer by Seller under applicable law shall be separately stated on the applicable Invoice and shall be the responsibility of Buyer. For the avoidance of doubt, the foregoing sentence shall not apply to any taxes, duties, excises, tariffs, fees, assessments or levies based (in whole or in part) on net income or profits.

3. CONFIDENTIALITY AND SECURITY OF DATA

3.1 Information Exchanges. Subject to applicable law and good faith claims of privilege, each Party shall provide the other Party with all information regarding itself and the transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Services pursuant to this Agreement or to otherwise receive the full benefit of the Services. This Agreement does not provide rights to either Party to access, store or use information of the other Party or its Affiliates that is not or was not related to such other Party’s business. Each Party agrees to use its reasonable best efforts not to access such information. Upon request of either Party, the other Party shall promptly return and/or destroy any copies of any reports, data, or other information relating to the requesting Party.

3.2 Confidential Information. Each Party shall hold in trust and maintain, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold in trust and maintain, in strict confidence all Confidential Information relating to the other Party. “Confidential Information” shall mean all information disclosed by either Party to the other in connection with this Agreement that is, given the circumstances and nature of disclosure, reasonably likely to be considered confidential by the disclosing Party, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, customer information and data (including Personal Data) and the like, but shall not include (a) information which becomes generally available to the public other than by disclosure in violation of the provisions of this Section 3.2, (b) information which becomes available on a non-confidential basis to a Party from a source other than the other Party provided that such source is not, to the receiving Party’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, and (c) information acquired or developed independently by a Party without violating this Section 3.2 or any other confidentiality agreement with the other Party. A Party may disclose Confidential Information to the extent that such Party reasonably believes doing so is required by law, provided that it first notifies the other Party of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party, a Party disclosing any Confidential Information to the other Party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other Party breaches or threatens to breach any provision of this Section 3.2. Seller may, in its sole discretion, update its hardware, software or administrative tools, including those that relate to the Business.

3.3 Security. Each Party hereby acknowledges that the other Party retains the right to use reasonable measures and take reasonable steps to protect the confidentiality and security of its network and data, including as may be shared by the other Party, on and after the Closing.

3.4 Personal Data. With respect to any Personal Data, Seller and those of its Affiliates providing Services will, in connection with the provision of Services, (a) use the same level of efforts to comply with applicable Privacy Laws with respect to Personal Data as Seller used in providing the Services to the Business during the Baseline Period; (b) use reasonable efforts to maintain the confidentiality, security, and integrity of all Personal Data processed or maintained by Seller and its Affiliates in connection with the Services; and (c) except to the extent consistent in all material respects with practice for the Business during the Baseline Period, not transfer Personal Data to, or store or otherwise process Personal Data in, a geographic location outside of the continental United States without Buyer’s prior written consent. All Personal Data processed by Seller or any of its Affiliates in connection with the Services will, as between the Parties, be Confidential Information of Buyer, notwithstanding any exceptions to the definition of Confidential Information in Section 3.2.

3.5 Disaster Recovery; Backup. During the term of this Agreement (as provided in Section 5.1 below), Seller will, and will cause those of its Affiliates providing Services to, maintain backup, business continuation and disaster recovery plans and measures with respect to the Services materially consistent with those applied by Seller to its business.

4. INDEMNIFICATION

4.1 Indemnification by Seller.

(a) Indemnification. Seller shall indemnify and hold Buyer and its Affiliates harmless against any damages, costs and expenses (including reasonable attorneys’ fees) arising from (i) the gross negligence or intentional misconduct of Seller or its designated Affiliates contractors in connection with the provision of any Services or (ii) the material breach by Seller of any of its obligations hereunder.

(b) Defense. If notified promptly in writing of any action brought against Buyer or its Affiliates based on a claim described in Section 4.1(a) above, Seller shall defend such action at its expense and pay all costs, damages and settlements finally awarded in such action or settlement which are attributable to such claim. Seller shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Buyer and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Buyer. Buyer shall reasonably cooperate with Seller in the defense of such claim, and may be represented, at Buyer’s expense, by counsel of Buyer’s selection.

4.2 Indemnification by Buyer.

(a) Indemnification. Buyer shall indemnify and hold Seller and its Affiliates harmless against (i) any damages, costs and expenses (including reasonable attorneys’ fees) arising from (A) the gross negligence or intentional misconduct of Buyer in connection with its receipt or use of any Services, or (B) the material breach by Buyer of any of its obligations hereunder; and (ii) any third-party damages, costs and expenses arising from the receipt or use of the Services (except to the extent any such third-party damages, costs and expenses result from the provision of such Services in material violation of this Agreement or applicable law).

(b) Defense. If notified promptly in writing of any action brought against Seller or its Affiliates based on a claim described in Section 4.2(a) above, Buyer shall defend such action at its expense and pay all costs and damages finally awarded in such action or settlement which are attributable to such claim. Buyer shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Seller and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Seller. Seller shall reasonably cooperate with Buyer in the defense of such claim, and may be represented, at Seller’s expense, by counsel of Seller’s selection.

5. TERM AND TERMINATION

5.1 Term. Unless earlier terminated in accordance with Section 5.2 below, this Agreement shall be in effect from the date hereof until termination of the last of the Services provided hereunder.

5.2 Termination.

(a) This Agreement or any individual Service(s) may be terminated by either Party if the other Party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within twenty (20) days following the date on which the other Party (the “Notifying Party”) has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

(b) The Parties may terminate this Agreement with respect to any particular Service for any reason upon the mutual written agreement of the Parties.

(c) Buyer may terminate any individual Service(s), or all Services, to be provided to Buyer hereunder for any or no reason by providing Seller not less than thirty (30) days’ prior written notice setting forth the termination date for the Service(s). With respect to the termination of individual Service(s), beginning on the termination date for such Service(s), Buyer’s obligation to pay the Service Costs corresponding to such terminated Service(s) will cease to accrue.

(d) Termination of any Service shall relieve Seller of its obligations to provide the remaining Services to the extent that such remaining Services are dependent on the terminated Service and Seller has informed Buyer of such inter-dependencies no later than thirty (30) days after receipt of Buyer’s notice of termination for a Service.

(e) Upon termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 3 and 4 above, and Buyer’s obligation to pay any Invoice for Services provided prior to the effective date of any termination or expiration of this Agreement, shall survive any such termination or expiration.

6. GENERAL

6.1 Assignment. Neither Party shall assign any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any such assignment without such prior written consent shall be null and void. No such assignment shall relieve either Party of its obligations hereunder. This Agreement shall be deemed to be for the benefit of the Parties and each of their Affiliates directly involved with the Services, and all rights of either Party under this Agreement may be exercised by any such Affiliate of such Party. This Agreement shall inure to the benefit of and be binding upon any successors or permitted assigns of the Parties.

6.2 Force Majeure. Neither Party shall bear any responsibility or liability for any Damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other Party or for events beyond its reasonable control including acts of God, acts of governmental authorities, acts of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such Party (each, an “Event”); provided, that Seller will not be excused pursuant to this Section 6.2 if, and solely to the extent, it has failed to implement its then effective and applicable backup, disaster recovery and business continuity plans, except to the extent that the Event has rendered such programs inoperable or ineffective. Upon the occurrence of any such Event that results in, or will result in, delay or failure to perform under this Agreement, (a) the Party experiencing the Event will promptly after becoming aware thereof notify the other Party of such occurrence and, to the extent then known, the effect and/or, to the extent reasonably possible, the anticipated effect of such occurrence and (b) Buyer will not be obligated to pay for any portion of the Services not delivered as a result of such occurrence. The Party experiencing the Event will use commercially reasonable efforts to minimize disruptions in its performance and to resume performance of its obligations under this Agreement as soon as the Event (and the aftermath of the Event) no longer precludes it from rendering such performance, including by implementing its then effective and applicable backup, disaster recovery and business continuity plans.

6.3 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, each Party agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof having jurisdiction over the Parties and the matter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.4 Applicable Law; Waiver of Jury Trial. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6.8 below. Nothing in this Section 6.4, however, shall affect the right of either Party to serve legal process in any other manner permitted by law. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

6.5 Relationship of the Parties. The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

6.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Purchase Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement.

6.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail (i) if such transmission is completed before 5:00 pm local time of the recipient party on a Business Day, on the date of transmission or (b) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Buyer:	Copies to:

Riverside Assessments, LLC c/o Alpine Management Services III, LLC 1 California Street, Suite 2900 San Francisco, CA 94111 Attn: Graham C. Weaver E-mail:	Wilson Sonsini Goodrich & Rosati One Market Plaza Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Todd Cleary, Esq. E-mail: TCleary@wsgr.com

If to Seller:	Copies to:

Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Hal J. Leibowitz, Esq. E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

6.9 Section Headings; Definitions. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement. Except where expressly stated otherwise in this Agreement, “include,” “includes” and “including” are not limiting.

6.10 Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement.

6.11 Counterparts and Signatures. This Agreement may be executed in two counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement as of the day and year first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:

Name:

Title:

RIVERSIDE ASSESSMENTS, LLC

By:

Name:

Title:

EXHIBIT J —

REPRESENTATIONS AND WARRANTIES INSURANCE POLICY

DISCLOSUREGAP ® REPRESENTATIONS & WARRANTIES INSURANCE POLICY

(BUYER VERSION)

THIS IS A CLAIMS MADE AND REPORTED POLICY WITH COVERAGE FOR COVERED COSTS INCLUDED IN THE LIMIT OF LIABILITY. PLEASE READ THE ENTIRE POLICY CAREFULLY.

POLICY DECLARATIONS

NOTICE: THIS INSURANCE IS ISSUED PURSUANT TO THE CALIFORNIA INSURANCE CODE, SECTIONS 1760 THROUGH 1780, AND IS PLACED IN AN INSURER OR INSURERS NOT HOLDING A CERTIFICATE OF AUTHORITY FROM OR REGULATED BY THE CALIFORNIA INSURANCE COMMISSIONER.

NOTICE: A SURPLUS LINE INSURER MAY BE SUED UPON ANY CAUSE OF ACTION ARISING IN THE STATE OF CALIFORNIA UNDER ANY SURPLUS LINE INSURANCE CONTRACT MADE BY IT IN THE STATE OF CALIFORNIA, OR ANY EVIDENCE OF INSURANCE ISSUED OR DELIVERED BY THE SURPLUS LINE BROKER IN THE STATE OF CALIFORNIA, PURSUANT TO THE PROCEDURE SET FORTH IN SECTIONS 1610 TO 1620 OF THE CALIFORNIA INSURANCE CODE.

NOTICE:

1. THE INSURANCE POLICY THAT YOU HAVE PURCHASED IS BEING ISSUED BY AN INSURER THAT IS NOT LICENSED BY THE STATE OF CALIFORNIA. THESE COMPANIES ARE CALLED “NONADMITTED” OR “SURPLUS LINE” INSURERS.

2. THE INSURER IS NOT SUBJECT TO THE FINANCIAL SOLVENCY REGULATION AND ENFORCEMENT THAT APPLY TO CALIFORNIA LICENSED INSURERS.

3. THE INSURER DOES NOT PARTICIPATE IN ANY OF THE INSURANCE GUARANTEE FUNDS CREATED BY CALIFORNIA LAW. THEREFORE, THESE FUNDS WILL NOT PAY YOUR CLAIMS OR PROTECT YOUR ASSETS IF THE INSURER BECOMES INSOLVENT AND IS UNABLE TO MAKE PAYMENTS AS PROMISED.

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4. THE INSURER SHOULD BE LICENSED EITHER AS A FOREIGN INSURER IN ANOTHER STATE IN THE UNITED STATES OR AS A NON-UNITED STATES (ALIEN) INSURER. YOU SHOULD ASK QUESTIONS OF YOUR INSURANCE AGENT, BROKER, OR “SURPLUS LINE” BROKER OR CONTACT THE CALIFORNIA DEPARTMENT OF INSURANCE AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER 1-800-927-4357Call: 1-800-927-4357. OR INTERNET WEBSITE WWW.INSURANCE.CA.GOV. ASK WHETHER OR NOT THE INSURER IS LICENSED AS A FOREIGN OR NON-UNITED STATES (ALIEN) INSURER AND FOR ADDITIONAL INFORMATION ABOUT THE INSURER. YOU MAY ALSO CONTACT THE NAIC’S INTERNET WEBSITE AT WWW.NAIC.ORG.

5. FOREIGN INSURERS SHOULD BE LICENSED BY A STATE IN THE UNITED STATES AND YOU MAY CONTACT THAT STATES DEPARTMENT OF INSURANCE TO OBTAIN MORE INFORMATION ABOUT THAT INSURER.

6. FOR NON-UNITED STATES (ALIEN) INSURERS. THE INSURER SHOULD BE LICENSED BY A COUNTRY OUTSIDE OF THE UNITED STATES AND SHOULD BE ON THE NAIC’S INTERNATIONAL INSURERS DEPARTMENT (IID) LISTING OF APPROVED NONADMITTED NON-UNITED STATES INSURERS. ASK YOUR AGENT, BROKER OR “SURPLUS LINE” BROKER TO OBTAIN MORE INFORMATION ABOUT THAT INSURER.

7. CALIFORNIA MAINTAINS A LIST OF APPROVED SURPLUS LINE INSURERS. ASK YOUR AGENT OR BROKER IF THE INSURER IS ON THAT LIST, OR VIEW THAT LIST AT THE INTERNET WEB SITE OF THE CALIFORNIA DEPARTMENT OF INSURANCE: WWW.INSURANCE.CA.GOV.

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8. IF YOU, AS THE APPLICANT, REQUIRED THAT THE INSURANCE POLICY YOU HAVE PURCHASED BE BOUND IMMEDIATELY, EITHER BECAUSE EXISTING COVERAGE WAS GOING TO LAPSE WITHIN TWO BUSINESS DAYS OR BECAUSE YOU WERE REQUIRED TO HAVE COVERAGE WITHIN TWO BUSINESS DAYS, AND YOU DID NOT RECEIVE THIS DISCLOSURE FORM AND A REQUEST FOR YOUR SIGNATURE UNTIL AFTER COVERAGE BECAME EFFECTIVE, YOU HAVE THE RIGHT TO CANCEL THIS POLICY WITHIN FIVE DAYS OF RECEIVING THIS DISCLOSURE. IF YOU CANCEL COVERAGE THE PREMIUM WILL BE PRORATED AND ANY BROKER’S FEE CHARGED FOR THIS INSURANCE WILL BE RETURNED TO YOU.

POLICY NO. AMB02622

NOTICE: THIS POLICY APPLIES ONLY TO ANY BREACH THAT THE INSURED FIRST DISCOVERS PRIOR TO THE END OF THE POLICY TERM AND THAT IS REPORTED TO THE INSURERS PURSUANT TO THE TERMS OF SECTION IV(D) OF THIS POLICY. THE LIMIT OF LIABILITY AVAILABLE TO PAY LOSS SHALL BE REDUCED BY AMOUNTS INCURRED AS COVERED COSTS TO THE EXTENT THAT SUCH COVERED COSTS ARE PAID BY THE INSURERS TO THE INSURED HEREUNDER. THIS POLICY DOES NOT PROVIDE FOR ANY DUTY BY THE INSURERS TO DEFEND THE INSURED IN ANY THIRD PARTY CLAIM PROVIDED THAT THE INSURERS SHALL PAY COVERED COSTS INCURRED BY THE INSURED IN ANY SUCH DEFENSE, IF REQUIRED TO DO SO PURSUANT TO THE TERMS AND LIMITATIONS SET FORTH IN THIS POLICY.

ITEM 1.	NAME AND ADDRESS OF INSURED:

	Named Insured:	Riverside Assessments, LLC
c/o Alpine Management Services III, LLC
Two Embarcadero Center, Suite 2320
San Francisco, CA 94111
Attention:

	Additional Insureds:	Buyer Indemnitees (other than the Named Insured)

The Named Insured and the Additional Insureds, together with their successors and permitted assigns under the Transaction Agreement and this Policy, are collectively referred to herein as the “Insured”.

ITEM 2.	POLICY TERM:

From: (a) [•], 2018 to: (b) [•], 2024[1] with respect to the Key Representations or (c) [•], 2021[2] with respect to all other Covered Representations and Warranties, dates in both clauses (b) and (c) as of 11:59 p.m. local time at the address stated in Item 1 of the Declarations.

[1]	6 years from the Closing Date.
[2]	3 years from the Closing Date.

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ITEM 3.	LIMIT OF LIABILITY (INCLUSIVE OF COVERED COSTS):

$14,000,000 in the aggregate for all Loss.

ITEM 4.	RETENTION:

The maximum Retention, in the aggregate for all Breaches, combined, shall be as follows (the amounts set forth in either (a) or (b), as applicable, the “Retention”):

(a) for Loss arising from any Breach that is first discovered by a Knowledgeable Party on or prior to the Drop Down Date, the aggregate Retention for all such Breaches combined shall be $2,800,000 (the “Initial Retention”); and

(b) for Loss arising from any Breach that is first discovered by a Knowledgeable Party after the Drop Down Date, the aggregate Retention for all such Breaches combined shall be the lower of (i) $700,000 or (ii) the amount to which the Initial Retention has been eroded.

ITEM 5.	PREMIUM:

$329,000 fully earned and non-refundable premium for the entire Policy Term.

ITEM 6.	INSURERS’ QUOTA SHARE STRUCTURE (SUBJECT TO THE SEVERAL LIABILITY PROVISIONS SET FORTH IN SECTION IV(P) OF THIS POLICY):

Name of Insurer		Quota Share Percentage	Limit of Liability	Premium
(a) Certain Underwriters at Lloyd’s, London participating on Consortium BRIT 9792 managed by Brit Syndicates Limited (“Brit Consortium”)
Syndicate BRT 2987	35.14645%
Syndicate ASP 4711	16.73640%
Syndicate AML 2001	12.97071%
Syndicate KLN 510	12.55230%		$11,153,333
Syndicate RNR 1458	12.55230%	79.66667%	part of	$262,103.33
Syndicate BRT 2988	5.02092%		$14,000,000
Syndicate CSL 1084	1.67364%
Syndicate BAR 1955	1.67364%
Syndicate NWL 1218	0.83682%
Syndicate ADV 780	0.83682%

	100.00000%

(b) AXIS Surplus Insurance Company		13.33333%	$1,866,667 part of $14,000,000	$43,866.67
(c) International Insurance Company of Hannover SE		3.33333%	$466,667 part of $14,000,000	$10,966.67
(d) Markel International Insurance Company Limited		2.66667%	$373,333 part of $14,000,000	$8,773.33
(e) HDI Specialty Insurance Company		1.00000%	$140,000 part of $14,000,000	$3,290

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ITEM 7.   ENDORSEMENTS AND EXHIBITS FORMING A PART OF THIS POLICY AT ISSUANCE:

(1)	Standard Endorsement;

(2)	Notice – Offer of Terrorism Coverage;

(3)	Coverage and Cap on Losses from Certified Acts of Terrorism;

(4)	Exhibit A: Proof of Loss;

(5)	Exhibit B-1: Inception Date Representations Letter;

(6)	Exhibit B-2: Closing Date Representations Letter; and

(7)	Exhibit C: Transaction Agreement.

This Policy constitutes the entire insurance contract between the Insurers and the Insured.

By:	Issued on:
(Duly Authorized Agent)

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DISCLOSUREGAP ® REPRESENTATIONS & WARRANTIES INSURANCE POLICY

(BUYER VERSION)

THIS POLICY APPLIES ONLY TO ANY BREACH THAT THE INSURED FIRST DISCOVERS PRIOR TO THE END OF THE POLICY TERM AND THAT IS REPORTED TO THE INSURERS PURSUANT TO THE TERMS OF SECTION IV(D) OF THIS POLICY. THE LIMIT OF LIABILITY AVAILABLE TO PAY LOSS SHALL BE REDUCED BY AMOUNTS INCURRED AS COVERED COSTS TO THE EXTENT THAT SUCH COVERED COSTS ARE PAID BY THE INSURERS TO THE INSURED HEREUNDER. THIS POLICY DOES NOT PROVIDE FOR ANY DUTY BY THE INSURERS TO DEFEND THE INSURED IN ANY THIRD PARTY CLAIM PROVIDED THAT THE INSURERS SHALL PAY COVERED COSTS INCURRED BY THE INSURED IN ANY SUCH DEFENSE, IF REQUIRED TO DO SO PURSUANT TO THE TERMS AND LIMITATIONS SET FORTH IN THIS POLICY.

Terms in bold face type have special meaning. See the “Definitions” section of this Policy.

In consideration of the payment of the Premium, and in reliance on all statements made in the Inception Date Representations Letter and the Closing Date Representations Letter, the Insurers and the Insured agree as follows:

SECTION I. INSURING CLAUSE

Subject to all of the terms, conditions and limitations of this Policy, the Insurers will indemnify the Insured for, or pay on their behalf, in proportion with their Quota Share Percentage, any Loss up to the Limit of Liability that is covered under this Policy resulting from a Breach that the Insured first discovers prior to the end of the Policy Term, provided that the Breach is reported in writing to the Insurers pursuant to the terms of Section IV(D) of this Policy.

SECTION II. DEFINITIONS

The following definitions shall have the meaning given below for all purposes regarding this Policy:

The terms “Adjusted Purchase Price”, “Affiliate”, “Acquired Assets”, “Basket”, “Cap”, “Closing”, “Closing Date”, “Deductible”, “Disclosure Schedule”, “Financial Information”, “Fraud”, “Seller” and “Seller Fundamental Representations” have the meaning given to such terms in the Transaction Agreement.

“Actual Knowledge” of a relevant person with respect to a particular fact, event or condition, means that such person has an actual conscious knowledge and awareness of such fact, event or condition and, with respect to a Breach, that such person has an actual conscious awareness that such fact, event or condition actually constitutes a Breach, and does not (1) include constructive or implied knowledge or knowledge imputed from any other person or entity including, without limitation, any outside advisors or agents or (2) imply or require any duty or obligation of inquiry. The Insurers shall bear the burden of proving that any such relevant person had Actual Knowledge.

“Breach” means any breach of or inaccuracy in a Covered Representation and Warranty which is first discovered by the Insured before the applicable Underlying Limitations Date, provided, however, that for all purposes under this Policy, Breach shall be determined without regard to (A) the survival limitations in Section 6.4 of the Transaction Agreement, (B) the Basket, (c) the Deductible or (D) the Cap. For purposes of determining whether a Breach has occurred, (other than Section 2.4(c) and the first sentence of Section 2.6 of the Transaction Agreement), all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Business Material Adverse Effect,” “Buyer Material Adverse Effect” or other terms of similar import or effect shall be disregarded.

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“Buyer Indemnitees” means the Named Insured’s Affiliates and the Named Insured’s and its Affiliates’ respective partners, equityholders, officers, directors, employees, agents, advisors, representatives, successors and permitted assigns, including, for the avoidance of doubt, the Target following the Closing.

“Covered Costs” means the reasonable fees, costs and expenses (including the fees, costs and expenses of attorneys, consultants, brokers, experts and other professionals and the cost of appeal, attachment or similar bonds, it being understood and agreed that the then prevailing hourly billing rates of Wilson Sonsini Goodrich & Rosati are deemed reasonable) actually incurred by or on behalf of the Insured:

(1)	in connection with the investigation, prosecution and/or settlement of any Breach, or in connection with the Insured’s compliance with Sections IV(B) and IV(C) of this Policy; or

(2)

in the investigation, defense (including counterclaims which the Insurers authorize in connection with such defense, such authorization not to be unreasonably withheld, conditioned or delayed), settlement or appeal of any Third Party Claim.

Covered Costs shall not include:

(a)

any overhead expenses of the Insured or the Target, or salaries, wages or benefit expenses of any employee, director, member, officer or partner (or the functional equivalent of any such positions) of the Insured or the Target; or

(b)

any amounts incurred in the defense of any Third Party Claim to the extent that any other insurer has actually provided coverage or defense, it being understood and agreed that this subpart (b) shall not apply if and while such other insurer is denying coverage for or later refuses such coverage or duty to defend for such Third Party Claim or otherwise fails to pay such amounts.

“Covered Representation and Warranty” means any of the representations and warranties contained in Article II of the Transaction Agreement.

“Declarations” means the Policy Declarations.

“Drop Down Date” means [•], 2021.3

“Due Diligence Materials” means any material written information, correspondence, or due diligence reports (other than preliminary due diligence reports that have been superseded) provided to or used by a Knowledgeable Party, in each case in connection with due diligence relating to the Transaction (whether such information was created internally by the Insured, or any employee of the Insured, or was provided to a Knowledgeable Party by any accountant, financial adviser, investment adviser, legal adviser, or any other professional adviser retained by the Insured for such purpose).

“Inception Date” means the date set out in Item 2(a) of the Declarations.

“Inception Date Representations Letter” means the letter to the Insurers signed and dated by a duly authorized representative of the Insured as of the Inception Date which is attached to and forms a part of this Policy as Exhibit B-1.

“Initial Retention” means the amount set forth in Item 4(a) of the Declarations.

“Insured” means the entities named in Item 1 of the Declarations.

“Insured’s Representative” means [•] or any successor for the time being holding the same or a similar title or job description with primary responsibility for the Named Insured’s investment in the Target, or such other individual as the Insured shall designate to the Insurers in writing.

[3]	12 months form the Closing Date.

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“Insurers” means:

(1)	each of the Underwriters at Lloyd’s, London participating on the Brit Consortium (which is underwritten pursuant to Contract Number B087518AKB5041) set out in Item 6(a) of the Declarations; and

(2)	each of the entities set out in Item 6(b), 6(c), 6(d) and 6(e) of the Declarations, and “Insurer” means any one of them.

“Interim Breach” means any Breach with respect to which (i) the material facts, events or conditions, as applicable, which caused such Breach to exist first occurred during the Interim Period and (ii) any of the Knowledgeable Parties obtained Actual Knowledge during the Interim Period.

“Interim Period” means the period beginning on the Inception Date and ending at and as of the Closing.

“Key Representations” means the Seller Fundamental Representations and the representations and warranties set forth in Section 2.8 of the Transaction Agreement.

“Knowledgeable Party” means the Insured’s Representative, Dan Sanner, Daniel Cohen, Jacob Zodikoff and Adam Jones.

“Limit of Liability” means the amount set forth in Item 3 of the Declarations.

“Loss” means any “Damages” (as such term is defined in the Transaction Agreement) incurred by the Insured as a result of a Breach, plus any Covered Costs; provided, however, that for all purposes under this Policy, Loss shall be determined without regard to (A) the survival limitations in Section 6.4 of the Transaction Agreement, (B) the Basket, (c) the Deductible or (D) the Cap. In calculating the amount of any Loss with respect to any Breach (other than Section 2.4(c) and the first sentence of Section 2.6 of the Transaction Agreement), all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Business Material Adverse Effect,” “Buyer Material Adverse Effect” or other terms of similar import or effect shall be disregarded.

“Loss Payee” means Kayne Senior Credit III LoanCo, LLC, as administrative agent for certain lenders, or any other lender who is designated as a Loss Payee in a written notice by the Named Insured to the Insurers under this Policy.

“Offsetting Benefit” means the net amount of any Tax Benefit or any other credit or payment, in each case, that is actually realized or received by the Insured as the result of a Loss other than under this Policy (net of any costs incurred in connection with recovery of such Tax Benefit, credit or payment in the year in which the Loss is incurred, including (i) any applicable deductible under any other policies which the Insured paid in connection with such Loss and (ii) any increase in the cost of such policies to the extent resulting from such Loss). For the avoidance of doubt, Offsetting Benefit does not include amounts within the Retention or in excess of the Limit of Liability which are paid by the Seller pursuant to the Transaction Agreement.

“Other Insurance Policy” means any policy of insurance or any direct or indirect renewal or replacement of such policy maintained by or for the benefit of the Insured or the Target (other than this Policy or any policy of insurance that is specifically expressed to provide cover in excess of this Policy) and to which the Insured or the Target have rights after the Closing Date.

“Policy” means this DISCLOSUREGAP® Representations & Warranties Insurance Policy including the Declarations and all endorsements and exhibits attached hereto.

“Policy Term” means the period of time:

(1)	starting on the Inception Date; and

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(2)	ending on the earlier of:

(a)	the applicable date and time set forth in Item 2(b) of the Declarations; or

(b)	the date upon which the Limit of Liability has become completely depleted or exhausted by reason of payment of Loss by the Insurers.

“Premium” means the amount set forth in Item 5 of the Declarations.

“Proof of Loss” means the Proof of Loss form attached as Exhibit A to this Policy, completed in reasonably adequate detail, and containing all of the material information then reasonably available to the Insured, as required by this Policy.

“Quota Share Percentage” means:

(1)

in respect of any Insurer described in paragraph (1) of the definition of Insurer, the identified proportion of the quota share percentage set out in Item 6(a) of the Declarations for such Insurer; and

(2)	the applicable quota share percentage for each Insurer set out in Item 6(b), 6(c), 6(d) or 6(e) of the Declarations.

“Retention” means the amounts set forth in Item 4 of the Declarations.

“Target” means the Acquired Assets.

“Tax Benefit” means any reduction in any tax actually realized as a result of a Loss that has been paid under this Policy equal to the positive difference, if any (taking into account any tax detriment, including as a result of the Loss of any reduction in tax basis or tax basis adjustment, and on a present value basis), between (1) the liability of the Insured for taxes in the year the Loss is incurred not taking into account such Loss or the payment under this Policy of such Loss and (2) the liability of the Insured for taxes in such year taking into account the Loss and taking into account any taxable income realized by the Insured as a result of the payment under this Policy on account of such Loss, with the Loss treated as the last item of expense or deduction realized for such year.

“Third Party Claim” means any claim, demand, complaint, arbitration, proceeding, legal action, litigation, hearing or similar action for monetary damages or other relief made or brought by any person (other than (i) an Affiliate of any of the Insureds at the time such claim, demand, complaint, arbitration, proceeding, legal action, litigation, hearing or similar action is brought, (ii) any other Insured or (iii) the Insurers in connection with this Policy) against the Insured or the Target after the Inception Date and before the applicable Underlying Limitations Date with respect to matters which would reasonably be expected to constitute or result from a Breach.

“Transaction” means, collectively, the transactions described in the Transaction Agreement.

“Transaction Agreement” means (as may be amended, modified, changed or supplemented in accordance with the terms of this Policy) the Asset Purchase Agreement by and among Houghton Mifflin Harcourt Publishing Company, Houghton Mifflin Harcourt Company (solely for purposes of Sections 8.2 and 8.3) and [Buyer] dated September [•], 2018, including the Disclosure Schedules and any other attachments, exhibits or schedules thereto, all of which shall be deemed attached to and form a part of this Policy as Exhibit C.

“Underlying Limitations Date” means, with respect to any Breach:

(1)	the date that is three (3) years from the Closing Date with respect to a Covered Representation and Warranty (excluding any Key Representations); and

(2)	the date that is six (6) years from the Closing Date with respect to a Key Representation.

“Underwriting Representative” means Ambridge Partners LLC.

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SECTION III. EXCLUSIONS

The Insurers have no obligation under this Policy to pay that portion of Loss:

(1)	to the extent arising out of or resulting from any Breach of which any Knowledgeable Party had Actual Knowledge as of the Inception Date; or

(2)	to the extent arising out of or resulting from any Interim Breach; or

(3)

to the extent such Loss is increased (only to the extent of such increase) or caused by any material inaccuracy in any representation or warranty made in subparts (1), (2), (3) or (4) of the Inception Date Representations Letter; provided in each case a Knowledgeable Party had Actual Knowledge as of the Inception Date of such inaccuracy and such Loss is proximately related to the substantive content of such representation or warranty as set forth in the Inception Date Representations Letter; or

(4)

to the extent such Loss is increased (only to the extent of such increase) or caused by any material inaccuracy in any representation or warranty made in subparts (1), (2) or (3) of the Closing Date Representations Letter; provided in each case a Knowledgeable Party had Actual Knowledge as of the Closing Date of such inaccuracy and such Loss is proximately related to the substantive content of such representation or warranty as set forth in the Closing Date Representations Letter; or

(5)	to the extent such Loss is specifically, identifiably and accurately accounted or reserved for on the face of the Financial Information; or

(6)

to the extent arising out of or resulting from any covenant of the Seller (other than (i) any covenant of the Seller to indemnify the Insured or (ii) also arising out of or resulting from a Covered Representation and Warranty); or

(7)

to the extent such Loss is attributable to the failure of any projection or forward looking statement made by or on behalf of the Seller to accurately predict a future event or outcome, unless such projection or forward looking statement is, or is part of, a Covered Representation and Warranty; or

(8)

arising out of or resulting from any matter which is uninsurable under the laws of any applicable jurisdiction which most favors coverage for such damages, fines or penalties, including without limitation the jurisdiction in which the Insured, the Target or the Insurers are located provided this exclusion shall not apply to Covered Costs which are insurable under applicable law that most favors coverage of such Covered Costs; or

(9)

to the extent of the monetary amount of such Loss that adjusts or would adjust the Adjusted Purchase Price, including amounts accounted for or included in the calculation of such adjustment, pursuant to Section 1.4 of the Transaction Agreement (with the intent of this provision to merely be to avoid “double counting” and not to limit any right to recover for Losses arising out of or resulting from any Breach in excess of the amount of such Losses that adjusts the Adjusted Purchase Price pursuant to Section 1.4 of the Transaction Agreement); or

(10)	arising out of or resulting from:

(a)

any alleged or actual violation of, or any lawsuits, complaints, claims, actions, audits or investigations alleging violation of, the Fair Labor Standards Act (or any similar federal, state, provincial or local law or regulation concerning wage and hour practices) arising out of the improper classification as exempt of any of the Target’s employees with the titles: Associate Account Executive; Data Entry Clerk; Contract Administrator; Demand Planner; Executive Administrator; Account Executive; Senior Customer Service Representative; Customer Service Representative; Sales Support Specialist; Professional Services Consultant; Project Manager; Senior Assessment Specialist; Senior Business Desk Specialist; Senior Sales Support Specialist; Scoring Center Order Entry; Fulfillment Technical Services; or

(b)	[TBD].

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SECTION IV. GENERAL CONDITIONS AND LIMITATIONS

A.	LIMIT OF LIABILITY AND RETENTION

(1)

Subject to all of the terms, conditions and limitations of this Policy, the Insurers shall indemnify the Insured for, or pay on its behalf, any Loss which is in excess of the applicable Retention, up to the aggregate Limit of Liability set forth in Item 3 of the Declarations. Loss otherwise covered under this Policy shall, as appropriate, erode on a dollar for dollar basis the Retention and/or be recoverable as Loss under this Policy regardless of whether the Insureds have a right to claim against the Seller (or any other person or entity) for such Loss pursuant to the Transaction Agreement. The Insureds shall not be required to proceed against the Seller for recovery under the Transaction Agreement with respect to any Loss, Breach or a Covered Representation and Warranty prior to or as a condition to bringing a claim under this Policy.

(2)

The Limit of Liability shall be the maximum aggregate liability of the Insurers under this Policy for all Loss resulting from all Breaches that the Insured first discovers prior to the end of the Policy Term regardless of the time of payment of such Loss by the Insurers. Covered Costs shall be part of and not in addition to the Limit of Liability, and Covered Costs paid by the Insurers shall reduce the Limit of Liability.

(3)	The Insurers shall:

(a)	have no obligation to pay any Loss, nor shall the Insureds have any right to have any Loss paid on their behalf by the Insurers, after exhaustion of the Limit of Liability; and

(b)	only pay for any Loss when the applicable Retention has been fully exhausted and then only to the extent that any covered Loss exceeds the applicable Retention.

(4)

The applicable Retention shall be eroded by any Loss otherwise covered under this Policy but for the Retention (whether or not all or a portion of such Loss is paid to any Insured by the Seller under the Transaction Agreement). The Insurers and the Insured agree that it is the intent of the parties hereto that claims for Loss (or any portion thereof) otherwise covered under this Policy that exceed the Retention shall be subject to recovery under this Policy (subject to the conditions, limitations and exclusions contained herein) prior to and not conditioned upon seeking or obtaining recovery from the Seller under the Transaction Agreement with respect to any Loss.

B.	COVERED COSTS, SETTLEMENTS AND PAYMENT OF LOSS

(1)

With respect to any Loss, the Insured shall use commercially reasonable efforts to pursue commercially reasonably available means of recovery of such Loss as a result of a Breach; provided, that the Insurers shall not delay payment of a covered Loss under this Policy while the Insured pursues such recovery; provided, further, that the failure of any Insured to pursue such rights shall only reduce the rights of the Insured to recover for a Loss under this Policy to the extent of the Loss that would have been avoided by such recovery; provided, further, that the Insured shall not be required to seek recovery from the Seller for any Breach prior to or as a condition to bringing a claim under this Policy. The Insurers, at their sole expense, shall have the right, and shall be given the opportunity, to reasonably associate with the Insured in any such pursuit.

(2)

The Insurers, at their sole expense, shall also have the right, and shall be given the opportunity, to reasonably associate with the Insured in the investigation or prosecution of a Breach and in the negotiation of a settlement of any such Breach. The Insured shall not consent to any compromise, or settle any Breach for which the Insured is seeking

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coverage hereunder, without the Insurers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that consent by the Insurers shall not be required if the amount of any such compromise or settlement, including any related Covered Costs, would not exceed (i) with respect to any Breach first discovered on or prior to the Drop Down Date, 25% of the then-remaining amount of the applicable Retention, and (ii) with respect to any Breach first discovered after the Drop Down Date, 20% of the then-remaining amount of the applicable Retention. The Insurers shall not be liable for any such settlement or compromise for which consent of the Insurers is required and to which the Insurers have reasonably not consented pursuant to this section.

(3)

It is the duty of the Insured, and not the duty of the Insurers, to defend a Third Party Claim; provided that the Insurers shall pay Covered Costs incurred by the Insured in any such defense, if required to do so pursuant to the terms and limitations set forth in this Policy. The Insurers shall have the right, at their sole expense, and shall be given the opportunity, to reasonably associate with the Insured in the investigation, defense, and settlement, including but not limited to the negotiation of a settlement, of any Third Party Claim for which the Insured seeks coverage in whole or in part under this Policy. The Insured shall not incur Covered Costs, admit liability, consent or stipulate to any judgment, or compromise or settle any Third Party Claim for which it is seeking coverage under this Policy without the Insurers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Insurers shall not be liable for any such settlement, compromise, Covered Costs, assumed obligation or admission to which the Insurers have reasonably not consented; provided however, the Insured may engage Wilson Sonsini Goodrich & Rosati as counsel to the Insured for any Third Party Claim, and Wilson Sonsini Goodrich & Rosati’s prevailing rates shall be deemed reasonable for purposes of this Policy, without the Insurers’ consent, and may incur Covered Costs which are otherwise covered under this Policy in an amount not to exceed $50,000 per Third Party Claim, without the Insurers’ consent but only to the extent such Covered Costs are within the applicable Retention and do not exceed in the aggregate 50% of the applicable Retention.

(4)

The Insured agrees to use commercially reasonable efforts to provide the Insurers with all information, assistance and co-operation that the Insurers reasonably request with respect to any Breach or Third Party Claim and agrees that it will not knowingly prejudice the Insurers’ position. The Insurers shall cooperate in good faith with the Insured to preserve the privileged status (and/or to preserve the protections of the work product doctrine) of all information and documents disclosed to the Insurers in connection with this Policy, any Breach or Third Party Claim, and the Insured and Insurers agree that all such information and documents disclosed to the Insurers in connection with this Policy, any Breach or Third Party Claim will be disclosed pursuant to their common interest in defending against such a Breach or Third Party Claim and with the express intention of preserving any applicable privilege or immunity from discovery by others. With respect to any other documents or information that are protected by the attorney-client privilege, work product doctrine, or other privileges, the Insurers shall cooperate in good faith with the Insured to preserve the privileged status of any such document or information.

(5)

The Insured shall be required to verify based on the Actual Knowledge of the Knowledgeable Parties and to the reasonable satisfaction of the Insurers acting in good faith that the applicable Retention was validly and fully eroded.

(6)

If a Breach or Third Party Claim includes both covered and uncovered matters, or if a Third Party Claim is made jointly against an Insured for whom coverage is extended for such Third Party Claim and others for whom no coverage is extended for such Third Party Claim, the Insured agrees that there shall be a reasonable allocation between covered Loss and uncovered loss based upon the relative legal and financial exposures and the relative benefits obtained by the Insured and any uncovered third party with respect to covered and uncovered matters.

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(7)

Subject to the conditions set forth below, the Insurers shall advance insured Covered Costs in excess of the applicable Retention before the final disposition of a Third Party Claim against the Insured no later than thirty (30) days after the receipt by the Insurers from the Insured of itemized invoices for such Covered Costs.

(8)

Payment of any covered Loss, except for Covered Costs paid pursuant to the terms of Section IV(B)(7) of this Policy, hereunder shall be made to the Insured, at the address set forth in Item 1 of the Declarations of this Policy, as promptly as practicable and in any event within thirty (30) days after the receipt by the Insurers of a sworn Proof of Loss from the Insured completed with as full a description, after reasonable inquiry, as is reasonably possible of the information reasonably required by this Policy to establish a right to indemnification under this Policy in respect of a Loss. Upon receipt of a Proof of Loss, the Insurers shall respond as promptly as reasonably practicable, but in no event later than forty-five (45) days after receipt of such Proof of Loss, by acknowledging or denying coverage for the claimed Loss. If the Insurers are unable to determine a final coverage position based on the information available, then the Insurers shall provide an explanation to the Insured as to why they are unable to do so and request such additional information as they may reasonably require from the Insured. This provision shall not supplant any applicable law and regulations concerning the submission of and Insurers’ response to a Proof of Loss.

C.	MITIGATION, SUBROGATION AND REFUNDS

(1)

The Insured shall use commercially reasonable efforts to mitigate any Loss to the extent required by the Transaction Agreement and/or applicable law and shall use commercially reasonable efforts to comply with any reasonable and specific request in writing by the Insurers to mitigate any actual or potential Loss provided that the failure of the Insured to so mitigate or use commercially reasonable efforts shall only reduce the rights of the Insured to recover for a Loss under this Policy to the extent of the Loss that would have been avoided by such mitigation and the burden of proving such amount shall be on the Insurers; provided further, that the Insured shall not be required or obligated to seek recovery or recourse under the Transaction Agreement prior to or in connection with bringing a claim under this Policy.

(2)

If the Insurers make any payment under this Policy, the Insurers shall be subrogated, to the extent of that payment, to all the rights and remedies of the Insured in respect of that payment and, subject to the remainder of this Section IV.C(2), the Insurers shall be entitled, at their own expense, to sue in the name of the Insured. In the course of pleading or filing any such subrogation claim, the Insurers will use commercially reasonable efforts to do so in a manner that does not include or require the identification of the Insured in the caption of such pleading or filing. The Insured shall use commercially reasonable efforts to take all reasonable actions requested in writing by the Insurers to secure the rights and remedies of the Insurers in subrogation. The Insurers shall not have any rights of subrogation against:

(a)

the Insured, a Knowledgeable Party or any direct or indirect equityholder, member, officer, director or partner of the Insured (or the functional equivalent of any such positions) or any of their respective Affiliates except to the extent that the Insurers have advanced Covered Costs to the Insured, or otherwise paid Losses, and after such payment, a written statement or other admission under oath or guilty plea or plea of no contest by the Insured, a Knowledgeable Party or any direct or indirect equityholder, member, officer, director or partner of the Insured (or the functional equivalent of any such positions) or any of their respective Affiliates, or a finding of fact, judgment or other ruling in any proceeding, establishes that the Insured, a Knowledgeable Party or any direct or indirect equity holders, member, officer, director or partner of the Insured (or the functional equivalent of any such positions) or any of their respective Affiliates committed a deliberately fraudulent or criminal act with respect to the Transaction Agreement or a Covered Representation and Warranty and only to the extent the Loss is a result of a Breach caused by or arising out of such deliberately fraudulent or criminal act; or

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(b)

the Seller (or any direct or indirect equityholder, member, officer, director or partner of the Seller (or the functional equivalent of any such positions) or any of their respective Affiliates, except to the extent that the Insurers have advanced Covered Costs to the Insured, or otherwise paid Losses, and after such payment, a written statement or other admission under oath or guilty plea or plea of no contest by the Seller or any direct or indirect equityholder, member, officer, director or partner of the Seller (or the functional equivalent of any such positions) or any of their respective Affiliates, or a finding of fact, judgment or other ruling in any proceeding, establishes that the Seller or any direct or indirect equityholder, member, officer, director or partner of the Seller (or the functional equivalent of any such positions) or any of their respective Affiliates committed Fraud with respect to the Transaction Agreement or a Covered Representation and Warranty and only to the extent the Loss is a result of a Breach caused by or arising out of such Fraud; or

(c)

any present or former customer, client or supplier of the Insured or the Target without the written consent of the Named Insured (which consent shall not be unreasonably withheld, conditioned or delayed) until the aggregate amount of all Losses paid by the Insurers which are caused by or attributable to such present or former customer, client or supplier exceeds $350,000 (the “Subrogation Threshold”); provided that after such Losses exceed the Subrogation Threshold, the Insurers shall be permitted to subrogate against such present or former customer, client or supplier, as applicable, without the consent of the Named Insured, provided that the Insurers prior to instituting a claim for subrogation against such present or former customer, client or supplier gives the Named Insured prior written notice of its intent to do so and, thereafter (upon request of the Named Insured), provides reasonable updates with respect to the status of and circumstances of such claim.

(3)	If after the Insurers indemnify the Insured, or pay on their behalf:

(a)

it is determined in a final non-appealable judgment by a court of competent jurisdiction, binding arbitrator or arbitration panel, as applicable, that the Insured was not entitled to all or a part of such payment by the Insurers; or

(b)	the Insured actually receives an Offsetting Benefit, in respect of such payment by the Insurers,

then at the Insurers’ election either:

(i)

the Insured shall pay over or refund such amount (which, in the case of an Offsetting Benefit, shall be net of Losses in excess of the Limit of Liability) to the Insurers (but not in an amount greater than the amount paid by the Insurers hereunder) within thirty (30) days of such determination or of the Insured’s receipt thereof, as applicable, in which case the Limit of Liability shall be reinstated by the level of such amount paid over or refunded; or

(ii)	the Insurers shall reduce the amount of Loss otherwise payable under this Policy by such amount.

The Insured shall give to the Insurers written notice of any Offsetting Benefit referenced in this Section IV(C)(3) as soon as practicable but in no event more than thirty (30) days after the Insured’s Representative or a Knowledgeable Party first obtains Actual Knowledge of such Offsetting Benefit.

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(4)

Any amounts recovered by the Insurers as a result of the exercise of subrogation rights and any amounts subject to reimbursement to the Insurer pursuant to Section IV(C)(3) shall be applied in the following order: first, to reimburse the Insurers and the Insured for any costs and expenses incurred in connection with such recovery (allocated pro-rata based on the total amount of costs and expenses incurred by the Insurers and Insured, and only to the extent not already netted against any reimbursement pursuant to Section IV(C)(3)(ii)); second, to reimburse the Insured for any Losses borne by it in excess of the Limit of Liability; third, to reimburse the Insurers in respect of any Losses which the Insurers have paid under this Policy; and fourth, to reimburse the Insured in respect of any Losses which the Insured have retained by reason of the Retention. The Insurers shall reinstate the Limit of Liability for any portion of an amount paid for Losses under this Policy with any amounts recovered up to such amount paid, less any costs actually incurred by the Insurers in their recovery efforts.

D.	NOTICE

(1)

If during the Policy Term, the Insured first discovers a Breach, the Insured shall give written notice of the Breach to the Insurers reasonably promptly during the Policy Term or within thirty (30) days after the expiration of the Policy Term; provided, however, if written notice of such Breach is delivered to the Insurers during the Policy Term or within thirty (30) days after the expiration of the Policy Term, then any subsequent Loss arising out of the Breach shall be deemed reported at the time such written notice was received by the Insurers.

(2)

If a Third Party Claim is made against the Insured or the Target, the Insured shall give written notice of the Third Party Claim to the Insurers reasonably promptly during the Policy Term or within thirty (30) days after the expiration of the Policy Term; provided, however, if written notice is delivered to the Insurers during the Policy Term or within thirty (30) days after the expiration of the Policy Term, then any subsequent Loss arising out of the Third Party Claim shall be deemed reported at the time such written notice was received by the Insurers.

(3)

For all purposes hereunder, the Insured shall be deemed to first discover a Breach when any Knowledgeable Party, or any successor of such Knowledgeable Party while holding the same or similar title or job description at the Insured, first obtains Actual Knowledge that a Breach has occurred, regardless of when the circumstance causing or contributing to such Breach occurred, even though the exact amount or all the details in respect of such Breach may not then be known.

(4)

Any notice or other communication to be given to the Insured shall be given effectively upon the date it is made in writing, by email or mail, and delivered to the Insured’s Representative at the address set forth in Item 1 of the Declarations.

(5)	Any notice or other communication to be given to the Insurers shall be given effectively upon the date it is made in writing, by email or mail, and delivered to:

Syndicate BRT 2987

c/o Brit Syndicates Limited

Claims – Specialty Lines

The Leadenhall Building

122 Leadenhall Street

London

EC3V 4AB

United Kingdom

Email address: ambridge.claims@britinsurance.com

With a copy to:

Ambridge Partners LLC

520 Eighth Avenue

25th Floor

New York, NY 10018

Attn: Underwriting Department

Email address: auditsandclaims@ambridgepartners.com

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(6)

Any notice or other communications to be given to the Underwriting Representative under this Policy shall be given effectively upon the date it is made in writing, by email or mail, and delivered to the Underwriting Representative at:

Ambridge Partners LLC

520 Eighth Avenue

25th Floor

New York, NY 10018-6507

Attn: Underwriting Department

Email address: auditsandclaims@ambridgepartners.com

(7)

Any written notice or other communication to be given under this Section IV(D), shall be deemed given when such written notice or communication is first made in writing, by email or mail, and delivered to the addressee; provided that if such notice or communication is made via email, a hard copy is sent to the addressee as soon as practicable thereafter by express or registered mail, unless a response email from the addressee acknowledging receipt (either implicitly or explicitly) has been received by the sender.

E.	INFORMED PARTIES

This Policy has been negotiated among, and agreed to by, informed and knowledgeable parties, at arm’s-length and represented by legal counsel. Neither the Insured nor the Insurers shall have the benefit of any presumption or arbitrary interpretation of this Policy. Instead, this Policy shall be construed in an evenhanded fashion as between the parties.

F.	CHOICE OF LAW

The construction, interpretation and meaning of the terms, exclusions, limitations and conditions of this Policy shall be determined in accordance with the laws of the State of New York, as applicable to insurance contracts entered into in that State between citizens of that State, and in accordance with the text as it appears in this Policy.

G.	ARBITRATION

Any controversy or claim between the Insured and the Insurers arising out of or relating to this Policy, or the breach, termination or invalidity thereof, shall be submitted to final and binding arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Each party shall appoint one arbitrator and the two arbitrators so appointed shall select a third independent and impartial arbitrator. Arbitration shall take place in New York, New York, unless otherwise agreed.

The parties hereto agree that:

(1)	the speedy resolution of any disputes between them to be had as a consequence of this arbitration clause is a mutual and material inducement to enter into this Policy;

(2)	the arbitrators in any award shall assess arbitration fees and expenses as set forth below;

(3)	awards pursuant to this clause are intended to be the exclusive dispute resolution mechanism among the parties; and

(4)

The party desiring arbitration of a dispute shall serve on the other party a demand for arbitration, which demand shall include the name, address and occupation of the arbitrator nominated by the demanding party. The other party shall, within thirty (30) days following receipt of the demand, notify in writing the demanding party of the name, address and

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occupation of the arbitrator nominated by it. The two arbitrators so selected shall, within thirty (30) days of the appointment of the second arbitrator, select an umpire. If the arbitrators are unable to agree upon an umpire, the selection of an umpire shall be made by the AAA in accordance with Rule R-13 of the AAA’s Commercial Arbitration Rules and Mediation Procedures. The parties shall present their respective cases to the panel by written and oral evidence at a hearing to be held in New York City, New York (or such other place as may be mutually agreed by the Insured and Insurer) at such time as made be selected by the umpire. The decision of at least two of the three panel members shall be binding and final and not subject to appeal except that neither party waives its rights to seek vacature of the award pursuant to any applicable state or federal statute. The fees and expenses of the arbitration panel shall be allocated to the Insured and the Insurers as determined by the arbitration panel based upon the relative success (in terms of percentages) of each party’s claims. For example, if the final determination reflects a 60-40 compromise of the parties’ claims, the arbitration panel would allocate expenses 40% to the party whose claims determined to be 60% successful and 60% to the party whose claims were determined to be 40% successful. The arbitration shall be administered by the AAA and, except as provided otherwise herein, shall be conducted in accordance with the AAA’s Commercial Arbitration Rules and Mediation Procedures. The construction of this Policy shall be made in accordance with the general principles of construction with respect to negotiated agreements. A judgment may be entered on the award by any court of competent jurisdiction and the parties hereby consent to the jurisdiction of any state or federal court in the county of New York, state of New York and irrevocably waive any challenge to the jurisdiction or appropriateness of the venue of such a court including, without limitation, any challenge based on convenience of the forum.

H.	ACTION AGAINST INSURERS

No person or entity shall have any right under this Policy to join the Insurers as a party to any action against the Insured to determine the Insurers’ liability.

I.	OTHER INSURANCE

(1)	The Insured shall, during the Policy Term, maintain or cause to be maintained insurance coverage for the Target that is commercially reasonable for the Target.

(2)

The coverage provided under this Policy shall be in excess of other coverage actually provided and paid pursuant to the terms of any Other Insurance Policy; provided that this limitation shall not apply if and to the extent that:

(a)	the limit of liability of such Other Insurance Policy has been exhausted or depleted by payment by the insurer of such Other Insurance Policy; or

(b)	the insurer of such Other Insurance Policy has been placed into regulatory supervision, rehabilitation, liquidation or similar status; or

(c)	the insurer of such Other Insurance Policy has refused to pay on behalf of, or indemnify, an Insured for Loss.

J.	DUE DILIGENCE MATERIALS

The Insured shall retain copies of all material Due Diligence Materials that are in its possession as of the Closing Date until the later of:

(1)	the date that is ninety (90) days after the end of the Policy Term; and

(2)	the date that all Breaches and Third Party Claims have been fully and finally resolved.

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Notwithstanding the foregoing, the Insured may destroy documents in the ordinary course of its business consistent with past record retention policies so long as (i) such policies provide for retention of documents for a minimum of two years and (ii) destruction is not done with the intent to harm the Insurers or in knowing breach of this Policy. The destruction or loss of any such documents shall not be a defense to coverage unless and until the Insurers establish that such document was destroyed with the intent to harm the Insurers or in knowing breach of this Policy.

K.	INADVERTENT BREACH

Notwithstanding anything to the contrary contained in this Policy, any failure of the Insured to comply with any of the provisions of Sections IV(B), (C), (D), (H), (J) or (N)(2) of this Policy shall not relieve the obligations of the Insurers to pay any Loss under this Policy:

(1)	except to the extent and only to the extent the Insurers establish that such failure has actually and materially prejudiced the Insurers; or

(2)

except to the extent in cases relating to the third or fourth sentences of Section IV(B)(3) of this Policy, but only to the extent the Insurers establish that such failure has actually prejudiced the Insurers; or

(3)	unless the Insured fails to provide notice (to the extent required by Sections IV(D)(1) and IV(D)(2)) prior to the date that is thirty (30) days after the expiration of the Policy Term.

L.	SANCTIONS LIMITATION AND EXCLUSION CLAUSE

The Insurers shall not be deemed to provide cover and the Insurers shall not be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Insurers, their parent companies or their ultimate controlling entities to any sanction, prohibition, reporting obligation or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

M.	SERVICE OF SUIT

Service of process in any suit against the Insurers to obtain or enforce an arbitration award pursuant to Section IV(G) above may be made:

(1)

in the case of certain Underwriters at Lloyd’s, London participating on Consortium BRIT 9792 managed by Brit Syndicates Limited, International Insurance Company of Hannover SE, Markel International Insurance Company Limited and HDI Specialty Insurance Company:

Mendes & Mount

750 Seventh Avenue

New York, NY 10019; and

(2)	in the case of AXIS Surplus Insurance Company:

AXIS U.S. Insurance

Attention: Claims Administrator

11680 Great Oaks Way

Suite 500

Alpharetta, GA 30022

If such suit is instituted against the Insurers, then the Insurers will abide by the final decision of such court or of any appellate court in the event of any appeal.

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The persons identified above are authorized and directed to accept service of process on behalf of the applicable Insurer in any such suit and/or, upon the request of the Insured, to give a written undertaking to the Insured that they will enter a general appearance upon the applicable Insurer’s behalf in the event such a suit shall be instituted.

Further, pursuant to the statute of any state, territory or district of the United States which makes provisions thereof, provided the Insured shall first notify the Insurers of its intention to sue, the Insurers hereby designate the Superintendent, Commissioner or Director of Insurance or other officer as specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney, upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of any person or entity insured hereunder or any beneficiary hereunder arising out of this Policy, and hereby designate the above named person to whom the said officer is authorized and directed to accept service of process on behalf of the Insurers in any such suit.

N.	AMENDMENTS

(1)	No amendment, modification, or change to this Policy may be made after the Inception Date except by written endorsement hereto issued by the Insurers and agreed to by the Insured’s Representative.

(2)

No amendment, modification, change or supplement to, or waiver of any rights or obligation of the Insured under the Transaction Agreement after the Inception Date may be made without prior written consent of the Insurers, such consent not to be unreasonably withheld or delayed; provided, however that the consent of the Insurers shall not be required for an amendment, modification, change or supplement that does not materially and adversely prejudice the Insurers’ rights or obligations with respect to the matters that are insured under this Policy.

O.	ASSIGNMENT AND BENEFIT

(1)	Assignment and Portability.

(a)

This Policy and any claims made or that may be made hereunder, may not be assigned or transferred unless the Insurers consent to such assignment or transfer in advance in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(b)	Notwithstanding anything herein to the contrary:

(i)	a direct or indirect change of control with respect to the Insured or any affiliates of the Insured shall not be deemed to constitute an assignment or transfer of this Policy or any rights hereunder;

(ii)

upon written notice to the Insurers, this Policy and any rights or claims under this Policy may be assigned or transferred to any purchaser of the Named Insured or the Target in connection with a merger or stock acquisition or reorganization or sale of all or substantially all of the assets of the Named Insured or the Target;

(iii)	upon written notice to the Insurers the Insured may assign this Policy or any rights or claims under this Policy to any affiliate of the Insured; and

(iv)	upon written notice to the Insurers, the Insured may assign this Policy or any rights or claims under this Policy to any lender to the Insured or the Target as collateral security.

(c)	Where there is an assignment, the Insurers’ liability under this Policy shall not be greater than it would have been under the original insurance had such assignment not occurred.

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(2)	Loss Payees.

(a)

The Insured shall be entitled to assign to the designated Loss Payee the Insured’s right to receive proceeds payable under the Policy, but the Insured shall not be entitled to assign the Policy in its entirety.

(b)

Any payment made to the Loss Payee by the Insurers in accordance herewith shall constitute a discharge of the Insurers’ obligations under this Policy in respect of such payment, and the Insurers shall have no further obligations in respect of such payment to the Insured.

(c)

The Loss Payee shall have no rights or obligations under this Policy, and the Insurers shall owe no duties to the Loss Payee in connection with this Policy; except that the Loss Payees shall have the right to receive as Loss Payee, and the Insurers shall have the obligation to pay to the Loss Payee, if designated, all payments which are due and payable to the Insured under the terms of this Policy. Any payment to a Loss Payee pursuant to the terms and conditions of this Section IV(O)(2) shall be considered payment under the Policy and such payment shall deplete the Limit of Liability in accordance with the terms of this Policy.

(3)

Benefit. This Policy shall inure only to the benefit of the Insured and its permitted assigns, and only the Insured and its permitted assigns shall have any legal or equitable right, remedy or claim under or in respect of this Policy.

P.	SEVERAL LIABILITY, TERMS OF THE INSURERS’ SUBSCRIPTION TO THIS POLICY, AND AUTHORIZATION

(1)

The liability of each Insurer subscribing to this Policy is several and not joint with other Insurers party to this Policy. Each Insurer is liable solely for the respective portion of Loss for which it has subscribed under this Policy. No Insurer shall be liable for the proportion of Loss subscribed by any other Insurer, or otherwise responsible for the liability of any other Insurer subscribing to this Policy.

(2)

The Insured shall be entitled to rely on communications from Syndicate BRT 2987 at Lloyd’s (the “Lead Insurer”) as being communications from the authorized representative of all Insurers subscribing to this Policy and any decision or communication by the Lead Insurer in respect of any Breach or Third Party Claim shall be binding on all Insurers. All communications to the Insurers from the Insured in respect of any Breach or Third Party Claim shall be deemed to be effectively made if sent to the Lead Insurer at the address set out, and in the manner described in Section IV(D) of this Policy.

(3)

The Underwriting Representative is authorized to act on behalf of the Insurers with respect to the negotiation and acceptance of all Policy terms and conditions (including but not limited to the negotiation and acceptance of any endorsements hereunder) and all other matters under this Policy other than any decision or communication in respect of any Breach, Third Party Claim or Loss.

(4)

The Insured’s Representative is authorised to act on behalf of the Insured with respect to the negotiation and acceptance of all Policy terms and conditions, including but not limited to the negotiation and acceptance of any endorsements hereunder, any decision in respect of any Breach or Third Party Claim, payment of any Loss, or any other action to be taken by the Insured in relation to this Policy, the giving and the receipt of any notices to or from the Insurers or Underwriting Representative as provided for in this Policy, and payment of the premium and any applicable insurance premium taxes.

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Q.	PREMIUM REFUNDS AND CANCELLATION

An amount equaling ten (10) percent of the Premium (the “Deposit Premium”) is earned fully and non-refundable by the Insurers on the Inception Date. This Policy is non-cancelable, except in the event that the Insured fails to pay the Premium within thirty (30) days of the Closing Date. If the Underwriting Representative has not received the Premium before the close of business in New York, New York on that date, then, following fifteen (15) business days’ written notice to the Named Insured, coverage will lapse as of inception and the Insurers will not have any liability whatsoever for any Loss (provided that the Insured shall be permitted to cure any unsatisfied conditions during such fifteen-business-day period).

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STANDARD ENDORSEMENT

In consideration of the payment of the Premium it is agreed as follows:

The following exclusions are added to this Policy:

This Policy excludes any liability on the part of the Insurers for that portion of any Loss to the extent arising out of, resulting from, in consequence of, or relating to:

(1)

ionising radiation or contamination by radioactivity from any nuclear fuel or other nuclear material or from any nuclear waste from the use, processing, fabrication or combustion of any nuclear fuel or other nuclear material; or

(2)

the radioactive, toxic, explosive or other hazardous properties of any nuclear reactor, facility, device or explosive nuclear assembly or nuclear component thereof, including without limitation any facility or device used for the processing, fabrication, or storage of nuclear material; or

(3)

the manufacture, mining, processing, distribution, testing, remediation, removal, storage, disposal, sale, use of or exposure to asbestos or materials or products containing asbestos whether or not there is another cause of Loss which may have contributed concurrently or in any sequence to a loss.

All other terms and conditions of the Policy remain unchanged.

Policy Number: AMB02622

Effective Date of this Endorsement: September [•], 2018

Endorsement Number: (1)

This endorsement, which forms a part of and is for attachment to the Policy issued by the Insurers, takes effect on the Inception Date and expires at the end of the Policy Term unless another effective date is shown above.

By Authorized Representative

IMPORTANT INFORMATION

NOTICE - OFFER OF TERRORISM COVERAGE

NOTICE - DISCLOSURE OF PREMIUM

THIS NOTICE DOES NOT FORM A PART OF YOUR POLICY, GRANT ANY COVERAGE OR CHANGE THE TERMS AND CONDITIONS OF ANY COVERAGE UNDER THE POLICY

You are hereby notified that under the Terrorism Risk Insurance Act, as extended and reauthorized (“Act”), you have a right to purchase insurance coverage of losses arising out of acts of terrorism, as defined in Section 102(1) of the Act, subject to all applicable policy provisions. The Terrorism Risk Insurance Act established a federal program within the Department of the Treasury, under which the federal government shares, with the insurance industry, the risk of loss from future terrorist attacks.

This Notice is designed to alert you to coverage restrictions and to certain terrorism provisions in the policy. If there is any conflict between this Notice and the policy (including its endorsements), the provisions of the policy (including its endorsements) apply.

CHANGE IN THE DEFINITION OF A CERTIFIED ACT OF TERRORISM

The Act applies when the Secretary of the Treasury certifies that an event meets the definition of an act of terrorism. Originally the Act provides that to be certified an act of terrorism must cause losses of at least five million dollars and must have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest to coerce the government or population of the United States. However, the 2007 re-authorization of the Act no longer requires the act of terrorism to be committed by or on behalf of a foreign interest and certified acts of terrorism now encompass, for example, a terrorist act committed against the United States government by a United States citizen when the act is determined by the federal government to be “a certified act of terrorism”.

In accordance with the Act, we are required to offer you coverage for losses resulting from an act of terrorism that is certified under the federal program. The policy’s other provisions, including nuclear, war or military action exclusions, will still apply to such an act. The premium charge for terrorism coverage for your policy is $0.

DISCLOSURE OF FEDERAL PARTICIPATION IN PAYMENT OF TERRORISM LOSSES

The United States Government, Department of the Treasury, will pay a share of terrorism losses insured under the federal program. The federal share equals 85% of that portion of the amount of such insured losses that exceeds the applicable insurer retention.

LIMITATION ON PAYMENT OF TERRORISM LOSSES (applies to policies which cover terrorism losses insured under the federal program, including those which only cover fire losses)

If aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of the amount of such losses that exceeds $100 billion.

Further, this coverage is subject to a limit on our liability, pursuant to the federal law where, if aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible under the Act, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

All other terms and conditions of the Policy remain unchanged.

Policy Number: AMB02622

Effective Date of this Endorsement: September [•], 2018

Endorsement Number: (2)

This endorsement, which forms a part of and is for attachment to the Policy issued by the Insurers, takes effect on the Inception Date and expires at the end of the Policy Term unless another effective date is shown above.

By Authorized Representative

COVERAGE AND CAP ON LOSSES FROM CERTIFIED ACTS OF TERRORISM

Wherever used in this endorsement: 1) “We” means the Insurers listed on the policy declarations page; and 2) “Your” means the Named Insured listed on the policy declarations page.

This endorsement modifies insurance provided under “your” policy.

In consideration of the premium charge of $0, it is agreed as follows:

This policy provides coverage for losses arising from “Certified Acts of Terrorism” subject to all other terms and conditions of this policy.

If aggregate insured losses attributable to terrorist acts certified under the federal Terrorism Risk Insurance Act exceed $100 billion in a Program Year (January 1 through December 31) and “we” have met our insurer deductible under the Terrorism Risk Insurance Act, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

“Certified act of terrorism” means an act that is certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism pursuant to the federal Terrorism Risk Insurance Act. The criteria contained in the Terrorism Risk Insurance Act for a “certified act of terrorism” include the following:

1.	The act resulted in insured losses in excess of $5 million in the aggregate, attributable to all types of insurance subject to the Terrorism Risk Insurance Act; and

2.

The act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

All other terms and conditions of the Policy remain unchanged.

Policy Number: AMB02622

Effective Date of this Endorsement: September [•], 2018

Endorsement Number: (3)

This endorsement, which forms a part of and is for attachment to the Policy issued by the Insurers, takes effect on the Inception Date and expires at the end of the Policy Term unless another effective date is shown above.

By Authorized Representative

Exhibit A

Policy Number AMB02622

Proof of Loss

In accordance with the terms of the DISCLOSUREGAP® Representations & Warranties Insurance Policy No. AMB02622 (“Policy”), issued by the Insurers, we are filing this Proof of Loss pursuant to Section IV(B), Covered Costs, Settlements and Payment of Loss, of the Policy. A Loss in the amount of $                , with respect to the Breach [occurred on                 ] [was discovered on                                ].

To the extent determinable as of the date hereof, attached hereto are a detailed computation of the Loss and an explanation of the facts and circumstances which gave rise to the Loss.

This Proof of Loss verifies on behalf of the Insured that, to the Actual Knowledge of the Knowledgeable Parties, each applicable condition precedent to payment under the Policy has been satisfied in all material respects and that no exclusion contained in the Policy bars the Insured’s claim.

This Proof of Loss also verifies on behalf of the Insured that, to the Actual Knowledge of the Knowledgeable Parties, the applicable Retention was validly and fully eroded.

Effective upon our actual receipt of cash payment of any portion of Loss in accordance with the terms of the Policy, the undersigned on behalf of the Insured, and not in his individual capacity, discharges the Insurers for all liability with respect to such portion of Loss.

Please let us know immediately if you have any questions with regard to this Proof of Loss or its attachments.

By:

Name:

Title:

Date:

)
)	SS
)

Exhibit B-1

Policy Number AMB02622

Form of Inception Date Representations Letter

ON INSURED’S LETTERHEAD

September [•], 2018

Certificate Number: AMB02622

Brit Consortium

AXIS Surplus Insurance Company

International Insurance Company of Hannover SE

Markel International Insurance Company Limited

HDI Specialty Insurance Company

c/o Mr. Jeffrey Cowhey

Ambridge Partners LLC

520 Eighth Avenue

25th Floor

New York, New York 10018

Re:	Riverside Assessments, LLC

DISCLOSUREGAP ® Representations & Warranties Insurance Policy

Inception Date Representations Letter

Dear Mr. Cowhey:

The undersigned on behalf of the Insured, and not in his individual capacity, hereby provides the Representations Letter in connection with the purchase of certain insurance coverage, the terms of which are set forth in the Policy.

All terms in bold face type used in this Inception Date Representations Letter shall have the same meaning given such terms in the Policy.

By this Inception Date Representations Letter the undersigned on behalf of the Insured, and not in his individual capacity, represents and warrants that, after having made reasonable inquiries of all of the Knowledgeable Parties and having reviewed the Transaction Agreement, as of the date hereof, he does not have Actual Knowledge of any Breach of any Covered Representation and Warranty.

The undersigned, on behalf of the Insured, and not in his individual capacity, further represents and warrants that:

(1)	the individuals identified as Knowledgeable Parties were key members of the deal team conducting due diligence for the Insured relative to the Transaction.

(2)

the Insurers have been provided with true and complete copies of all formal, final (or to the extent not final, the most current draft) written due diligence reports provided to the Knowledgeable Parties by the Seller or the Seller’s professional advisors or prepared for and provided to the Knowledgeable Parties by any of the Insured’s professional advisors or by any member, officer, partner (or the functional equivalent of any such positions) or employee(es) of the Insured;

(3)	the Insurers have been provided with true and complete copies of the final Transaction Agreement; and

(4)	there are no side-letters or side-agreements to which the Insured is a party with respect to the Transaction that have not been disclosed to the Insurers and that adversely affect the Insurers.

It is understood and agreed that this Inception Date Representations Letter referred to herein shall be attached to and form a part of this Policy, and that all statements and representations contained herein shall be deemed material to the acceptance of the risk or the hazard assumed by the Insurers under the Policy, and that the Policy is issued in reliance upon the truth of such representations in all material respects.

Very truly yours,

[•]

[• Authorized Officer of the Name Insured]

Exhibit B-2

Policy Number AMB02622

Form of Closing Date Representations Letter

ON INSURED’S LETTERHEAD

September [•], 2018

Certificate Number: AMB02622

Brit Consortium

AXIS Surplus Insurance Company

International Insurance Company of Hannover SE

Markel International Insurance Company Limited

HDI Specialty Insurance Company

c/o Mr. Jeffrey Cowhey

Ambridge Partners LLC

520 Eighth Avenue

25th Floor

New York, New York 10018

Re:	Riverside Assessments, LLC

DISCLOSUREGAP ® Representations & Warranties Insurance Policy

Closing Date Representations Letter

Dear Mr. Cowhey:

The undersigned on behalf of the Insured, and not in his individual capacity, hereby provides the Closing Date Representations Letter in connection with the purchase of certain insurance coverage, the terms of which are set forth in the Policy.

All terms in bold face type used in this Closing Date Representations Letter shall have the same meaning given such terms in the Policy.

By this Closing Date Representations Letter the undersigned on behalf of the Insured, and not in his individual capacity, represents and warrants that, after having made reasonable inquiries of all of the Knowledgeable Parties and having reviewed the Transaction Agreement, he does not have Actual Knowledge of any Interim Breach.

The undersigned on behalf of the Insured, and not in his individual capacity, further represents and warrants that:

(1)

the Insurers have been provided with true and complete copies of (a) all updates or supplements, if any, to the formal, final (or to the extent not final, the most current draft) written due diligence reports previously delivered to the Insurers prior to the Signing Date and (b) all such due diligence reports relating to the transaction effected pursuant to the Transaction Agreement and prepared after the Signing Date and prior to the date hereof for and provided to the Insured by any of the Insured’s professional advisors or any member, officer, partner (or the functional equivalent of any such positions) or employee(ies) of the Insured;

(2)	the Insurers have been provided with true and complete copies of any amendments, if any, to the final Transaction Agreement; and

(3)

there are no side-letters or side-agreements to which the Insured is a party as respects transaction effected pursuant to the Transaction Agreement that have not been disclosed to the Insurers and that adversely affect the Insurers.

It is understood and agreed that this Closing Date Representations Letter referred to herein shall be attached to and form a part of this Policy, and that all statements and representations contained herein shall be deemed material to the acceptance of the risk or the hazard assumed by the Insurers under the Policy, and that the Policy is issued in reliance upon the truth of such representations in all material respects.

Very truly yours,

[•]

[•Authorized Officer of the Named Insured]

Exhibit C

Policy Number AMB02622

Transaction Agreement

Please see the attached Compact Disc